Exhibit 99.1

Offering Memorandum Excerpts

FORWARD LOOKING STATEMENTS

This offering memorandum contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” or “pursue,” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this offering memorandum. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings, and future financial results, wherever they occur in this offering memorandum, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth above and in this offering memorandum.

In addition to the risk factors set forth above, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

•	our ability to satisfy the conditions to releasing the proceeds of this offering from escrow, if applicable;

•	the impact of our substantial indebtedness and the restrictions in our debt agreements upon the consummation of the Transactions;

•	our dependence on CEOC and its subsidiaries for services pursuant to the CGP Management Services Agreement (as defined below), services pursuant to the Property Management Agreements (as defined below), access to intellectual property rights, the Total Rewards® loyalty program, its customer database and other services, rights and information;

•	the effects of a default by Caesars Entertainment and its subsidiaries, including CEOC, on certain debt obligations;

•	our ability to use Caesars Entertainment’s customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same-store or hotel sales;

•	our dependence on the management of Caesars Entertainment and Caesars Acquisition Company (“CAC”), the managers of our properties and, upon its implementation, Services, LLC (as defined below);

•	the adverse effects if Caesars Entertainment or any of its subsidiaries, including CEOC, were to file for bankruptcy;

•	the implementation of Services, LLC is subject to regulatory and other approvals, which may be delayed or which we may not receive;

•	the effects of competition, including locations of competitors, competition for new licenses and operating and market competition;

•	construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues, including construction of The Cromwell (f/k/a Bill’s Gamblin’ Hall & Saloon) and the renovation of The Quad Resort & Casino (“The Quad”);

•	reductions in consumer discretionary spending due to economic downturns or other factors;

•	our ability to realize any or all of our adjustments to Adjusted EBITDAM—Pro Forma or our other projections included in this offering memorandum;

•	our ability to realize the benefits of development projects if not completed in the timeframes or in the manner contemplated herein;

•	our ability to retain our performers or other entertainment offerings on acceptable terms or at all;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, fines and taxation and the threatened litigation described in “Summary—Recent Developments—Letter From CEOC Second Lien Noteholders” and “—Letter From Holders of CEOC First Lien Debt”;

•	the dependence of certain of the Properties (as defined below) on the success of third parties;

•	changes in the extensive governmental regulations to which we are subject, and changes in laws, including increased tax rates, smoking bans, gaming regulations or accounting standards, third-party relations and approvals, and decisions, disciplines and fines of courts, regulators and governmental bodies;

•	our or Growth Partners’ ability to access additional capital on acceptable terms or at all;

•	any impairments to goodwill, indefinite-lived intangible assets, or long-lived assets that we may incur;

•	acts of war or terrorist incidents, severe weather conditions, uprisings or natural disasters, including losses therefrom, including losses in revenues and damage to property, and the impact of severe weather conditions on our ability to attract customers to certain of our facilities;

•	fluctuations in energy prices;

•	work stoppages and other labor problems;

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans;

•	our ability to recover on credit extended to our customers;

•	differences in our interests and those of our Sponsors (as defined below);

•	damage caused to our brands due to the unauthorized use of our brand names by third parties;

•	the failure of Caesars Entertainment to protect the trademarks that are licensed to us;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	our exposure to environmental liability, including as a result of unknown environmental contamination;

•	our ability to recoup costs of capital investments through higher revenues;

•	access to insurance on reasonable terms for our assets;

•	the effects of compromises to our information systems or unauthorized access to confidential information or our customers’ personal information; and

•	the other factors set forth under “Risk Factors.”

You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date of this offering memorandum. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this offering memorandum or to reflect the occurrence of unanticipated events, except as required by law.

SUMMARY

The following summary contains information about the Issuers, Growth Partners, Caesars Entertainment and its subsidiaries and the Notes. It does not contain all of the information that may be important to you in making a decision to participate in the offering. For a more complete understanding of the Issuers, Growth Partners and the Notes, we urge you to read this offering memorandum carefully, including the sections entitled “Risk Factors,” “Forward Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and the combined financial statements and related notes thereto included elsewhere in this offering memorandum. Unless otherwise noted or indicated by the context, the term “Growth Partners” refers to Caesars Growth Partners, LLC, and “we,” “us” and “our” refer to the Company and its consolidated subsidiaries, including the Properties (as defined below) on a combined basis after giving effect to the Transactions (as defined below under “—Recent Developments—The Transactions”).

In connection with this offering, the Company will acquire four casinos from CEOC (the “Purchased Properties”). Concurrently with the acquisition of the Purchased Properties, Growth Partners will contribute the entity that owns the assets comprising the Planet Hollywood Resort & Casino (together with the Purchased Properties, the “Properties”) to the Company. See “—Recent Developments—The Transactions.” Unless otherwise specified, all financial information provided in this offering memorandum gives pro forma effect to the closing of the Transactions.

Upon the consummation of the Acquisition (as defined below under “—Recent Developments—The Transactions”), the Company and its subsidiaries will collectively own the Properties. Caesars Entertainment manages the Properties as well as those properties held by Caesars Entertainment’s subsidiaries as one company, but the Company will not be entitled to receive any direct contribution or proceeds from the operations of Caesars Entertainment or its subsidiaries. None of Growth Partners, Growth Partners’ parent CAC, Caesars Entertainment or CEOC will guarantee the Notes.

Our Business

We are a newly created, wholly owned subsidiary of Growth Partners, a leading gaming and entertainment company focused on acquiring and developing a portfolio of high-growth operating assets in the gaming and interactive entertainment industries. Growth Partners’ current assets include its subsidiary Caesars Interactive Entertainment, Inc. (“Caesars Interactive”) (the businesses of which include social and mobile games, the World Series of Poker brand and regulated online real money gaming) and two casino properties: Planet Hollywood Resort & Casino (“Planet Hollywood”) and a 41% stake in the Horseshoe Baltimore Casino (currently under development). Concurrently with the acquisition of the Purchased Properties, Growth Partners will contribute to the Company the entity that owns the assets comprising Planet Hollywood. CEOC, a wholly owned subsidiary of Caesars Entertainment, manages the Properties through its subsidiaries. Accordingly, CEOC provides Growth Partners with access to Caesars Entertainment’s proven management expertise, brand equity, Total Rewards® loyalty program and structural synergies.

The Properties consist of four leading casino resort properties located in the heart of the attractive Las Vegas market and the only land-based casino in New Orleans, Louisiana. Initially, each of the Properties will be managed by subsidiaries of CEOC. See “Certain Relationships and Related Party Transactions.”

As part of the Transactions (as defined below), Growth Partners will contribute to us:

•	Planet Hollywood Resort & Casino: a 2,496-room hotel and casino featuring 1,102 slot machines and 91 table games, 17 restaurants and bars, 86,833 square feet of meeting space and The AXIS, a 7,000-seat theater with high definition LED walls and a state-of-the-art sound system.

Also as part of the Transactions, we will purchase from CEOC the Purchased Properties, which will strengthen our portfolio and expand our product offering and include:

•	Bally’s Las Vegas Resort and Casino: a 2,814-room hotel and casino featuring 1,002 slot machines and 67 table games, 12 restaurants and bars, and 167,521 square feet of meeting space;

•	The Quad Resort and Casino: a 2,545-room hotel and casino featuring 772 slot machines and 68 table games, 13 restaurants and bars, and 49,647 square feet of meeting space (which includes O’Shea’s, leased by The Quad from an affiliate of Caesars Entertainment);

•	The Cromwell (formerly known as Bill’s Gamblin’ Hall & Saloon): currently undergoing renovations and when complete, which we expect will occur in the second quarter of 2014, will have 188 luxury hotel rooms and a new 65,000 square foot nightclub/poolclub operated by Victor Drai located on the roof of the property; and

•	Harrah’s New Orleans: a 450-room hotel and casino featuring 1,820 slot machines, 142 table games, 9 restaurants and bars, and 7,000 square feet of meeting space.

As of December 31, 2013, the Properties had an aggregate of 340,423 square feet of gaming space, 8,493 hotel rooms, 5,120 slots, 423 gaming tables, 297,625 square feet of meeting space and 53 restaurants and bars. Corner Investment Company, LLC (“Corner Investment”), a wholly owned subsidiary of the Company that owns The Cromwell, will be a qualified non-recourse subsidiary of the Company. Accordingly, it will not guarantee the Notes, and its assets, including The Cromwell, will not be pledged as collateral for the Notes. Corner Investment will effectively be subject to limited covenants under the indenture governing the Notes and the Senior Secured Credit Facilities.

Subject to the receipt of required regulatory approvals, pursuant to the terms of the Transaction Agreement (as defined below), Caesars Entertainment Services, LLC (“Services, LLC”), a new services joint venture among CEOC, Caesars Entertainment Resort Properties LLC (“CERP”), a wholly owned subsidiary of Caesars Entertainment, and the Company, will manage both the intellectual property for the Caesars Entertainment enterprise (including for the Total Rewards system) and certain shared services operations across the portfolio of CEOC, CERP, Growth Partners and our properties. Following the implementation of Services, LLC, Services, LLC will license the intellectual property it manages to, among others, each of the owners of the Purchased Properties, and will also perform the obligations of the Property Managers (as defined herein) at each Property. The parties to the Transaction Agreement have agreed to use reasonable best efforts to establish Services, LLC, the implementation of which, including all the terms and conditions set forth herein, is subject to the review and approval of the special committees of CAC and Caesars Entertainment as well as regulatory approvals. We intend to file for all required regulatory approvals as soon as practicable. There can be no assurance, however, that the implementation of Services, LLC will be completed. See “Certain Relationships and Related Party Transactions—Services Joint Venture.”

We participate in Caesars Entertainment’s industry-leading customer loyalty program, Total Rewards®, which, as of December 31, 2013, had approximately 45 million members, including approximately 7.6 million active players. Caesars Entertainment is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino entertainment company. We use the Total Rewards® system to market promotions and to generate customer play within our properties. We additionally benefit from our access to Caesars Entertainment’s centralized reservation and convention booking systems, which allows us to leverage Caesars Entertainment’s marketing, brand and relationships. See “Certain Relationships and Related Party Transactions.”

For the year ended December 31, 2013, we derived approximately 55.3% of our gross revenues from gaming sources and approximately 44.7% from other sources, such as sales of lodging, food, beverages and entertainment. In future periods, we expect to derive additional revenue from non-gaming sources, such as new restaurants and entertainment offerings we are currently developing at certain of the Properties. For the year ended December 31, 2013, we generated net revenues of $1,038.9 million and, pro forma for the Transactions, net loss of $26.2 million and Adjusted EBITDA of $237.7 million. See “—Summary Historical and Pro Forma Financial Information and Other Financial Data” for definitions of EBITDA and Adjusted EBITDA and reconciliations of these non-GAAP measures to net income.

Our Business and Properties

Set forth below is certain information as of December 31, 2013 concerning the Properties, each of which is more fully described following the table.

	Casino Floor Sq. Footage	Hotel Rooms and Suites	Slots	Gaming Tables	Meeting Space Sq. Footage	Restaurant & Bars
Planet Hollywood	64,470	2,496	1,102	91	86,833	17
Bally’s Las Vegas	66,187	2,814	1,002	67	167,521	12
The Quad(1)	49,647	2,545	772	68	36,271	13
The Cromwell(2)	40,000	188	440	66	—	4
Harrah’s New Orleans	125,119	450	1,820	142	7,000	9

Total	340,423	8,493	5,120	423	297,625	53

(1)	Includes O’Shea’s, which is leased by an affiliate of Caesars Entertainment to The Quad.
(2)	Bill’s Gamblin’ Hall & Saloon is currently closed and undergoing renovations to become The Cromwell. The information provided reflects our current anticipated specifications for The Cromwell. Corner Investment, a wholly owned subsidiary of the Company that owns The Cromwell, will be a qualified non-recourse subsidiary of the Company. Accordingly, it will not guarantee the Notes and its assets, including The Cromwell, will not be pledged as collateral for the Notes. Corner Investment will effectively be subject to limited covenants under the indenture governing the Notes and the Senior Secured Credit Facilities.

Las Vegas Properties

The Las Vegas market has shown signs of recovery since the visitation and spend declines in 2008 and 2009. Las Vegas visitation reached a near-record high of approximately 40 million people in 2013, and Las Vegas Strip gaming revenues for the year ended December 31, 2013 were approximately 17% higher than in 2009. Additionally, recent trends have reflected a growth in customer demand for non-gaming offerings. According to the Las Vegas Convention and Visitors Authority (“LVCVA”), approximately 47% of Las Vegas visitors in 2012 indicated that their primary reason to visit was for vacation or pleasure as opposed to solely for gambling as the main attraction, up from 39% of visitors in 2008.

We believe that our portfolio of assets is well positioned to capitalize on these trends. In 2013, approximately 68% of our gross revenues was derived from our properties located in Las Vegas and approximately 46% of our Las Vegas gross revenues was generated from non-gaming offerings. These amounts do not include expected revenues from The Cromwell, which is expected to open in the second quarter of 2014 or The Quad once its full renovation is complete during the first half of 2015. On a pro forma basis to include projected revenues from The Cromwell, which will not be pledged as collateral for the Notes and will be subject on a limited basis to the restrictive covenants in the indenture governing the Notes, and The Quad post-renovation, approximately 74% of our gross revenues in 2013 would have been derived from our Properties located in Las Vegas and approximately 57% of our gross revenues at our Las Vegas properties in 2013 would have been generated from our non-gaming offerings. See “—Recent Developments—Estimated Impact of Project Completions,” “—Summary Historical and Pro Forma Financial Information and Other Financial Data” and “Risk Factors—Risks Related to Our Business—We may not realize any or all of our projected increases to Adjusted EBITDA or other projections included in this offering memorandum.”

Our Las Vegas properties are all strategically located in the heart of Las Vegas right at the center of the Las Vegas Strip, near or adjacent to each other. In addition, Caesars Entertainment has invested to date approximately $533 million in the Linq, an open-air dining, entertainment and retail development on the east side of the Las Vegas Strip adjacent to The Quad and nearby to our other Las Vegas properties. The Linq will feature over 25 new retail, dining and entertainment offerings as well as the world’s tallest observation wheel, named the “High Roller,” which is 550 feet tall and opened March 31, 2014. The Linq recently opened the first phase of its development in December 2013 and is scheduled to be fully developed in the second quarter of 2014. Our nearby Las Vegas Strip properties should benefit from the investments in, and the visitation to, this new development. Further, all of our Las Vegas properties benefit from their prime location in the attractive Las Vegas market and from their close proximity to other casino properties owned by Caesars Entertainment, with which they share certain services and costs.

Map of Our Las Vegas Properties

Planet Hollywood Resort & Casino is a leading Hollywood-themed resort, casino and entertainment facility originally constructed in 2001, renovated in 2007 and acquired by Caesars Entertainment in 2010, then subsequently acquired by Growth Partners in 2013. Strategically located in the center of the Strip on Las Vegas Boulevard, the property features 17 bars and restaurants, a world-class entertainment facility, a salon and spa, and 86,833 square feet of conference and meeting space. In addition, the facility adjoins to a retail mall, the Miracle Mile Shops, with 170 retailers and 15 restaurants, and a 1,201 room timeshare tower operated by Hilton Grand Vacations, neither of which are owned by the Company or its subsidiaries. The adjoining mall and timeshare tower, as well as the amenities featured at Planet Hollywood, drive additional traffic through the Planet Hollywood complex. Additionally, Planet Hollywood receives a fee from Hilton Grand Vacations for timeshare units, approximately 33% of which had been sold as of December 31, 2013. The property has recently completed several renovations, including a remodel of Gordon Ramsay’s BURGR restaurant and a renovation of the PH Live theater into The AXIS, a 7,000-seat theater with high definition LED walls and a state-of-the-art sound system. Planet Hollywood is also home to Britney Spears’ new popular show, Britney: Piece of Me, which premiered in December 2013 and will feature 96 performances through 2015.

Planet Hollywood is one of our premium product offerings, benefitting from its prime location on a 35-acre site on the east side of the Las Vegas Strip as part of a contiguous strip of casinos owned and operated by Caesars Entertainment or its subsidiaries. Planet Hollywood targets a growing younger demographic that values the offerings of the non-gaming entertainment that complements the casino’s gaming activities. The property is able to elevate its guests’ experience by offering premium, Hollywood-themed entertainment and non-gaming options that remain fresh and relevant. This combination resulted in an all-time record high EBITDAM (which equals EBITDA plus management fees paid by the property) at the property since its 2010 acquisition by Caesars Entertainment of approximately $108 million in 2013, an increase of nearly four times compared to 2009 EBITDAM. We attribute this substantial growth to the introduction of the Total Rewards® loyalty program, management / operational expertise and structural synergies. For the year ended December 31, 2013, Planet Hollywood had approximately 79% cash room nights, 53% VIP rated play and 58% non-gaming revenue.

Bally’s Las Vegas Resort and Casino opened in 1973 and is located on the famous Four Corners of the Las Vegas Strip, adjacent to The Cromwell and nearby to the Linq. The property’s 43-acre site features 12 restaurants, including a new BLT Steak restaurant expected to open in May 2014, an Olympic-sized pool, a spa and salon, retail shopping and 167,521 square feet of conference and meeting space in a conference facility shared with Paris Las Vegas. In December 2013, the property completed the renovation to its 756-room south hotel tower, which has been rebranded as the Jubilee Tower. As a result of the renovation, the Average Daily Room Rate (“ADR”) per room for the renovated rooms has increased by approximately $40, and we expect revenue and EBITDA at the property will also increase as a result of anticipated increases in increased gaming play related to the increased ADR, particularly in the convention and meeting segment. See “Risk Factors—Risks Related to Our Business—We may not realize any or all of our projected increases to Adjusted EBITDA or other projections included in this offering memorandum.” The Grand Bazaar, which is not owned by the Company or its subsidiaries, is also expected to open in late 2014, and will make use of the currently under-utilized Strip-front space directly in front of Bally’s Las Vegas. The Grand Bazaar will consist of a new outdoor retail and dining complex, which we expect will drive additional visitation to the property. The Grand Bazaar is being developed by a third party, which will lease the space from Bally’s in exchange for an annual lease payment of $3 million for the first year of the lease, $4 million in for the second year and $5 million in years three to five. Bally’s Las Vegas is home to the popular show Jubilee!, which is the longest currently running show in the history of Las Vegas. Other entertainment offerings include: Tony N’ Tina’s Wedding, LA Comedy Club and The Rocky Horror Picture Show.

Bally’s Las Vegas benefits from its large convention business, which it shares with Paris Las Vegas, and strong customer loyalty cultivated over the past 30 years. Bally’s Las Vegas, having 167,521 square feet of conference and meeting space, combined with Paris Las Vegas, having approximately 140,000 square feet of conference and meeting space, is the largest conference and meeting facility within Caesars Entertainment’s network of properties and, as a result, Bally’s Las Vegas has one of the highest percentage of convention room nights among the Caesars Entertainment network of properties, at approximately 13%. This large meeting space can accommodate conventions of up to 10,000 guests, driving increased visitation to the property. Additionally, Bally’s Las Vegas’s dedicated customer base drives a high mix of casino gaming customers to the property. For the year ended December 31, 2013, Bally’s Las Vegas had approximately 73% cash room nights, 29% VIP rated play and 56% non-gaming revenue.

The Quad Resort and Casino is ideally located on the Las Vegas Strip, adjacent to the Linq and nearby to The Cromwell. Formerly known as the Imperial Palace, The Quad was re-named in 2012 as part of an initial $90 million renovation to upgrade the complex concurrently with the development of the Linq. The Quad is currently undergoing a second renovation, which we expect will cost approximately $223 million and be finished during the first half of 2015. Once these renovations have been completed, the property will feature contemporary guest rooms, 12 bars and restaurants, including the popular Hash House A Go Go and Guy Fieri’s first Las Vegas restaurant, an upgraded pool, salon and spa, and 40,000 square feet of conference and meeting space. The Quad also features distinctive entertainment offerings including Divas Las Vegas, Recycled Percussion and the Jeff Civillico Comedy Show. Recent results of operations at The Quad have been hindered by its ongoing renovations and the construction disruption of the adjacent Linq.

The large-scale renovation will transform The Quad to a product targeting younger guests, trend seekers and trend setters. The property, along with the adjacent Linq entertainment complex, is designed to appeal to the growing number of visitors to the Las Vegas region under the age of 40, which increased from approximately 28% in 2009 to 42% in 2013. Additionally, the property is ideally located off of the east side of the Strip. We expect that this prime location, combined with the large-scale renovation, will drive increased visitation to the property and attract more affluent casino gaming customers. The property is expected to further benefit from additional visitation once the adjacent Linq development is complete and fully developed in the second quarter of 2014. For the year ended December 31, 2013, The Quad had approximately 84% cash room nights, 19% VIP rated play and 58% non-gaming revenue.

The Cromwell (formerly known as Bill’s Gamblin’ Hall & Saloon) is currently closed and undergoing an estimated $235 million renovation to become a boutique “lifestyle” hotel and casino located in the heart of the Las Vegas Strip, offering a new, sophisticated Las Vegas experience that is intended to fill a gap in the market for an upscale, boutique “lifestyle” hotel. Scheduled to open in the second quarter of 2014, The Cromwell will feature 188 luxury hotel rooms, 4 restaurants and bars and a one-of-a-kind 65,000 square foot rooftop indoor / outdoor poolclub / nightclub with unparalleled views of the Las Vegas Strip and the Fountains, which is being developed with nightclub developer Victor Drai. The Cromwell is also working with Giada De Laurentiis to develop a 12,000 square foot restaurant with sweeping views of the Las Vegas Strip. Corner Investment, a wholly owned subsidiary of the Company that owns The Cromwell, will be a qualified non-recourse subsidiary of the Company. Accordingly, it will not guarantee the Notes and its assets, including The Cromwell, will not be pledged as collateral for the Notes. Corner Investment will effectively be subject to limited covenants under the indenture governing the Notes and the Senior Secured Credit Facilities.

New Orleans Property

Map of Our New Orleans Property

Harrah’s New Orleans opened in 1999 and fully renovated in 2006, and is a French-themed resort and casino in the popular destination market of New Orleans, Louisiana. Located only blocks from the popular French Quarter, the Mississippi Riverfront and convention center in New Orleans, Harrah’s New Orleans is ideally situated to attract both hotel guests and casino gaming customers from the large visitation to the area. Additionally, Harrah’s New Orleans is the only land-based casino in the market and enjoys an approximately 55% share of the New Orleans gaming market based on 2013 gaming gross wins. The property features 450 rooms and suites and nine restaurants and bars (including the popular Ruth’s Chris Steakhouse, Besh Steak and Acme Oyster House), as well as the 5,100 square foot Masquerade nightclub. In addition, the Fulton Street Promenade, a pedestrian promenade featuring dining and outdoor concerts, lies just outside the Harrah’s New Orleans and is available for outdoor functions.

Harrah’s New Orleans benefits from its prime location in an increasingly popular destination market, as visitation to New Orleans reached a ten-year high of 9 million in 2012 (according to the New Orleans Convention and Visitors Bureau). Harrah’s New Orleans has capitalized on this trend, as the property generated over 50% of its gaming revenue in both 2012 and 2013 from visitors to the area compared to local residents. The property also has a distinct competitive advantage as the only land-based casino in the market. Harrah’s New Orleans also benefits from the current positive economic conditions in the area: since 2007, the population in New Orleans has grown approximately 28%, and the city was ranked fastest growing city by Forbes Magazine in June 2013. Additionally, there has been significant capital investment in the city, including the new GE Capital Technology Center, the new University Medical Center and the new VA Medical Center, which is expected to increase employment in New Orleans by providing higher paying jobs. For the year ended December 31, 2013, Harrah’s New Orleans had approximately 24% cash room nights, 57% VIP rated play and 22% non-gaming revenue.

Our Competitive Strengths

We attribute our operating success and the historical strong performance of our properties to the following key strengths that differentiate us from our competition:

Las Vegas concentration and irreplaceable center-Strip location. Our Las Vegas properties are located on the Las Vegas Strip in the heart of the attractive Las Vegas market, and our Las Vegas properties provided approximately 69% of our EBITDAM for 2013. The Las Vegas market is one of most visited casino resort destinations in the world and attracted a near-record level of approximately 40 million people in 2013. Additionally, Las Vegas Strip gaming revenue growth for 2013 outperformed several other U.S. major metro markets. We believe we are well positioned to continue to benefit from our significant exposure to the strong Las Vegas market.

Large, singular casino resort property in the attractive New Orleans market. Located in the center of the city, Harrah’s New Orleans is the only land-based casino in Louisiana, and New Orleans is a popular destination market that has shown increasing visitation trends and improving economic conditions. Visitation to the city grew to approximately 9 million in 2012, the highest in nearly ten years. Harrah’s New Orleans has capitalized on this trend, as the property generated over 50% of its gaming revenue in both 2012 and 2013 from visitors to the area compared to local residents. The property also benefits from the current positive economic conditions in New Orleans: since 2007, the population in New Orleans has grown approximately 28%, and the city is ranked fastest growing city by Forbes Magazine.

Well-known, large entertainment facilities generating significant revenue and free cash flow. We own large-scale casinos that bear some of the most highly recognized brand names in the gaming industry, including Harrah’s, Bally’s and Planet Hollywood. These brands have strong identities and enjoy widespread customer recognition. We believe the locations of our casino properties offer distinct advantages. Our Las Vegas properties are located on the Las Vegas Strip and several sit among a contiguous strip of casinos owned by Caesars Entertainment or its subsidiaries. In addition, Harrah’s New Orleans is located in the center of New Orleans, near the French Quarter and the Convention Center and only a few blocks from the Superdome. We believe our properties’ prime locations, adjoining facilities and accessibility enables them to attract a significant customer base and continue to capture growth in market share. All of our operating casinos have a successful track record of generating strong stable revenue and free cash flow.

Strong non-gaming presence to capitalize on trends in Las Vegas. LVCVA reports have shown that Las Vegas visitors have become more interested in the non-gaming offerings in Las Vegas, with 47% indicating that their primary purpose for visiting in 2012 was vacation or pleasure as opposed to for gambling, up from 39% in 2008. We currently have a strong presence in non-gaming offerings, with approximately 46% of our revenue from our Las Vegas properties in 2013 generated from non-gaming sources. Additionally, the newly renovated Quad and The Cromwell will feature a distinctive mix of lifestyle dining, retail and entertainment offerings to appeal to the region’s growing clientele under the age of 40, which increased from approximately 28% in 2009 to 42% in 2013.

Close proximity to new large developments in Las Vegas, driving increased visitation to our Las Vegas properties. Our Las Vegas properties are located near or adjacent to several new large developments in Las Vegas: The Quad renovation, The Cromwell, the Grand Bazaar and the Linq (which is owned by Caesars Entertainment), all of which we believe will drive increased visitation to our properties due to increased foot traffic and the presence of additional visitors in the vicinity of our properties. We anticipate that the extensive Quad renovation, expected to be complete during the first half of 2015, will drive increased visitation to The Quad, which currently has some of the lowest occupancy and ADR levels relative to other similarly located Las Vegas properties. In addition, our newly redeveloped luxury boutique hotel, The Cromwell, is currently undergoing an estimated $235 million refurbishment at the famous Four Corners of the Las Vegas Strip and is expected to open in 2014. It will feature 188 luxury hotel rooms and a 65,000 square foot indoor/outdoor nightclub/poolclub. Caesars Entertainment has also invested over $533 million to date in the Linq, an open-air dining, entertainment and retail development that features the “High Roller” observation wheel. The Linq began opening in phases in December 2013, and is scheduled to be fully developed in the second quarter of 2014.

Well positioned for continued recovery in Las Vegas. Between 1970 and 2007, Las Vegas overall visitation grew at a 5% compound annual growth rate. Despite declines in 2008 and 2009 due to a broad macroeconomic slowdown, overall visitation continued to increase from 2009 through 2013. By 2013, total visitation to Las Vegas returned to all-time highs of approximately 40 million people. The average Las Vegas hotel ADR per room has also showed signs of improvement, but still remains significantly below its peak in 2007. Las Vegas Strip gaming revenues for the year ended December 31, 2013 were almost 5% higher than in 2012, but still remain approximately $324 million, or 4.8%, below peak levels in 2007. We believe we are well positioned to benefit if the recovery in Las Vegas continues, as our Las Vegas properties provided approximately 69% of our EBITDAM for 2013. See “—Summary Historical and Pro Forma Financial Information and Other Financial Data” for a definition of Adjusted EBITDAM—Pro Forma and a reconciliation to net income.

Access to leading casino brands, a global network of casinos, a leading innovator in the gaming industry and the Total Rewards® loyalty program. Caesars Entertainment is the world’s most diversified casino entertainment provider and the most geographically diverse U.S. casino entertainment company. As of December 31, 2013, Caesars Entertainment owned, operated or managed 52 casinos (including the Properties) that bear many of the most recognized brand names in the gaming industry. Pursuant to the Property Management Agreements (as defined herein), we have access to and utilize Caesars Entertainment’s scale and market leading position, in combination with its proprietary marketing technology and customer loyalty programs, to foster revenue growth and encourage repeat business. The close proximity of our properties in Las Vegas to other casino properties owned and operated by Caesars Entertainment and its subsidiaries allows us to leverage the Caesars brands to attract customers to our casinos and resorts. Caesars Entertainment, led by an experienced management team that includes Gary Loveman, also has a proven record of innovation, including revolutionizing our industry’s approach to marketing with the introduction of the Total Rewards® loyalty program in 1997, which is currently accepted at 38 casinos in North America.

We also have access to the Total Rewards® loyalty program, which is considered to be one of the leading loyalty rewards programs in the casino entertainment industry. For example, for the year ended December 31, 2013, Caesars Entertainment had an estimated 19% and 27% fair share premium in its destination and regional markets, respectively versus competitors. The Total Rewards® loyalty program rewards customers for their brand loyalty and incentivizes them to seek out Caesars Entertainment’s brands and is connected to the Total Rewards Marketplace, comprised of 38 casinos, 450 online retailers and over 2,000 stores as of December 31, 2013. Total Rewards® has also been successful in improving win per position. To support the Total Rewards® loyalty program, Caesars Entertainment created the Winner’s Information Network, or WINet, the industry’s first sophisticated nationwide customer database. In combination, these systems supported the first technology-based customer relationship management strategy implemented in the gaming industry and have enabled Caesars Entertainment’s management teams to enhance overall operating results at our properties. We also benefit from the Total Rewards® loyalty program through its marketing and technological capabilities in combination with Caesars Entertainment’s nationwide casino network. We believe that the Total Rewards® loyalty program, along with other marketing tools, provides us with a significant competitive advantage that enables us to efficiently market our products to a large and recurring customer base.

Access to a well-capitalized parent with access to liquidity. Our parent company, Growth Partners, had approximately $387 million of cash on hand as of December 31, 2013, on a pro forma basis after giving effect to the Transactions, and its parent, CAC, as of April 8, 2014, had a market capitalization of approximately

$1.8 billion, implying an equity value of Growth Partners of approximately $4.3 billion. We believe that Growth Partners’ capital structure will provide it with greater access to the equity and debt markets for additional liquidity, which could allow it to capitalize on new growth opportunities and quickly invest in new casino projects in new and expanding markets. In addition, Growth Partners currently owns a portfolio of debt investments, which could provide an additional source of future liquidity.

Our Business Strategy

Continue to invest in new non-gaming offerings in Las Vegas to drive visitation and profitability. Trends in Las Vegas have shown that non-gaming offerings are becoming increasingly important to visitors and that Las Vegas is attracting a younger demographic. We expect this trend to continue and have been investing in new food and beverage offerings as well as other non-gaming amenities to drive increased visitation and profitability. New restaurants being developed at the Properties include Giada de Laurentiis’ first restaurant at The Cromwell and BLT Steak at Bally’s Las Vegas. New entertainment offerings will include The Cromwell’s 65,000 square foot nightclub/poolclub located on the roof of the property and managed by Victor Drai, which we expect will open in the second quarter of 2014. We derived approximately 55.3% of our gross revenues from gaming sources and approximately 44.7% from non-gaming sources, such as sales of lodging, food, beverages and entertainment, for the year ended December 31, 2013.

Revitalize the east side of the Las Vegas Strip. We are focused on strategically investing in our casino properties located on the east side of the Las Vegas Strip. These projects include our renovations to The Quad in conjunction with the Linq development and our renovations to redevelop Bill’s as The Cromwell. These investments are focused on improving both gaming and non-gaming offerings, including upgrading our hotel rooms, casinos, public areas and general amenities. We plan to invest approximately $223 million to renovate The Quad in conjunction with the investment by Caesars Entertainment in the Linq, a new open-air dining, entertainment and retail development that will be located adjacent to The Quad. We expect that renovations of The Quad, which are scheduled to be completed during the first half of 2015, will enhance the resort and casino’s current offerings and capitalize on increased visitation at the Linq and the High Roller. Caesars Entertainment has also invested approximately $235 million to renovate Bill’s and transform it into The Cromwell, a luxury boutique hotel with new entertainment and dining options.

Capitalize on our prime location in New Orleans, a popular destination market. Harrah’s New Orleans is located in the heart of New Orleans, a popular tourist destination that hosts large-scale conventions and annual festivals. Our property is only blocks from large, popular tourist and entertainment venues, including the French Quarter, the Mississippi Riverfront, the Superdome and the New Orleans Convention Center. This ideal location allows us to capitalize on the increasing visitation to New Orleans, which reached a ten year high of approximately 9 million in 2012. We also plan to capitalize on the many large city-wide festivals and sporting events in New Orleans to drive additional customers to Harrah’s New Orleans. Festivals in New Orleans include the Jazz & Heritage Festival, the Voodoo Festival, The French Quarter Festival, The New Orleans Film Festival and Mardi Gras. Large sporting events have historically included the NCAA Final Four Championship, the Super Bowl and the Sugar Bowl.

Maximize our core business profitability in Las Vegas. While Las Vegas has shown signs of recovery, ADR at December 31, 2013 was 16.2%, or $21.37, below the peak in 2007 at Las Vegas Strip properties. This is in part due to an overall general decline in the gaming market and in part due to increased capacity from new casinos. The gaming business has inherently low variable costs such that positive change in revenues should drive relatively large improvements in EBITDA. An increase in ADR would drive nearly a dollar for dollar improvement in EBITDA. For example, based on two million cash room nights in our Las Vegas Strip properties in 2013, we estimate that a $20 increase in ADR on an annual basis would equate to an average improvement to annual EBITDA at our Las Vegas Strip properties of approximately $40 million. Additionally, resort fees were introduced in March 2013 at Planet Hollywood, Bally’s Las Vegas and The Quad, and are already driving incremental EBITDA. Resort fees range from $18 to $20 per night and provide hotel customers with access to select property amenities, including fitness centers and internet access. Since the inception of the program, we believe that we have generated approximately $7.4 million in incremental EBITDA with little impact to occupancy at our Las Vegas Properties. We believe this favorable impact will increase as the program ramps to full effect and more hotel guests fall into the guidelines of the program.

Leverage Caesars Entertainment’s unique scale and proprietary loyalty programs to drive outperformance versus our competitors. We plan to continue to aggressively leverage Caesars Entertainment’s distribution platform and superior marketing and technological capabilities to generate same store gaming revenue growth and cross-market play. Our access to the industry-leading Total Rewards® loyalty program, which included over 45 million members as of December 31, 2013, improves the ability of our businesses to cross-market and cross-promote with Caesars Entertainment’s database and many of its casinos. Through this system, Caesars Entertainment promotes cross-market play and targets our efforts and marketing expenditures on areas and customer segments that generate the highest return. This relationship allows us to utilize Caesars Entertainment’s sophisticated customer database and technology systems to efficiently and effectively manage our existing customer relationships. As part of the Total Rewards®, we offer a unique value proposition to loyal players whereby they get the best service and product in their local market, and as a reward for their loyalty, they receive especially attentive and customized services when they visit our properties in Las Vegas and Louisiana. This distribution strategy is unique to Caesars Entertainment and an important source of our competitive advantage. Caesars Entertainment’s extensive historical knowledge and refined decision modeling procedures enable us to distribute best practices to ensure our marketing expenditures are being used to their utmost efficiency. Given Caesars Entertainment’s historical investments in information technology and broad geographic footprint, we believe we have a competitive advantage in stimulating customer demand.

Pursue opportunistic investment in high-return projects. We plan to pursue opportunistic investments to improve our portfolio of Properties. Utilizing our strategic and market expertise and our relationship with Caesars Entertainment, we will identify key projects that generate a high return and improve our offerings and competitive position as compared to our peers. A recent example of this includes our recently completed $90 million renovation of The Quad, as well as our plan to invest an additional $223 million in further renovations of The Quad. In addition, in December 2013, we completed the renovation to the Bally’s Las Vegas south hotel tower, known as the Jubilee Tower, which has increased the ADR per room at Bally’s Las Vegas by approximately $40. We also recently completed the renovation of the PH Live theater into The AXIS, a 7,000-seat theater at Planet Hollywood that is home to Britney Spears’ new show through 2015.

Continued focus on differentiated customer service as a competitive advantage. Caesars Entertainment concentrates intensely on measuring and continuously improving customer service. Customer service surveys are collected weekly from guests, allowing us to pinpoint customer feedback on over 35 attributes/functional areas. Each customer service department is required to develop and implement plans to improve its individual service scores. Management bonuses, as well as individual performance evaluations, are partially dependent on achieving measured improvement on year over year customer service scores.

Leverage Caesars Entertainment’s scale to optimize our cost structure. Caesars Entertainment’s global scale provides us with significant purchasing power and provides a larger fixed cost base with which to optimize our cost structure. Caesars Entertainment’s approximate $2.1 billion of annual enterprise-wide supplier spend provides us with unsurpassed scale and the associated negotiating power with our suppliers, allowing us to achieve optimal terms and providing us with significant cost savings. The use of Caesars Entertainment’s corporate services enables us to eliminate unnecessary expenses and improve efficiencies. Caesars Entertainment provides us with functional expertise in areas such as labor efficiency, food and beverage procurement and retailing to ensure that best practices are utilized throughout our business. We also benefit from shared work groups in the areas of procurement, internal audit, planning and analysis, advertising and collections. Local competitors without Caesars Entertainment’s scale would require property-specific teams for these types of necessary functions. We also benefit from Caesars Entertainment’s national marketing initiatives for certain of our brand names. We believe that without the benefit of our affiliation with Caesars Entertainment’s brands, our marketing and branding costs would be substantially higher.

Our Relationships with Caesars Entertainment and CAC

We are a wholly owned subsidiary of Growth Partners, a joint venture between Caesars Entertainment and CAC. CAC serves as Growth Partners’ managing member and, as of December 31, 2013, owned all of Growth Partners’ outstanding voting units, while Caesars Entertainment owned all of Growth Partners’ outstanding non-voting units. Growth Partners benefits from a capital structure and governance that is separate from Caesars Entertainment. Growth Partners does not have a parent relationship with Caesars Entertainment, and Growth Partners and Caesars Entertainment have separate boards with different independent directors. In addition, neither our chief executive officer nor our chief financial officer are employed by Caesars Entertainment.

Caesars Entertainment

Caesars Entertainment is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. Caesars Entertainment conducts business through its three distinct entities: CEOC, CERP and Growth Partners. As of December 31, 2013, Caesars Entertainment owned, operated, or managed, through various subsidiaries, 52 casinos in 13 U.S. states and five countries. Of the 52 casinos, 39 are in the United States and primarily consist of land-based and riverboat or dockside casinos. Caesars Entertainment’s 13 international casinos are land-based casino, most of which are located in England. As of December 31, 2013, Caesars Entertainment’s facilities had an aggregate of approximately three million square feet of gaming space and approximately 42,000 hotel rooms. As of December 31, 2013, Caesars Entertainment owned 100% of the outstanding non-voting units of Growth Partners, a joint venture between CAC and Caesars Entertainment and the parent of each Issuer, representing approximately 58% of the economic interests of Growth Partners.

Caesars Acquisition Company

CAC, a public company trading on NASDAQ under the symbol “CACQ,” was formed in 2013 to make an equity investment in Growth Partners. Growth Partners, a joint venture between CAC and Caesars Entertainment and the parent of each Issuer, is a casino asset and entertainment company focused on acquiring and developing a portfolio of high-growth operating assets and equity and debt investments in the gaming and interactive entertainment industries. CAC serves as Growth Partners’ managing member and, as of December 31, 2013, owned 100% of Growth Partners’ outstanding voting units, representing approximately 42% of the economic interests of Growth Partners.

Recent Developments

We expect to report that for the quarter ended March 31, 2014, revenues, net income and EBITDA will have increased compared to both the quarter ended December 31, 2013 and the quarter ended March 31, 2013. As of the date of this offering memorandum, our financial results for the quarter ended March 31, 2014 are not yet available. Our expectations on our revenues, net income and EBITDA for this period constitute forward-looking statements and are preliminary internal estimates, based on the information available to us as of the date of this offering memorandum. As we prepare our unaudited financial statements for the quarter ended March 31, 2014, it is possible that additional work and procedures we perform to complete these quarterly financial statements could result in the actual results differing from our expectations. In addition, our financial results for the quarter ended March 31, 2014 will not necessarily be indicative of the financial results that may be expected for the year ended December 31, 2014. Accordingly, investors are cautioned not to place undue reliance on the foregoing guidance. See “Risk Factors” and “Forward Looking Statements.”

The Transactions

On March 1, 2014, CAC entered into a Transaction Agreement (the “Transaction Agreement”) with Caesars Entertainment, CEOC, Caesars License Company, LLC (f/k/a Harrah’s License Company, LLC) (“CLC”), Harrah’s New Orleans Management Company (“HNOMC”), Corner Investment, 3535 LV Corp., Parball Corporation, JCC Holding Company II, LLC and Growth Partners. The Transaction Agreement was fully negotiated by and between a Special Committee of Caesars Entertainment’s Board of Directors (the “CEC Special Committee”) and a Special Committee of CAC’s Board of Directors (the “CAC Special Committee”), each comprised solely of independent directors, and was recommended by both committees and approved by the Boards of Directors of Caesars Entertainment and CAC. The CEC Special Committee, the CAC Special Committee and the Boards of Directors of Caesars Entertainment and CAC each received fairness opinions from firms with experience in valuation matters, which stated that, based upon and subject to (and in reliance on) the assumptions made, matters considered and limits of such review, in each case as set forth in the opinions, the Purchase Price (as defined below) was fair from a financial point of view to Caesars Entertainment and Growth Partners, respectively.

Pursuant to the terms of the Transaction Agreement, Caesars Growth Properties, which was formed on February 21, 2014 as an indirect, wholly owned subsidiary of Growth Partners, will acquire from CEOC or one or more of its affiliates, (i) The Cromwell, The Quad, Bally’s Las Vegas and Harrah’s New Orleans, (ii) 50% of the ongoing management fees and any termination fees payable under the Property Management Agreements to be entered between a Property Manager (as defined below) and the owners of each of the Purchased Properties (the “Property Management Agreements”); and (iii) certain intellectual property that is specific to each of the Purchased Properties (together with the transactions described in (i) and (ii) above, the “Acquisition”) for an aggregate purchase price of approximately $2.0 billion (the “Purchase Price”), which includes $185 million of assumed debt related to The Cromwell, subject to various pre-closing and post-closing adjustments in accordance with the terms of the Transaction Agreement. Indemnification obligations of Caesars Entertainment and the sellers under the Transaction Agreement include amounts expended for new construction and renovation at The Quad in excess of the $223 million budgeted for renovation expenses (up to a maximum amount equal to 15% of such budgeted amount and subject to certain exceptions) and certain liabilities arising under employee benefit plans. In addition to the aforementioned indemnification obligations, the Transaction Agreement requires that CEOC ensure that the remaining amounts required to construct and open The Cromwell be fully-funded by CEOC, including providing a minimum amount of cash and cash equivalents located at The Cromwell in connection with the opening of The Cromwell. Caesars Entertainment and certain of its affiliates will indemnify CAC, Growth Partners and certain of their affiliates (including us) for a failure to open the hotel and casino at The Cromwell by a specified date and for failure to open the restaurant and nightclub at The Cromwell by a specified date. In addition, concurrently with the closing date of the Transactions (the “Closing”), Growth Partners will contribute to Caesars Growth Properties the entities that own the assets comprising Planet Hollywood, together with approximately $492 million in cash to fund a portion of the Acquisition consideration and to pay fees and expenses in connection with the Acquisition (the “Contribution”). The Acquisition and Contribution are subject to certain closing conditions, including the receipt of gaming and other required governmental approvals, accuracy of representations and warranties, compliance with covenants and receipt by Caesars Entertainment and the CEC Special Committee of certain opinions with respect to CEOC.

The Transaction Agreement provides that, at the Closing, the owner of each Property, except Planet Hollywood, will enter into a Property Management Agreement with the applicable Property Manager, pursuant to which, among other things, the Property Managers will provide management services to the applicable Property and CLC will license enterprise-wide intellectual property used in the operation of the Purchased Properties. See “Certain Relationships and Related Party Transactions— Property Management Agreements.” Pursuant to the terms of the Transaction Agreement, the parties have also agreed to use reasonable best efforts to establish Services, LLC. Upon its implementation, Services, LLC will manage the intellectual property for the Caesars Entertainment enterprise (including for the Total Rewards system), which Services, LLC will license to, among other parties, each of the owners of the Purchased Properties pursuant to the Cross-License Agreement (as defined herein). Services, LLC will also manage certain shared services operations across the portfolio of CEOC, CERP, Growth Partners and our properties and perform the obligations of the Property Managers (as defined herein) at each Property. We have begun to seek the approvals necessary for the implementation of Services, LLC and intend to file for all such regulatory approvals as soon as possible. See “Certain Relationships and Related Party Transactions—Services Joint Venture.”

In connection with the Acquisition and the Contribution, we intend to repay the approximately $463.0 million outstanding under the senior secured term loan of PHWLV, LLC (the “PHW Credit Facility”), one of the subsidiaries contributed to us in the Contribution and the holder of the Planet Hollywood assets, and such facility will be cancelled (the “Refinancing”).

We will use the proceeds from the borrowing under the Term Loan Facility and the issuance of the Notes, together with the cash contributed to us in the Contribution, to fund a portion of the Acquisition, to complete the Refinancing and to pay fees and expenses in connection with the Transactions (as defined below). See “Use of Proceeds.” We do not expect to draw any borrowings under the Revolving Credit Facility in connection with the Acquisition.

If the Escrow Conditions are not satisfied prior to the consummation of this offering, we will deposit the gross proceeds of this offering into a segregated escrow account (pledged for the benefit of the noteholders), together with additional amounts necessary to redeem the Notes at a price equal to 100% of the gross proceeds of this offering, plus accrued and unpaid interest to (but not including) the last possible date of redemption. Concurrently with the closing of the Transactions, we will enter into our new $1,325.0 million Senior Secured Credit Facilities, which include a five-year $150.0 million senior secured revolving credit facility (the “Revolving Credit Facility”) and a seven-year $1,175.0 million senior secured term loan credit facility (the “Term Loan Facility”). Upon delivery to the escrow agent of an officer’s certificate instructing the escrow agent to release the escrowed funds and certifying, among other things, that prior to or concurrently with the release of funds from escrow to us (i) the Acquisition shall have been consummated in accordance with the terms described under “—The Transactions,” (ii) borrowings (or release of escrow) under our new Term Loan Facility will have been made, (iii) the Contribution will have been consummated in accordance with the terms described under “—The Transactions” and (iv) all approvals required for the consummation of the Transactions (other than in respect of Services, LLC) will have been obtained (collectively, the “Escrow Conditions”), the escrowed funds will be released to us.

If the Escrow Conditions are not satisfied on or prior to August 31, 2014, or such earlier date as we determine in our sole discretion that the Escrow Conditions cannot be satisfied, we will be required to redeem the Notes no later than five business days thereafter at a price equal to 100% of the gross proceeds of the Notes, together with interest accrued and unpaid on the Notes from the issue date to, but not including, the date of redemption. Escrowed funds would be released and applied to pay for any such redemption.

Throughout this offering memorandum, we collectively refer to the Acquisition, the Contribution, the entry into the Senior Secured Credit Facilities, the consummation of this offering and the Refinancing as the “Transactions.” This offering (or the escrow release, as applicable) is conditioned on the substantially concurrent closing of the other Transactions.

Letter From CEOC Second Lien Noteholders

On March 21, 2014, CAC, Growth Partners, Caesars Entertainment, CEOC and CERP received a letter (the “Second Lien Holders’ Letter”) from a law firm acting on behalf of unnamed clients who claim to hold Second-Priority Secured Notes of CEOC, alleging, among other things, that CEOC is insolvent and that CEOC’s owners improperly transferred or seek to transfer valuable assets of CEOC to affiliated entities in connection with: (a) the transaction agreement dated October 21, 2013 by and among Caesars Entertainment, certain subsidiaries of Caesars Entertainment and CEOC, CAC and Growth Partners, which, among other things, provide for the asset transfers from subsidiaries of CEOC to Growth Partners of the Planet Hollywood casino and interests in Horseshoe Baltimore that was consummated in 2013 (the “2013 CGP Transaction”); (b) the transfer by CEOC to CERP of Octavius Tower and the Linq that was consummated in 2013; and (c) the contemplated transfers by CEOC to Growth Partners of the Properties (the “Contemplated Transaction”). The Second Lien Holders’ Letter does not identify the holders or specify the amount of Second-Priority Secured Notes or other securities that they may hold. The Second Lien Holders’ Letter includes allegations that these transactions constitute or will constitute voidable fraudulent transfers and represent breaches of alleged fiduciary duties owed to CEOC creditors and that certain disclosures concerning the transactions were inadequate. The Second Lien Holders’ Letter demands, among other things, that the transactions be rescinded or terminated, as would be applicable.

Growth Partners strongly believes there is no merit to the Second Lien Holders’ Letter’s allegations and will defend itself vigorously and seek appropriate relief should any action be brought. If a court were to order rescission of the 2013 CGP Transaction or enjoin consummation of the Contemplated Transaction, Growth Partners and the Company may have to return the Properties and/or the assets transferred to Growth Partners in the 2013 CGP Transaction or their value to Caesars Entertainment or CEOC, be forced to pay additional amounts therefor, or to take other actions ordered by the court. In addition, if the Contemplated Transaction were consummated and a court were to find that those transfers were improper, that could trigger a default under the Company’s Senior Secured Credit Facilities and the Notes and a court could fashion a number of remedies, including declaring that the liens on the returned assets securing the Company’s Senior Secured Credit Facilities and the Notes are not valid or enforceable, or that they may be equitably subordinated or otherwise impaired. These consequences could have a material adverse effect on Growth Partners’ and the Company’s business, financial condition, results of operations and prospects and on the ability of lenders and noteholders to recover on claims under the Senior Secured Credit Facilities and the Notes. See “Risk Factors—Risks Related to Our Business—We are or may become involved in legal proceedings that, if adversely adjudicated or settled, could impact our financial condition.”

Letter From Holders of CEOC First Lien Debt

On April 3, 2014, a letter was sent to the boards of directors of Caesars Entertainment and CEOC (the “First Lien Holders’ Letter”) by a law firm claiming to act on behalf of unnamed parties who assert that they are lenders under CEOC’s credit agreement and/or holders of CEOC’s first-priority senior secured notes (collectively, the “First Lien Group”), alleging, among other things, that Caesars Entertainment and CEOC improperly transferred or seek to transfer assets of Caesars Entertainment and CEOC to affiliated entities in connection with: (a) the transaction agreement dated October 21, 2013 by and among Caesars Entertainment, certain subsidiaries of Caesars Entertainment and CEOC, CAC and Growth Partners, which, among other things, provides for the contributions by Caesars Entertainment and its subsidiaries to Growth Partners of Caesars Interactive and $1.1 billion face amount of CEOC’s unsecured notes in exchange for non-voting interests of Growth Partners, and the asset transfers from subsidiaries of CEOC to Growth Partners of the Planet Hollywood casino and interests in Horseshoe Baltimore that was consummated in 2013; (b) the transfer by CEOC to CERP of Octavius Tower and Project Linq that was consummated in 2013; and (c) the contemplated transfers by CEOC to Growth Partners of The Cromwell, The Quad, Bally’s Las Vegas and Harrah’s New Orleans and formation of Services, LLC among CEOC, CERP and the Company to provide certain centralized services, including but not limited to common management of enterprise-wide intellectual property (the “Contested Transactions”). The First Lien Holders’ Letter asserts that the consideration received by Caesars Entertainment and CEOC in the Contested Transactions is inadequate, that Caesars Entertainment and CEOC were insolvent when the transactions were approved, that the Contested Transactions represented breaches of alleged fiduciary duties, that certain disclosures concerning the Contested Transactions were inadequate and concerns about governance of CEOC. The First Lien Holders’ Letter claims that the First Lien Group consists of holders of a total of more than $1.85 billion of CEOC’s first lien debt and that holders of an additional $880 million of CEOC’s first lien debt endorse and support the First Lien Holders’ Letter but are not part of the group. The First Lien Holders’ Letter demands, among other things, rescission or termination of the Contested Transactions and requests a meeting with representatives of Caesars Entertainment and other parties to discuss these matters.

Caesars Entertainment and CEOC strongly believe there is no merit to the First Lien Holders’ Letter’s allegations and will defend themselves vigorously and seek appropriate relief should any action be brought. If a court were to order rescission or termination of the Contested Transactions, Growth Partners and its subsidiaries may have to return the assets transferred to Growth Partners in the Contested Transactions or their value to Caesars Entertainment or CEOC, be forced to pay additional amounts therefor, or to take other actions ordered by the court. In addition, if the contemplated transfers were consummated and a court were to find that those transfers were improper, that could trigger a default under the debt that Growth Partners is raising to finance such transfers and a court could fashion a number of remedies, including declaring that the liens on the returned assets securing such financing are not valid or enforceable, or that they may be equitably subordinated or otherwise impaired. Furthermore, a court could enjoin the consummation or order rescission of the Services, LLC transaction. These consequences could have a material adverse effect on Growth Partners’ business, financial condition, results of operations and prospects. See “Risk Factors—Risks Related to Our Business—We are or may become involved in legal proceedings that, if adversely adjudicated or settled, could impact our financial condition.”

Estimated Impact of Project Completions

We expect that the renovation at The Quad, the end of construction disruption at the Linq and The Quad and the completion of The Cromwell will have a significant positive impact on our results of operations. The following discusses the estimated impact of the completion of these projects. These estimates assume the projects are open or fully implemented and operated at a steady state, which may not occur until 12 to 24 months after the date of this offering memorandum.

This “Estimated Impact of Project Completions” section and other parts of this offering memorandum contain forward-looking statements, including, without limitation, statements relating to our future actions, new projects, strategies, future performance and future financial results, and are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by such forward-looking statements. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the information in context and not to place undue reliance on it. See “Forward Looking Statements” and “Risk Factors,” including “Risk Factors—Risks Related to Our Business—We may not realize any or all of our projected increases to Adjusted EBITDA or other projections included in this offering memorandum.” You are cautioned to not place undue reliance on these forward-looking statements, which represent our estimates and speak only as of the date of this offering memorandum. Prospective financial information is necessarily speculative in nature and it can be expected that some or all of the assumptions of the information described above may not materialize or will vary significantly from actual results. We undertake no obligation to update publicly any forward-looking statement for any reason after the date of this document to conform these statements to actual results or to change to our expectations.

Estimated Additional Revenues from The Quad

We plan to invest an additional $223 million towards the renovation of The Quad, which is scheduled to be completed during the first half of 2015. We estimate that additional gaming and lodging revenues at The Quad subsequent to the completion of the renovation will result in approximately $31 million to $47 million of incremental Adjusted EBITDAM annually. Based on the average performance of Caesars Entertainment Corporation’s properties in Las Vegas, we estimate that The Quad’s cash ADR will increase between $70 and $110, and wins per day (“WPD”) will increase to between $240 and $320. As of December 31, 2013, the Quad had the lowest WPD of Caesars Entertainment Corporation’s eight Las Vegas gaming properties. We estimate the renovation of The Quad would improve the property to the fourth highest WPD among Caesars Entertainment Corporation’s eight Las Vegas gaming properties.

End of Construction Disruption

Based upon our review of the trends and results of operations at properties in Las Vegas owned by Caesars Entertainment comparable to The Quad, we believe that construction related to the Linq and the $90 million renovation at The Quad (which together affected the gaming floor at The Quad as well as areas directly adjacent to The Quad) has negatively impacted performance at The Quad since construction began in 2011. From 2011 to 2013, The Quad experienced a 27% decline in net revenue. During the same timeframe, comparable Las Vegas Caesars’ properties experienced a 5.5% decrease in net revenue. We estimate the negative revenue impact of the Linq construction and The Quad renovation disruption was $26 million to $33 million in fiscal year 2013. Assuming 55% to 75% of net revenue flow through to Adjusted EBITDAM, we estimate the Adjusted EBITDAM impact of this disruption for the year ended December 31, 2013 was between $14 million and $25 million.

Estimated Additional Revenues from The Cromwell

We estimate that The Cromwell, which is owned by Corner Investment, a qualified non-recourse subsidiary of the Company, will generate an annual rate of Adjusted EBITDAM of $40 to $50 million. Any revenue (or EBITDA) derived for The Cromwell or Corner Investment will not count towards any financial calculation under the indenture governing the Notes or the Senior Secured Credit Facilities, and noteholders will not have any direct benefit from such revenue. Estimates for the property are based on Caesars Entertainment’s experience in developing and operating casino resorts in Las Vegas, management research on other Las Vegas casino resorts that feature popular nightclubs/poolclubs similar to the club we are developing at The Cromwell and research and information obtained from the developer of the nightclub/poolclub at The Cromwell, Victor Drai, which we expect will drive visitation and spend in gaming, lodging, food and beverage and entertainment at the complex. See “Risk Factors—Risks Related to Our Business—We may not realize any or all of our projected increases to Adjusted EBITDA or other projections included in this offering memorandum.”

These projections reflect the annual run-rate Adjusted EBITDAM estimated from the property once open or fully implemented and operated at a steady state, which may not occur until 12 to 24 months after the property commences operations. These projections are based on the current estimates of the Company, and they involve risks, uncertainties, assumptions and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by projections. As to The Cromwell, our estimates are largely based on the anticipated performance of the nightclub/poolclub at the property. We have never built a boutique hotel with a nightclub/poolclub like The Cromwell, and our estimated annual rate of Adjusted EBITDAM from the property may materially differ from the actual results at the property if the performance or results of the nightclub/poolclub or the complex in general do not meet our expectations. We undertake no obligation to update publicly any forward-looking statement for any reason after the date of this document to conform these statements to actual results or to changes to our expectations.

As a qualified non-recourse subsidiary, The Cromwell (i) will not guarantee the Senior Secured Credit Facilities or the Notes and will not provide any portion of the collateral securing the Senior Secured Credit Facilities or the Notes, (ii) has no obligation to pay any amounts due pursuant to the Senior Secured Credit Facilities or the Notes and (iii) will be subject on a limited basis to the restrictive covenants in the credit agreement governing the Senior Secured Credit Facilities and the indenture governing the Notes. In addition, as of December 31, 2013, The Cromwell had approximately $185.0 million face value of outstanding secured indebtedness under the Cromwell Credit Facility (as defined below), dated as of November 2, 2012, among The Cromwell and certain other parties thereto, all of which ranks senior to the Senior Secured Credit Facilities and the Notes. See “Risk Factors—Risks Related to the Notes and this Offering—The Notes will be structurally subordinated to all liabilities of the Issuers’ subsidiaries that are not Subsidiary Guarantors.”

Sources and Uses of Funds

The following table sets forth the estimated sources and uses of funds in connection with the Transactions, assuming they occurred on December 31, 2013.

Sources of funds		Uses of funds
(in millions)
Senior Secured Credit Facilities(1)	$1,175	Purchase price for the Purchased Properties	$1,815
Notes offered hereby	675	Repayment of PHW Credit Facility(4)	495
Rollover of existing debt(2)	185	Pre-funded capital expenditures at The Quad(5)	100
Equity contribution(3)	754	Fees and expenses(6)	78
		Rollover of existing debt(2)	185
		Completion funds for The Cromwell(7)	116

Total sources of funds	$2,789	Total uses of funds	$2,789

(1)	Concurrently with the closing of this offering, we will enter into the Senior Secured Credit Facilities, pursuant to which we intend to borrow $1,175 million under the Term Loan Facility to fund the Transactions and to pay related fees and expenses. The Senior Secured Credit Facilities will also include the Revolving Credit Facility, which will be undrawn and have unutilized capacity of $150 million upon the closing of this offering. The Senior Secured Credit Facilities will be guaranteed by each wholly owned material domestic restricted subsidiary of the Company other than Corner Investment and its subsidiaries. See “Description of Other Indebtedness” for a summary of the expected terms of the Senior Secured Credit Facilities.
(2)	Consists of indebtedness of Corner Investment Propco, LLC (the “Corner Investment Debt”), a subsidiary of Corner Investment to be acquired by Caesars Growth Properties, which will remain outstanding after completion of the Transactions. Corner Investment will be designated a qualified non-recourse subsidiary of Caesars Growth Properties. Accordingly, it will not guarantee the Notes and its assets, including The Cromwell, will not be pledged as collateral for the Notes. None of Caesars Growth Properties or any of its other subsidiaries will have any obligations with respect to the Corner Investment Debt.
(3)	Represents approximately $116 million of completion funds at The Cromwell described under note (7) below, approximately $492 million to be contributed to the Company by Growth Partners as part of the Contribution and approximately $146 million of excess cash equivalents (including restricted cash) at PHWLV, LLC. As of April 8, 2014, the balance of completion funds at The Cromwell was approximately $67 million and excess cash equivalents (including restricted cash) at PHWLV, LLC was approximately $151 million.
(4)	Represents the repayment in full of the PHW Credit Facility. As of April 8, 2014, the PHW Credit Facility had an outstanding principal balance of approximately $463 million and bore interest at a rate equal to LIBOR plus 2.859%.
(5)	Represents funds provided to The Quad by Growth Partners to fund the previously announced $223 million renovation at The Quad. The balance of the $223 million renovation that has not been pre-funded is expected to be funded from future cash flows from operations and balance sheet cash.
(6)	Estimated fees and expenses include the initial purchasers’ discount, any original issue discount or upfront fees payable in respect of the Senior Secured Credit Facilities, other fees and expenses, including legal, accounting and other professional fees, associated with the Transactions.
(7)	Represents approximately $116 million of completion funds at The Cromwell which is an estimate of the amount CEOC will be required to fund to ensure the completion and opening of The Cromwell as required under the Transaction Agreement. See “—Recent Developments—The Transactions.” As of April 8, 2014, the balance of completion funds at The Cromwell was approximately $67 million.

Organizational Structure

Structure Upon Closing of the Transactions

The diagram below is a summary of our organizational structure immediately upon the Closing.

(1)	After giving effect to the Transactions, each Issuer’s indebtedness will include $675.0 million of Notes and $1,175.0 million of indebtedness outstanding under the Senior Secured Credit Facilities (with $150.0 million of unutilized capacity under the Revolving Credit Facility).
(2)	Upon the Escrow Release Date, each of the wholly owned domestic subsidiaries of Caesars Growth Properties (other than Finance and Corner Investment, which will become a wholly owned subsidiary of Caesars Growth Cromwell, LLC upon the consummation of the Transactions) will guarantee the Issuers’ obligations under the Notes and the Senior Secured Credit Facilities and pledge its assets to secure the Notes and the Senior Secured Credit Facilities; provided, however, that the equity interests of the Issuers’ subsidiaries that have been pledged to secure the Issuers’ and the Subsidiary Guarantors’ obligations under the Senior Secured Credit Facilities will, upon our filing of a registration statement with the SEC under the terms of the registration rights agreement, be released from the collateral securing the Notes to the extent it would require separate financial statements under Regulation S-X of the Securities Act. See “Description of Notes—Security for the Notes,” and “Registration Rights; Additional Interest.”

(3)	Upon the consummation of the Transactions, Corner Investment will become a wholly owned subsidiary of Caesars Growth Cromwell, LLC. Corner Investment is a qualified non-recourse subsidiary of the Company. Accordingly, it will not guarantee the Notes or the Senior Secured Credit Facilities and its assets, including The Cromwell, will not be pledged as collateral for the Notes. As a qualified non-recourse subsidiary, The Cromwell (i) will not guarantee the Senior Secured Credit Facilities or the Notes and will not provide any portion of the collateral securing the Senior Secured Credit Facilities or the Notes, (ii) has no obligation to pay any amounts due pursuant to the Senior Secured Credit Facilities or the Notes and (iii) will be subject on a limited basis to the restrictive covenants in the credit agreement governing the Senior Secured Credit Facilities and the indenture governing the Notes. In addition, as of December 31, 2013, The Cromwell had approximately $185.0 million face value of outstanding secured indebtedness under the Cromwell Credit Facility, dated as of November 2, 2012, among The Cromwell and certain other parties thereto, all of which ranks senior to the Senior Secured Credit Facilities and the Notes. See “Risk Factors—Risks Related to the Notes and this Offering—The Notes will be structurally subordinated to all liabilities of the Issuers’ subsidiaries that are not Subsidiary Guarantors.”
(4)	Caesars Growth Properties Parent, LLC is a guarantor of our Senior Secured Credit Facilities, but not a guarantor of the Notes.
(5)	Growth Partners and its subsidiaries included under “Other Subsidiaries,” which includes Caesars Interactive, will not guarantee, or pledge their assets as security for, the Notes, the Senior Secured Credit Facilities or any other indebtedness of the Issuers and are not liable for any obligations thereunder.
(6)	The Properties are managed by management companies that are initially subsidiaries of CEOC. The management companies will not guarantee, or pledge their assets as security for, the Notes or the Senior Secured Credit Facilities or any other indebtedness of the Issuers and are not liable for any obligations thereunder.

Structure Upon Implementation of Services, LLC

The diagram below is a summary of our organizational structure immediately upon the implementation of Services, LLC, which is subject to regulatory approval and will occur subsequent to the Closing.

(1)	After giving effect to the Transactions, each Issuer’s indebtedness will include $675.0 million of Notes and $1,175.0 million of indebtedness outstanding under the Senior Secured Credit Facilities (with $150.0 million of unutilized capacity under the Revolving Credit Facility).
(2)	Upon the Escrow Release Date, each of the wholly owned domestic subsidiaries of Caesars Growth Properties (other than Finance and Corner Investment, which will become a wholly owned subsidiary of Caesars Growth Cromwell, LLC upon the consummation of the Transactions) will guarantee the Issuers’ obligations under the Notes and the Senior Secured Credit Facilities and pledge its assets to secure the Notes and the Senior Secured Credit Facilities; provided, however, that the equity interests of the Issuers’ subsidiaries that have been pledged to secure the Issuers’ and the Subsidiary Guarantors’ obligations under the Senior Secured Credit Facilities will, upon our filing of a registration statement with the SEC under the terms of the registration rights agreement, be released from the collateral securing the Notes to the extent it would require separate financial statements under Regulation S-X of the Securities Act. See “Description of Notes—Security for the Notes” and “Registration Rights; Additional Interest.”
(3)

Upon the consummation of the Transactions, Corner Investment will become a wholly owned subsidiary of Caesars Growth Cromwell, LLC. Corner Investment is a qualified non-recourse subsidiary of the Company. Accordingly, it will not guarantee the Notes or the Senior Secured Credit Facilities and its assets, including The Cromwell, will not be pledged as collateral for the Notes. As a qualified non-recourse subsidiary, The Cromwell (i) will not guarantee the Senior Secured Credit Facilities or the Notes and will not provide any portion of the collateral securing the Senior Secured Credit Facilities or the Notes, (ii) has no obligation to pay any amounts due pursuant to the Senior Secured Credit Facilities or the Notes and (iii) will be subject on a limited basis to the restrictive covenants in the credit agreement governing the Senior Secured Credit Facilities and the indenture governing the Notes. In addition, as of December 31, 2013, The Cromwell had approximately $185.0 million of outstanding secured indebtedness under the Cromwell Credit Facility, dated as of November 2, 2012, among The Cromwell and certain other parties thereto, all of which ranks senior to the Senior Secured Credit Facilities and the Notes. See “Risk Factors—Risks Related to the Notes and this Offering—The Notes will be structurally subordinated to all liabilities of the Issuers’ subsidiaries that are not Subsidiary Guarantors.”
(4)	Caesars Growth Properties Parent, LLC is a guarantor of our Senior Secured Credit Facilities, but not a guarantor of the Notes.
(5)	Growth Partners and its subsidiaries included under “Other Subsidiaries,” which includes Caesars Interactive, will not guarantee, or pledge their assets as security for, the Notes, the Senior Secured Credit Facilities or any other indebtedness of the Issuers and are not liable for any obligations thereunder.
(6)	Upon the implementation of Services, LLC, the Property Management Agreements are expected to be assigned by the management companies to Services, LLC. The management companies will not guarantee, or pledge their assets as security for, the Notes or the Senior Secured Credit Facilities or any other indebtedness of the Issuers and are not liable for any obligations thereunder. Assignment of the Property Management Agreements is subject to the review and approval of the CAC Special Committee and the CEC Special Committee and all required regulatory approvals.
(7)	Upon implementation of Services, LLC, a joint venture among CEOC, CERP and the Company, CEOC will grant Services, LLC a non-exclusive, irrevocable, perpetual, royalty-free license for certain enterprise-wide assets, including intellectual property, to Services, LLC. Services, LLC will manage these assets, which it will license to each of the owners of the Purchased Properties, and certain shared services operations across the portfolio of CEOC, CERP, Growth Partners and our properties. Services, LLC is expected to also perform the obligations of the Property Managers at each Property. Implementation of Services, LLC, including all the terms and conditions set forth herein, is subject to the review and approval of the CAC Special Committee and the CEC Special Committee and all required regulatory approvals. See “Certain Relationships and Related Party Transactions—Services Joint Venture.”

The Sponsors

Apollo

Founded in 1990, Apollo is a leading global alternative asset manager with offices in New York, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Hong Kong and Mumbai. As of December 31, 2013, Apollo had assets under management of approximately $161 billion in its private equity, capital markets and real estate businesses.

TPG

TPG is a leading global private investment firm founded in 1992 with over $59 billion of assets under management as of December, 31, 2013, as adjusted for commitments accepted on January 2, 2014, and offices in San Francisco, Fort Worth, Austin, Beijing, Chongqing, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, Paris, São Paulo, Shanghai, Singapore and Tokyo. TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings.

Additional Information

Our principal executive offices are located at One Caesars Palace Drive, Las Vegas, NV 89109 and our telephone number is (702) 407-6000. The address of CAC’s internet site is http://www.caesarsacquisitioncompany.com. This internet address is provided for informational purposes only and is not intended to be a hyperlink. Accordingly, no information at this internet address is included or incorporated by reference herein.

Summary Historical and Pro Forma Financial Information and Other Financial Data

The following table presents the historical combined financial information of the Properties for the years ended December 31, 2012 and 2013. Unless otherwise specified, the summary historical combined financial information for the years ended December 31, 2012 and 2013 are derived from and should be read in conjunction with the combined financial statements of the subsidiaries of CEOC owning the assets comprising the Purchased Properties and of the subsidiaries of Growth Partners owning the assets comprising Planet Hollywood and the related notes thereto included elsewhere in this offering memorandum.

The summary unaudited historical combined financial data for the fiscal years ended December 31, 2012 and 2013, have been prepared to give effect to the combined results of operations on a historical basis of all of the subsidiaries holding assets comprising the Properties. We have also provided summary unaudited pro forma combined financial data for the Company for the fiscal year ended December 31, 2013 that gives effect to all of the Transactions as if they had occurred on January 1, 2013, in the case of the summary unaudited pro forma combined statement of operations data and other financial data, and to all of the Transactions as if they had occurred on December 31, 2013, in the case of the summary unaudited pro forma combined balance sheet data. The pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable. The summary unaudited pro forma combined financial data are for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of the Company actually would have been if the Transactions had occurred at any given date, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

The summary unaudited pro forma historical combined financial data should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Information,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this offering memorandum, as well as the combined financial statements of the subsidiaries of CEOC owning the assets comprising the Purchased Properties and of the subsidiaries of Growth Partners owning the assets comprising Planet Hollywood and the related notes thereto included elsewhere in this offering memorandum.

The following tables and related footnotes contain forward-looking statements, including, without limitation, statements relating to our future actions, new projects, strategies, future performance and future financial results, and are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by such forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth in the sections entitled “Forward Looking Statements” and “Risk Factors.” You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date of this offering memorandum.

	Historical Combined (1)				Pro Forma for the Transactions (2)
(in millions, except ratios)	Year ended December 31, 2012		Year ended December 31, 2013		Year ended December 31, 2013
Income Statement Data
Revenues
Casino	$709.7		$663.6		$663.6
Food and beverage	198.9		200.6		200.6
Rooms	240.3		240.9		240.9
Other	92.7		94.0		94.0
Less: casino promotional allowances	(160.4)		(160.2)		(160.2)

Net revenues	1,081.2		1,038.9		1,038.9
Operating Expenses
Direct
Casino	368.3		341.1		341.1
Food and beverage	92.0		89.7		89.7
Rooms	72.1		66.9		66.9
Property, general, administrative and other	288.6		293.6		304.6
Depreciation and amortization	64.1		63.4		63.4
Write-downs, reserves, and project opening costs, net of recoveries	2.5		16.9		16.9
Amortization of intangible assets	20.8		20.8		20.8

Total operating expenses	908.4		892.4		903.4

Income from operations	172.8		146.5		135.5
Interest expense, net of interest capitalized	(51.6)		(65.0)		(160.3)
Loss on early extinguishments of debt	—		(1.6)		(1.6)
Other income, including interest income	—		0.2		0.2

Income before income taxes	121.2		80.1		(26.2)
Provision for income taxes	(42.1)		(22.2)		—

Net income	$79.1		$57.9		$(26.2)

Other Financial Data
Capital expenditures	$257.7		$230.6		$230.6
Property EBITDA(3)	260.2		247.6		236.6
Ratio of earnings to fixed charges	3.4	x	2.5	x	1.0	x
Net first lien debt to Adjusted EBITDAM—Pro Forma (4)					3.6	x
Net total debt to Adjusted EBITDAM—Pro Forma (4)					6.1	x
Estimated range of net first lien debt to Estimated Range of Projected Run-Rate Adjusted EBITDA (incl. development project)—Pro Forma (4)					3.2x – 3.5	x
Estimated range of net total debt to Estimated Range of Projected Run-Rate Adjusted EBITDA (incl. development project)—Pro Forma (4)					5.3x – 5.9	x
Adjusted EBITDAM—Pro Forma (4)					$278.7

(1)	The summary unaudited historical combined financial data for the fiscal years ended December 31, 2012 and 2013, have been prepared to give effect to the combined results of operations on a historical basis of all of the subsidiaries holding assets comprising the Properties.
(2)	The summary unaudited pro forma combined financial data for the Company for the fiscal year ended December 31, 2013 gives effect to all of the Transactions, as if they had occurred on January 1, 2013, in the case of the summary unaudited pro forma combined statement of operations data and other financial data.

(3)	The Company presents Property EBITDA as a supplemental measure of its performance. The Company defines Property EBITDA as revenues less operating expenses. Set forth below is a reconciliation of net income, its most comparable measure in accordance with GAAP, to Property EBITDA. Property EBITDA is comprised of net income before (i) interest expense, net of interest capitalized, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses and (v) certain items that the Company does not consider indicative of its ongoing operating performance at an operating property level. In evaluating Property EBITDA, you should be aware that in the future the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The Company’s presentation of Property EBITDA should not be construed as an inference that its future results will be unaffected by unusual or unexpected items.

Property EBITDA is a non-GAAP financial measure commonly used in the Company’s industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA, as calculated in this offering memorandum, may not be comparable to similarly titled measures reported by other companies within the Company’s industry. The Company has included Property EBITDA because its management uses Property EBITDA to measure performance and allocate resources, and the Company believes that Property EBITDA provides investors with additional information consistent with that used by its management.

	Historical Combined (1)		Pro Forma for the Transactions (2)
(in millions)	Year ended December 31, 2012	Year ended December 31, 2013	Year ended December 31, 2013
Net income	$79.1	$57.9	$(26.2)
Provision for income taxes	42.1	22.2	—

Income before income taxes	121.2	80.1	(26.2)
Other income, including interest income	—	(0.2)	(0.2)
Loss on early extinguishments of debt	—	1.6	1.6
Interest expense, net of interest capitalized	51.6	65.0	160.3

Income from operations	172.8	146.5	135.5
Depreciation and amortization	84.9	84.2	84.2
Write-downs, reserves, and project opening costs, net of recoveries	2.5	16.9	16.9

Property EBITDA	$260.2	$247.6	$236.6

(4)	Adjusted EBITDAM—Pro Forma is net income adjusted for (i) certain non-cash and other items that are included in net income, (ii) historical management fees paid by Planet Hollywood to CEOC during 2013, (iii) EBITDA for fiscal year 2013 of The Cromwell, a qualified non-recourse subsidiary of the Company that is not guaranteeing the Notes, (iv) the pro forma impact of yet-to-be realized savings from the Company’s property-level cost savings initiatives, (v) the pro forma impact of a full year benefit from the completion of the upgrade of the Bally’s South Tower, (vi) the pro forma impact of estimated lease income from the Grand Bazaar, and (vii) certain other items summarized in the table and footnotes below. The Company presents Adjusted EBITDAM—Pro Forma as a supplemental measure of its performance and believes that Adjusted EBITDAM—Pro Forma provides investors with additional information and allows a better understanding of the current and estimated results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company.

Adjusted EBITDAM—Pro Forma is a non-GAAP financial measure and should not be construed as an alternative to net income as an indicator of operating performance. Adjusted EBITDAM—Pro Forma is not comparable to similarly titled measures reported by other companies. The Company has included Adjusted EBITDAM—Pro Forma because the Company believes it provides investors with additional information to measure its current and estimated performance and liquidity, consistent with the information used by its management and certain of its lenders to measure its performance and liquidity.

Adjusted EBITDAM—Pro Forma has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. For example, Adjusted EBITDAM—Pro Forma:

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on the Company’s debt;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	excludes tax payments that represent a reduction in cash available to the Company;

•	does not reflect changes in, or cash requirements for, the Company’s working capital needs;

•	does not reflect the Company’s capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect management fees that may be paid to the Sponsors; and

•	does not reflect costs associated with funding the future capital requirements of Services, LLC, a portion of which the Company, CEOC and the Company, as the members of Services, LLC, each contribute.

Adjusted EBITDAM—Pro Forma includes further adjustments for pro forma adjustments for estimated lease income from the Grand Bazaar and yet-to-be realized property-level cost savings. No assurance can be given that such lease income will be received or that such cost savings will occur. See “Risk Factors—Risks Related to Our Business—We may not realize any or all of our projected increases to Adjusted EBITDA” and “—We may not realize any or all of our projected cost savings, which would have a negative effect on our results of operations.”

Adjustments similar to some of the ones reflected in the calculation of Adjusted EBITDAM—Pro Forma have been recorded in earlier periods, and similar types of adjustments for items such as resort fees can reasonably expected to be recorded in future periods. Other adjustments reflected in the calculation of Adjusted EBITDAM—Pro Forma, such as estimated costs savings, estimated lease income, estimated resort fees and the pro forma impact of the full year benefit from the completion of the Bally’s South Tower, are projections, and no assurance can be given that similar types of adjustments will be recorded in future periods. The Company’s presentation of Adjusted EBITDAM—Pro Forma should not be construed as an inference that their future results will be unaffected by unusual or non-recurring items.

Using only the non-GAAP earnings measure would have material limitations because its calculation is based on the subjective determination of management, in some cases for events occurring in the future, regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by using both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The Company believes investors find the non-GAAP information helpful in understanding the ongoing and estimated performance of operations separate from items that may have a disproportionate positive or negative impact on the Company’s financial results in any particular period.

Set forth below is a reconciliation of net income, the Company’s most comparable measure in accordance with GAAP, to Adjusted EBITDAM—Pro Forma for the year ended December 31, 2013:

Pro Forma for the Transactions
(in millions)	Year ended December 31, 2013
Net income	$(26.2)
Interest expense, net of capitalized interest and interest income	160.3
Provision for income taxes	—
Depreciation and amortization	84.2

EBITDA	218.3
Project opening costs, abandoned projects and development costs(a)	5.2
Loss on early extinguishment of debt	1.6
Non-cash expense for stock compensation benefits(b)	0.4
Other items(c)	12.2

Adjusted EBITDA	237.7
Management fees(d)	28.8
Cromwell 2013 EBITDA(e)	1.0

Adjusted EBITDAM	267.5
Pro forma EBITDAM adjustment for estimated cost savings yet to be realized(f)	2.6
Pro forma EBITDAM adjustment for lease payments for the Grand Bazaar(g)	3.0
Pro forma EBITDAM adjustment for the full year benefit from the Bally’s South Tower renovation(h)	5.6

Adjusted EBITDAM—Pro Forma	$278.7

Estimated Range of Projected Run-Rate Adjusted EBITDA—Pro Forma

Set forth below is an estimated range of Projected Run-Rate Adjusted EBITDA—Pro Forma based on the estimated impact of the following: (i) the implementation of resort fees at Harrah’s New Orleans, (ii) the projected recovery of lost Adjusted EBITDAM from construction and development related to the Linq and The Quad, (iii) the application to the Company of previously unallocated corporate level savings and expenses and (iv) the full completion of The Quad renovation. See “Risk Factors—Risks Related to Our Business—We may not realize any or all of our projected increases to Adjusted EBITDA.”

(in millions)
Adjusted EBITDAM—Pro Forma for the Year Ended December 31, 2013	$278.7
Estimated Range of Projected Run-Rate Adjusted EBITDAM—Pro Forma attributable to the implementation of resort fees(i)	0-1.0
Estimated Range of Projected Run-Rate Adjusted EBITDAM—Pro Forma attributable to unallocated corporate cost savings(j)	1.8-3.0
Less Estimated Range of Projected Run-Rate Adjusted EBITDAM—Pro Forma attributable to unallocated corporate expenses(k)	(9.3)-(15.2)

Estimated Range of Projected Run-Rate Adjusted EBITDAM—Pro Forma	266-273
Estimated Range for Development Project Run-Rate Adjusted EBITDAM—Pro Forma attributable to end of the Linq and The Quad construction disruption(l)	14-25
Estimated Range for Development Project Run-Rate Adjusted EBITDAM—Pro Forma attributable to the completion of The Quad renovations(m)	31-47

Estimated Range of Projected Run-Rate Adjusted EBITDAM (incl. development project)—Pro Forma	311-345
Less CEOC’s share of management fees (proposed)(n)	(23)-(24)

Estimated Range of Projected Run-Rate Adjusted EBITDA (incl. development project)—Pro Forma	$287-320

(a)	Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as non-cash write-offs of abandoned development projects.
(b)	Amount represent non-cash stock-based compensation expense related to stock options granted to employees.
(c)	Amounts represent add-backs and deductions from EBITDA, including litigation awards and settlements, severance and relocation costs, permit remediation costs, gains and losses from disposals of assets, and costs incurred in connection with implementing the Company’s efficiency and cost-saving programs.
(d)	Pro forma for the Transactions, management fees of the Purchased Properties were approximately $11 million for the year ending December 31, 2013, after consideration of the return of 50% of such fees from CEOC. Management fees for Planet Hollywood were $17.8 million for the year ending December 31, 2013.
(e)	Amounts represent the negative EBITDA for fiscal year 2013 at The Cromwell. We eliminate the EBITDA, positive or negative, of The Cromwell in our calculation of Adjusted EBITDAM because it is a qualified non-recourse subsidiary of the Company. As a qualified non-recourse subsidiary, The Cromwell (i) will not guarantee the Senior Secured Credit Facilities or the Notes and will not provide any portion of the collateral securing the Senior Secured Credit Facilities or the Notes, (ii) has no obligation to pay any amounts due pursuant to the Senior Secured Credit Facilities or the Notes and (iii) will be subject on a limited basis to the restrictive covenants in the credit agreement governing the Senior Secured Credit Facilities or the indenture governing the Notes.

(f)	Amounts represent adjustments to reflect annualized property-level run-rate cost savings and estimated future cost savings to be realized from profitability improvement programs.
(g)	Represents annualized lease payments that will be paid by the developer of the Grand Bazaar shopping complex, the payment of which is expected to begin in early 2015. The developer will pay Bally’s Las Vegas $3 million for the first 12 months of the lease, beginning on the earlier of the opening date of the Grand Bazaar or February 28, 2015. The developer will pay Bally’s Las Vegas $4 million for the second year of the lease and $5 million for each of the third, fourth and fifth years of the lease, with annual increases beginning in the sixth year based on the consumer price index.
(h)	Represents the Company’s estimated incremental Adjusted EBITDAM attributable to the $5.6 million annualized run-rate impact of Adjusted EBITDAM of an approximately $40 ADR per room increase for the renovated rooms in Bally’s South Tower, the renovation of which was completed in December 2013.
(i)	Represents the estimated annual incremental Adjusted EBITDAM expected by the Company to result from the introduction of resort fees at Harrah’s New Orleans in late 2014 and based on the resort’s historical occupancy rates and a $15 resort fee to be charged per room.
(j)	Represents the Company’s anticipated share of a reduction in consolidated unallocated corporate expenses by Caesars Entertainment. These amounts are currently not allocated to the Company and will be allocated upon the implementation of Services, LLC. The percentage share of these savings that will be allocated to the Company and the other members of Services, LLC has not yet been determined, but the Company’s share is expected to range between 10% and 15%. Allocation of these cost savings is subject to the implementation of Services, LLC, the review and approval of the CAC Special Committee and the CEC Special Committee and the receipt of all required regulatory approvals.
(k)	Represents the Company’s anticipated share of previously unallocated corporate expenses of Caesars Entertainment. These amounts are currently not allocated to the Company and will be allocated upon the implementation of Services, LLC. The percentage share of these savings that will be allocated to the Company and the other members of Services, LLC has not yet been determined, but the Company’s share is expected to range between 10% and 15%. Allocation of these previously unallocated expenses is subject to the implementation of Services, LLC, the approval of the CAC Special Committee and the CEC Special Committee and the receipt of all required regulatory approvals.
(l)	Represents the Company’s estimated incremental Adjusted EBITDAM attributable to the projected recovery of lost Adjusted EBITDAM due to visitation reduction to The Quad as a result of construction related to the Linq and the $90 million renovation at The Quad (which together affected the gaming floor at The Quad as well as areas directly adjacent to The Quad), which has negatively impacted performance at The Quad since construction began in 2011. From 2011 to 2013, The Quad experienced a 27% decline in net revenue. During the same timeframe, comparable Las Vegas Caesars’ properties experienced a 5.5% decrease in net revenue. We estimate the negative revenue impact of the Linq construction and The Quad renovation disruption was $26 million to $33 million in fiscal year 2013. Assuming 55% to 75% of net revenue flow through to Adjusted EBITDAM, we estimate the Adjusted EBITDAM impact of this disruption for the year ended December 31, 2013 was between $14 and $25 million.
(m)

Adjusted EBITDAM—Pro Forma does not include the projected annual run-rate Adjusted EBITDAM of $31 million to $47 million from additional gaming and lodging revenue at The Quad that the Company expects will result from the completion of its planned $223 million renovation of The Quad scheduled to be completed during the first half of 2015. Based on the average performance of Caesars Entertainment’s properties in Las Vegas, we estimate that The Quad’s cash ADR will increase between $70 and $110, and WPD will increase to between $240 and $320. As of December 31, 2013, The Quad has the lowest WPD of Caesars’ eight Las Vegas gaming properties. We estimate that the renovation of the property would improve The Quad to the fourth highest WPD among the Caesars Entertainment’s Las Vegas gaming properties. These projections are based on current estimates of the Company, but they involve risks, uncertainties, assumptions and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the projections. See “Risk Factors—Risks Related to Our

Business—We may not realize any or all of our projected increases to Adjusted EBITDA or other projections included in this offering memorandum.” Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the information described above may not materialize or will vary significantly from actual results. We undertake no obligation to update publicly any forward-looking statement for any reason after the date of this document to conform these statements to actual results or to changes to our expectations.
(n)	Represents an adjustment to take into account the impact of CEOC’s proposed share of management fees payable by the Properties. Growth Partners’ share of the management fees will be contributed to the Company and its restricted subsidiaries.

RISK FACTORS

Before you decide to invest in the Notes, you should be aware that investment in the Notes carries various risks, including those described below, that could have a material adverse effect on our business, financial position, results of operations and cash flows. We urge you to carefully consider these risk factors, together with all of the other information included in this offering memorandum, before you decide to invest in the Notes.

Risks Related to the Notes and this Offering

The Notes will be structurally subordinated to all liabilities of the Company’s subsidiaries (other than Finance) that are not Subsidiary Guarantors.

The Notes are structurally subordinated to indebtedness and other liabilities of the Company’s subsidiaries that are not Subsidiary Guarantors, and the claims of creditors of these subsidiaries, including trade creditors, will have priority as to the assets of these subsidiaries. As of the Escrow Release Date, each of the Company’s subsidiaries, except for Finance and Corner Investment and its subsidiaries, will be Subsidiary Guarantors. As of December 31, 2013, Corner Investment and its subsidiaries had $185.0 million face value in outstanding indebtedness. In the event of a bankruptcy, liquidation or reorganization of any subsidiaries (other than Finance) that are not Subsidiary Guarantors, such subsidiaries will pay the holders of their debts, holders of any preferred equity interests and their trade creditors before they will be able to distribute any of their assets to the Company.

As of the date of this offering memorandum, the Company does not have any non-U.S. or non-wholly owned subsidiaries. The Notes will not be secured by the assets of any of the Company’s future non-U.S. subsidiaries (other than Finance) or any other subsidiaries that are not wholly owned by the Company. Such future subsidiaries would be separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes, or to make any funds available therefore, whether by dividends, loans, distributions or other payments. Any right that the Company or the Subsidiary Guarantors may have to receive any assets of any of these subsidiaries upon their liquidation or reorganization, and the consequent rights of holders of Notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

The registration rights agreement will require us to file a registration statement, in which case the pledge of the capital stock, other securities and similar items of our subsidiaries that secure the Notes would automatically be released from the lien on them and no longer constitute collateral to the extent and for so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for the subsidiary.

The Notes will be secured by the pledge of the capital stock of the Company’s subsidiaries, subject to certain exceptions described herein. Under the SEC regulations in effect as of the issue date of the Notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the Notes then outstanding, such subsidiary would be required to provide separate financial statements to the SEC. Therefore, when we are required to file a registration statement as described under “Registration Rights; Additional Interest,” the indenture and the collateral documents will provide that any capital stock and other securities of any of the Company’s subsidiaries will be excluded from the collateral to the extent and for so long as the pledge of such capital stock or other securities to secure the Notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

In addition, the absence of a lien on a portion of the capital stock of a subsidiary pursuant to this provision in certain circumstances could result in less than a majority of the capital stock of one of the Company’s subsidiaries being pledged to secure the Notes or the exchange notes, which could impair the ability of the collateral agent, acting on behalf of the holders of the Notes or the exchange notes, to sell a controlling interest in such subsidiary or to otherwise realize value on its security interest in such subsidiary’s stock or assets.

As a result, holders of the Notes could lose a portion or all of their security interest in the capital stock or other securities of the Company’s subsidiaries during such period. It may be more difficult, costly and time-consuming for holders of the Notes to foreclose on the assets of the Issuers or a Subsidiary Guarantor than to foreclose on their capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities pledged to secure the Notes. See “Description of Notes—Security for the Notes.”

The Notes will be subject to an intercreditor agreement that provides that the holders’ right to receive payments on the Notes will be effectively junior to the holders of Senior Secured Credit Facilities who have a first-priority security interest in our assets.

Substantially all the assets owned by the Issuers and the Subsidiary Guarantors on the issue date of the Notes or thereafter acquired, and all proceeds therefrom, will be subject to first-priority liens in favor of the lenders and other secured parties under our Senior Secured Credit Facilities. The collateral agent for the Notes will enter into an intercreditor agreement that provides, among other things, that in the event that the Issuers or a Subsidiary Guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, their obligations under the Senior Secured Credit Facilities will be entitled to be paid in full from their assets or the assets of such Subsidiary Guarantor, as the case may be, pledged as security for such obligation before any payment may be made with respect to the Notes. Holders of the Notes would then participate ratably in the Issuers’ remaining assets or the remaining assets of the Subsidiary Guarantors, as the case may be, pledged as collateral, with all holders of indebtedness that are deemed to rank equally with the Notes based upon the respective amount owed to each creditor. In addition, if the Issuers default under the Senior Secured Credit Facilities, the lenders and other secured parties of such obligations could declare all of the funds borrowed thereunder, together with accrued and unpaid interest, immediately due and payable and foreclose on the pledged assets. Furthermore, if the lenders and other secured parties under the Senior Secured Credit Facilities foreclose and sell the pledged equity interests in any Subsidiary Guarantor, then that Subsidiary Guarantor will be released from its guarantee of the Notes automatically and immediately upon such sale.

The Notes will be secured only to the extent of the value of the assets that have been granted as security for the Notes, which may not be sufficient to satisfy our obligations under the Notes.

No appraisals of any of the collateral have been prepared by us or on behalf of us in connection with this offering. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, our ability to implement our business strategy, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. In addition, courts could limit recoverability if they apply non-New York law to a proceeding and deem a portion of the interest claim usurious in violation of public policy. The amount to be received upon a sale of any collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the collateral at such time, general, market and economic conditions and the timing and the manner of the sale.

There also can be no assurance that the collateral will be saleable and, even if saleable, the timing of its liquidation is uncertain. To the extent that the collateral is an interest in a casino or otherwise requires a gaming license, such collateral would not be able to be operated without the required license. Additionally, to the extent that liens, rights or easements granted to third parties encumber assets located on property owned by us, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could adversely affect the value of the collateral and the ability of the collateral agent to realize or foreclose on the collateral. Additionally, to the extent that liens, rights or easements granted to us by third parties encumber assets located on property owned by such third parties, or in the event of any exercise of any rights and remedies with respect to or foreclosure on such property by the creditors of such third parties, our rights under such liens, rights or easements could be adversely affected thereby. By their nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the Notes and all other senior secured obligations, interest may cease to accrue on the Notes from and after the date the bankruptcy petition is filed. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay the obligations due under the Notes.

In addition, the collateral securing the Notes will be subject to liens permitted under the terms of the Senior Secured Credit Facilities, the intercreditor agreement and the indenture governing the Notes, whether arising on or after the date the Notes are issued. The existence of any permitted liens could adversely affect the value of the collateral securing the Notes, as well as the ability of the collateral agent to realize or foreclose on such collateral.

Furthermore, not all of the Issuers’ and Subsidiary Guarantors’ assets secure the Notes. See “Description of Notes—Security for the Notes.” For example, the collateral will not include, among other things:

•	any property or assets owned by any foreign subsidiaries;

•	certain real property;

•	any vehicles;

•	cash, deposit accounts and securities accounts (to the extent that a lien thereon must be perfected by any action other than the filing of customary financing statements); or

•	subject to certain limitations, any assets or any right, title or interest in any license, contract or agreement to the extent that taking a security interest in any of them would violate any applicable law or regulation (including gaming regulations) or any enforceable contractual obligation binding on the assets or would violate the terms of any such license, contract or agreement.

In addition, while the Notes will initially be secured by the pledge of the capital stock of the Company’s subsidiaries, these pledges would be released to the extent that separate financial statements pursuant to Rule 3-16 of Regulation S-X would be required in connection with the filing of a registration statement related to the Notes. See “Description of Notes—Security for the Notes” and “Registration Rights; Additional Interest.”

To the extent that the claims of the holders of the Notes exceed the value of the assets securing the Notes and other liabilities, those claims will rank equally with the claims of the holders of any of our unsecured senior indebtedness. As a result, if the value of the assets pledged as security for the Notes and other liabilities is less than the value of the claims of the holders of the Notes and other liabilities, those claims may not be satisfied in full before the claims of our unsecured creditors are paid.

The rights of holders of Notes to the collateral securing the Notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the Notes may not be perfected with respect to the claims of the Notes if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the issuance of the Notes. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, can only be perfected at the time such property and rights are acquired and identified and additional steps to perfect in such property and rights are taken. The Issuers and the Subsidiary

Guarantors will have limited obligations to perfect the security interest of the holders of the Notes in specified collateral. There can be no assurance that the trustee or the collateral agent for the Notes will monitor, or that the Issuers will inform the trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the Notes against third parties.

In addition, the security interest of the collateral agent will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of third parties and make additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

The rights of holders of Notes to the collateral will be governed, and materially limited, by the intercreditor agreement, and liens securing the Notes will be released upon the discharge of first-priority obligations or release of first-priority liens.

Pursuant to the terms of the intercreditor agreement, the lenders and holders of the Senior Secured Credit Facilities, which are obligations secured by the collateral on a first-priority basis, will control substantially all matters related to the collateral. Under the intercreditor agreement, at any time that any first-priority obligations remain outstanding, any actions that may be taken in respect of the collateral (including the ability to commence enforcement proceedings against the collateral and to control the conduct of such proceedings, and to approve amendments to, releases of collateral from the lien of, and waivers of past defaults under, the collateral documents) will be at the direction of the holders of such indebtedness. Under such circumstances, the trustee and the collateral agent on behalf of the holders of Notes will not have the ability to control or direct such actions, even if the rights of the holders of Notes are adversely affected. Any release of all first-priority liens upon any collateral approved by the holders of first-priority liens will also release the second-priority liens securing the Notes on substantially the same collateral, and holders of Notes will have no control over such release. See “Description of Notes—Security Documents and Intercreditor Agreement—Release of Collateral.”

Furthermore, because the holders of the first-priority obligations will control the disposition of the collateral securing such first-priority obligations and the Notes, if there were an event of default under the Notes, the holders of the first-priority obligations could decide not to proceed against the collateral, regardless of whether or not there is a default under such first-priority obligations. In such event, the only remedy available to the holders of the Notes would be to sue for payment on the Notes. By virtue of the direction of the administration of the pledges and security interests and the release of collateral, actions may be taken under the collateral documents that may be adverse to holders of the Notes. Unless and until the discharge of the first-priority obligations, including the Senior Secured Credit Facilities, has occurred, the sole right of the holders of the Notes is to hold a lien on the collateral, subject to the exceptions described in “Description of Second Lien Notes Notes—Security Documents and Intercreditor Agreement.”

Certain of the real property constituting collateral for the Notes is leased. There is a risk that such leases may terminate and no longer constitute collateral for the Notes.

Debt secured by a lien on a leasehold interest in real estate is subject to risks not associated with debt secured by a mortgage lien on a fee interest in real estate. The most significant of these risks is that a leasehold interest could be terminated before the debt secured by the mortgage is paid in full. The forms of these leases vary in scope and extent with respect to provisions designed to protect the interests of a leasehold mortgagee.

In addition, if a mortgage on our landlord’s fee interest in the property is recorded prior to the recordation of a memorandum of our interest, as tenant, in the lease or if the lease, by its terms, is subordinate to our landlord’s fee mortgage, the holder of such fee mortgage could, in the event of the foreclosure of such fee mortgage, elect to terminate the applicable lease, and, thereby, your mortgage lien on such leasehold interest would terminate.

In the event of our bankruptcy, the ability of the holders of Notes to realize upon the collateral will be subject to certain bankruptcy law limitations and limitations under the intercreditor agreement.

The ability of holders of the Notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under federal bankruptcy law, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval, which may not be given. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to use and expend collateral, including cash collateral, and to provide liens senior to the collateral agent for the Notes’ liens to secure indebtedness incurred after the commencement of a bankruptcy case, provided that the secured creditor either consents or is given “adequate protection.” “Adequate protection” could include cash payments or the granting of additional security, if and at such times as the presiding court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition of the collateral during the pendency of the bankruptcy case, the use of collateral (including cash collateral) and the incurrence of such senior indebtedness. However, pursuant to the terms of the intercreditor agreement, the holders of the Notes will agree not to seek or accept “adequate protection” consisting of cash payments and not to object to the incurrence of additional indebtedness secured by liens that are senior to the liens granted to the collateral agent for the Notes in an aggregate principal amount agreed to by the holders of first-priority lien obligations (including the Senior Secured Credit Facilities). In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of “adequate protection,” except to the extent of any grant of additional liens that are junior to the Senior Secured Credit Facilities and the Notes. Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the Notes, the indebtedness under the Notes would be “undersecured” and the holders of the Notes would have unsecured claims as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, and attorneys’ fees on undersecured indebtedness during the debtor’s bankruptcy case.

In addition to the waiver with respect to adequate protection set forth above, under the terms of the intercreditor agreement, the holders of the Notes also waive certain other important rights that secured creditors may be entitled to in a bankruptcy proceeding, as described in “Description of Notes—Security Documents and Intercreditor Agreement.” These waivers could adversely impact the ability of the holders of the Notes to recover amounts owed to them in a bankruptcy proceeding.

State law may limit the ability of the collateral agent for the holders of the Notes to foreclose on the real property and improvements and leasehold interests included in the collateral located in Nevada and Louisiana.

The Notes will be secured by, among other things, liens on owned and leased certain real property and improvements located in the states of Nevada and Louisiana. The laws of Nevada and Louisiana may limit the ability of the trustee and the holders of the Notes to foreclose on the improved real property collateral located in that state. Laws of Nevada and Louisiana govern the perfection, enforceability and foreclosure of mortgage liens against real property interests which secure debt obligations such as the Notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing laws may also impose security first and one form of action rules which can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

The holders of the Notes and the trustee also may be limited in their ability to enforce a breach of the “no liens” covenant. Some decisions of state courts have placed limits on a lender’s ability to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates, and a lender may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the trustee and the holders of the Notes from declaring a default and accelerating the Notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

The collateral securing the Notes may be diluted under certain circumstances.

The collateral that will secure the Notes also secures our obligations under the Senior Secured Credit Facilities. This collateral may secure additional senior indebtedness that the Issuers or certain of their subsidiaries incur in the future, subject to restrictions on their ability to incur debt and liens under the Senior Secured Credit Facilities and the indenture governing the Notes. Your rights to the collateral would be diluted by any increase in the indebtedness secured by this collateral.

Federal and state statutes allow courts, under specific circumstances, to void the issuance of debt securities. In such circumstances, the Notes, the subsidiary guarantees and the pledges securing the Notes could be voided and holders could be required to return payments received.

If the Issuers or any Subsidiary Guarantor becomes a debtor in a case under the U.S. Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law, a court may void, subordinate or otherwise decline to enforce the Notes, such Subsidiary Guarantor’s pledge of assets securing the Notes or such Subsidiary Guarantor’s guarantee of the Notes. A court might do so if it found that when the Notes were issued or the Subsidiary Guarantor made its pledge or guarantee, as applicable, or in some states when payments became due under the Notes, the Subsidiary Guarantor or the Issuers received less than reasonably equivalent value or fair consideration and either:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was left with inadequate capital to conduct its business; or

•	believed or reasonably should have believed that it would incur debts beyond its ability to pay.

The court might also void the issuance of the Notes, related pledge or guarantee by a Subsidiary Guarantor, without regard to the above factors, if the court found that the Issuers issued the Notes or the applicable Subsidiary Guarantor made its pledge or guarantee with actual intent to hinder, delay or defraud its creditors.

A court would likely find that the Issuers or a Subsidiary Guarantor did not receive reasonably equivalent value or fair consideration for the Notes, its pledge securing the Notes or guarantee, if the Issuers or a Subsidiary Guarantor did not substantially benefit directly or indirectly from the issuance of the Notes. If a court were to void the issuance of the Notes, any pledge or guarantee you would no longer have any claim against the Issuers or the applicable Subsidiary Guarantor. Sufficient funds to repay the Notes may not be available from other sources, including the remaining obligors, if any. In addition, the court might direct you to repay any amounts that you already received from the Issuers or a Subsidiary Guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a Subsidiary Guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each Subsidiary Guarantor, after giving effect to its pledge securing the Notes and guarantee of the Notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

Delivery of security interests in collateral after the issue date increases the risk that the other security interests could be avoidable in bankruptcy.

Certain collateral, including mortgages on real property, will be granted as security after the issue date of the Notes. For example, some or all of the mortgages may not be in place upon issuance of the Notes, and no surveys or title insurance will be delivered prior to the Escrow Release Date. However, to the extent that any such instrument or delivery is required to be delivered, we will be required to use our commercially reasonable efforts to deliver such instruments and deliverables within 120 days following the Escrow Release Date or such longer period as agreed to by the administrative agent and the collateral agent under the Senior Secured Credit Facilities.

Our properties constitute a significant portion of the value of the collateral intended to secure the Notes and the guarantees. In addition, mortgagee title insurance policies will not be in place at the time of the issuance of the Notes to insure, among other things, (i) loss resulting from the entity represented by us to be the fee owner thereof not holding valid fee title to the properties or such fee being encumbered by unpermitted liens and (ii) the validity and priority of the mortgage granted to the collateral agent for its benefit, and for the benefit of the trustee and the holders of the Notes and the holders of certain additional pari passu secured indebtedness. There will be no independent assurance prior to issuance of the Notes that all properties contemplated to be mortgaged as security for the Notes will be mortgaged, or that we hold the real property interests we represent we hold or that we may mortgage such interests, or that there will be no lien encumbering such real property interests other than those permitted by the indenture. Moreover, land surveys will not be completed at the time of the issuance of the Notes. As a result, there is no independent assurance that, among other things, no encroachments, adverse possession claims, zoning or other restricts exist with respect to the properties intended to be mortgaged which could result in a material adverse effect on the value or utility of such properties.

Until such time as the Issuers have obtained approval from the Nevada Gaming State Control Board and the Nevada Gaming Commission, the pledge of the capital stock of certain of the Company’s subsidiaries will not be effective. If the grantor of such security interest were to become subject to a bankruptcy proceeding after the issue date of the Notes, any mortgage or security interest in collateral delivered after the issue date of the Notes would face a greater risk than security interests in place on the issue date of being avoided by the pledgor (as debtor in possession) or by its trustee in bankruptcy as a preference under bankruptcy law if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the Notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. To the extent that the grant of any such security interest is voided as a preference, you would lose the benefit of the security interest.

It may be difficult to realize the value of the collateral securing the Notes.

The collateral securing the Notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the trustee for the Notes and any other creditors that also have the benefit of first liens on the collateral securing the Notes from time to time, whether on or after the date the Notes are issued. The initial purchasers have neither analyzed the effect of, nor participated in any negotiations relating to such exceptions, defects, encumbrances, liens and other imperfections. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the Notes as well as the ability of the collateral agent, to realize or foreclose on such collateral.

The collateral securing the Notes does not include all of our or the Subsidiary Guarantors’ assets. See “Description of Notes—Security for the Notes.” No appraisals of any of the collateral have been prepared by us or on behalf of us in connection with this offering. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers and similar factors. By their nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this offering memorandum exceeds the principal amount of the debt secured thereby. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, our ability to implement our business strategy, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. Furthermore, as noted in the “—Risks Related to Our Business,” we may not be subject to or permitted to seek protection under the federal bankruptcy laws. No assurance can be given that, if the value of the collateral securing the Notes is not sufficient, a forum will be available to creditors.

In the event that the Escrow Conditions are not satisfied on or prior to August 31, 2014, the Notes will be subject to special mandatory redemption, and, as a result, you may not obtain the return you expect on the Notes.

If the Escrow Conditions are not satisfied prior to the consummation of this offering, we will deposit into an escrow account, pledged for the benefit of the noteholders, the gross proceeds from this offering plus an amount (including a portion which may be through letters of credit) sufficient to pay all accrued interest from the issue date of the Notes up to, but not including, the last possible date of any special mandatory redemption. See “Description of Notes—Escrow of Gross Proceeds.” The proceeds from this offering will be used to partially fund a portion of the Transactions. The trustee will release the escrow proceeds to us at the time of the consummation of the Transactions if the Escrow Conditions described in this offering memorandum are satisfied. If the Escrow Conditions are not satisfied on or prior to August 31, 2014, we will be required to redeem all of the outstanding Notes at a redemption price equal to the initial issue price of the Notes, plus accrued and unpaid interest, if any, from the issue date up to, but not including, the payment date of such mandatory redemption. Upon such redemption, you may not be able to reinvest the proceeds from the redemption in an investment that yields comparable returns. In addition, if you purchase the Notes at a price greater than the initial issue price of the Notes, you may suffer a loss on your investment. See “Description of Notes—Escrow of Gross Proceeds.”

The funds will be released and utilized as described in “Summary—The Transactions” and “Use of Proceeds” upon delivering to the Escrow Agent of an officer’s certificate stating that the conditions to the release of the proceeds from escrow have been satisfied. The escrowed funds will be released from escrow to consummate the Transactions even if a Default or Event of Default under the indenture governing the Notes shall have occurred and be continuing (or would have occurred had the Issuers or any of the Subsidiary Guarantors (after giving effect to the Transactions) been subject to all of the provisions of the indenture governing the Notes as of the date of consummation of this offering).

The Issuers may not be able to repurchase the Notes upon a change of control.

Upon the occurrence of certain specific kinds of change of control events, the Issuers will be required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus, without duplication, accrued and unpaid interest and additional interest, if any, to the date of repurchase. However, it is possible that the Issuers will not have sufficient funds at the time of the change of control to make the required repurchase or that restrictions in our Senior Secured Credit Facilities will not allow such repurchases. Neither Caesars Entertainment nor Growth Partners is a guarantor of the Notes and they will have no obligation to fund any required repurchase upon a change of control. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture governing the Notes. See “Description of Notes—Change of Control.”

An active trading market may not develop for the Notes.

The Notes are a new issue of securities. There is no established public trading market for the Notes, and an active trading market may not develop. The Issuers do not intend to apply for the Notes to be listed on any securities exchange. The initial purchasers have advised us that they intend to make a market in the Notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the Notes, and they may discontinue their market-making activities at any time without notice. As a result, there may be limited liquidity of any trading market that does develop for the Notes. In addition, the liquidity of the trading market in the Notes and the market prices quoted for the Notes may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a consequence, an active trading market may not develop for the Notes, holders of Notes may not be able to sell their Notes, or, even if they can sell their Notes, they may not be able to sell them at an acceptable price.

There are restrictions on your ability to transfer or resell the Notes without registration under applicable securities laws.

The Notes are being offered and sold pursuant to an exemption from registration under U.S. and applicable state securities laws. Therefore, you may transfer or resell the Notes in the United States only in a transaction registered under or exempt from the registration requirements of the U.S. and applicable state securities laws, and you may be required to bear the risk of your investment for an indefinite period of time. We are obligated to use our commercially reasonable efforts to commence an offer to exchange the Notes for equivalent notes registered under U.S. securities laws or, in certain circumstances, register the resale of the Notes, under U.S. securities laws. See “Registration Rights; Additional Interest” and “Notice to Investors.”

The collateral is subject to casualty risks, which may limit your ability to recover for losses to our assets.

We maintain insurance or otherwise insure against risks to the extent customary with companies in the same or similar business operating in the same or similar locations. There are, however, certain losses, including losses resulting from terrorist acts and certain environmental disasters that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure you that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the collateral securing the Notes, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the Notes.

In the event of a total or partial loss to any of the mortgaged facilities, such facilities and certain items of equipment inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to reconstruct, rebuild or replace such facilities or items could cause significant delays. In addition, certain zoning laws and regulations may prevent rebuilding substantially the same facilities in the event of a casualty, which could have a material adverse impact on our operations. See “—Risks Related to Our Indebtedness—Our debt agreements contain restrictions that limit our flexibility in operating our business.”

Risks Related to Our Indebtedness

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments.

We are a highly leveraged business. As of December 31, 2013, on an as adjusted basis after giving effect to the Transactions, we would have had $2,035.0 million face value of outstanding debt (which includes $185 million of assumed debt related to The Cromwell). Assuming constant outstanding balances and interest rates, our debt service obligation for the next twelve months would be $157.0 million (which includes obligations under the assumed debt related to The Cromwell), comprised solely of interest payments.

Our substantial indebtedness could:

•	limit our ability to borrow money for our working capital, capital expenditures, development projects, debt service requirements, strategic initiatives or other purposes;

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing our indebtedness;

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of interest and the repayment of our indebtedness thereby reducing funds available to us for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	make us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	make us more vulnerable to downturns in our business or the economy;

•	restrict us from making strategic acquisitions, developing new gaming facilities, introducing new technologies or exploiting business opportunities;

•	affect our ability to renew gaming and other licenses;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets; and

•	expose us to the risk of increased interest rates as certain of our borrowings are at variable rates of interest.

Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the Notes.

Our ability to satisfy our debt obligations will depend upon, among other things:

•	our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•	our future ability to borrow under the Senior Secured Credit Facilities, the availability of which depends on, among other things, our complying with the covenants thereunder.

We may be unable to generate sufficient cash flow from operations, or unable to draw under our Senior Secured Credit Facilities or otherwise, in an amount sufficient to fund our liquidity needs. If we are unable to service our debt obligations, we cannot assure you that our business will continue in its current state and your interests as a noteholder may be adversely affected.

We may incur significantly more debt in the future, which could adversely affect our ability to pursue certain opportunities.

We and our subsidiaries may be able to incur substantial indebtedness at any time, and from time to time, including in the near future. Although the terms of the Senior Secured Credit Facilities and the indenture governing the Notes will contain restrictions on our ability to incur additional indebtedness, those restrictions will be subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial.

If we significantly leverage ourselves, we will be subject to considerable interest payment expenses that could adversely affect our ability to obtain additional financing. Further, once we have a highly leveraged capital structure, we may lose certain advantages that we have against competitors, making the pursuit of capital-intensive opportunities more challenging.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our Senior Secured Credit Facilities and the indenture governing the Notes will contain, and any future indebtedness of ours would likely contain, a number of covenants that impose significant operating and financial restrictions on us, including restrictions on our and our subsidiaries’ ability to, among other things:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

As a result of these covenants, we are limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

We will pledge a significant portion of our assets as collateral under the Senior Secured Credit Facilities and the Notes. If any of our lenders accelerate the repayment of borrowings, there can be no assurance that we will have sufficient assets to repay our indebtedness.

Under the Senior Secured Credit Facilities, except during a covenant suspension period as defined in the credit agreement governing the Senior Secured Credit Facilities, we will be required to comply on a quarterly basis with a maximum first-priority net senior secured leverage ratio of no more than 6.00 to 1.00. This ratio is calculated based on the aggregate principal amount of certain senior first-priority secured debt net of the amount of unrestricted cash on hand. In addition, for purposes of determining compliance with such financial maintenance covenant for any fiscal quarter, we may exercise an equity cure by issuing certain permitted securities for cash or otherwise receiving cash contributions to the capital of the Company or any of its direct or indirect parent that will, upon the receipt by the Company of such cash, be included in the calculation of Adjusted EBITDA. The equity cure right may not be exercised in more than three fiscal quarters during any period of four consecutive fiscal quarters or more than six fiscal quarters during any period of eight consecutive fiscal quarters. Under the Senior Secured Credit Facilities, we may also be required to meet specified leverage ratios in order to take certain actions, such as incurring certain debt or making certain acquisitions and asset sales. Many factors affect our continuing ability to comply with these covenants, including (a) changes in gaming trips, spend per trip and hotel metrics, which are correlated to a consumer recovery, (b) increases in cost-savings actions, (c) asset sales, (d) additional debt financings, (e) equity financings, (f) delays in investments in new developments, or (g) a combination thereof. Our ability to meet these ratios can be affected by events beyond our control, and there can be no assurance that we will meet these ratios.

A failure to comply with the covenants contained in the Senior Secured Credit Facilities or our other indebtedness could result in an event of default thereunder, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of any default under the Senior Secured Credit Facilities or our other indebtedness, the lenders thereunder:

•	will not be required to lend any additional amounts to us, including under the Revolving Credit Facility;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable and terminate all commitments to extend further credit; and/or

•	require us to apply all of our available cash to repay these borrowings.

Such actions by the lenders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under the Senior Secured Credit Facilities and our other indebtedness could proceed against the collateral granted to them to secure that indebtedness.

If the indebtedness under the Notes, the Senior Secured Credit Facilities or our other indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

Repayment of our debt, including required principal and interest payments on the Notes, is dependent on cash flow generated by our subsidiaries.

Our subsidiaries currently own a portion of our assets and conduct a portion of our operations. Accordingly, repayment of our indebtedness, including the Notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to the Issuers, by dividend, debt repayment or otherwise. Our subsidiaries do not have any obligation to pay amounts due on the Notes or to make funds available for that purpose (other than with respect to the subsidiary guarantees). Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the Notes will limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries we may be unable to make required principal and interest payments on our indebtedness, including the Notes.

If the Issuers default on their obligations to pay their other indebtedness, the Issuers may not be able to make payments on the Notes.

Any default under the agreements governing the indebtedness of the Issuers, including a default under the Senior Secured Credit Facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could leave the Issuers unable to pay principal, premium, if any, or interest on the Notes and could substantially decrease the market value of the Notes. If the Issuers are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on their indebtedness, or if the Issuers otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing their indebtedness (including the Senior Secured Credit Facilities), the Issuers could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the Revolving Credit Facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against the assets of the Issuers, and the Issuers could be forced into bankruptcy or liquidation. If the operating performance of the Issuers decline, the Issuers may in the future need to seek waivers from the required lenders under the Senior Secured Credit Facilities to avoid being in default. If the Issuers breach their covenants under the Senior Secured Credit Facilities and seek a waiver, the Issuers may not be able to obtain a waiver from the required lenders. If this occurs, the Issuers would be in default under the Senior Secured Credit Facilities, the lenders could exercise their rights as described above, and the Issuers could be forced into bankruptcy or liquidation.

Risks Related to Our Dependence on Caesars Entertainment

We are dependent on CEOC and its subsidiaries to provide corporate services, back-office support and business advisory services through the CGP Management Services Agreement. We cannot operate without the services provided by subsidiaries of CEOC and will be adversely affected if the CGP Management Services Agreement is terminated.

Pursuant to the CGP Management Services Agreement, CEOC and its subsidiaries provide corporate services, back-office support and business advisory services to Growth Partners. See “Certain Relationships and Related Party Transactions—CGP Management Services Agreement.” CAC, we and Growth Partners have no employees, and neither CAC nor we and Growth Partners have any history of operating casinos. Therefore, our business and operations are dependent on the services provided by Caesars Entertainment and its subsidiaries, and we cannot operate without these services. If the quality of the services provided by Caesars Entertainment and its subsidiaries deteriorates, or the terms under which Caesars Entertainment and its subsidiaries provide Growth Partners with services change in a manner that is adverse to us, it could have a material adverse effect on our business, financial condition and operating results.

In addition, if the CGP Management Services Agreement were to be terminated, or if CEOC or its subsidiaries were to suffer significant liquidity or operational difficulties, becoming incapable of providing support and management services (or such services at the agreed upon level) to Growth Partners or ceasing operations altogether, we would no longer have access to the operational support and management expertise CEOC and its subsidiaries provide Growth Partners, which could have a material adverse effect on our business, financial condition and operating results. Any failure by us to obtain the operational and management support of CEOC and its subsidiaries, and subsequently Services, LLC, and particularly any failure by us to obtain CEOC’s expertise in operating casinos would adversely affect our business, financial condition and operating results.

We are dependent on Property Management Agreements with CEOC and its subsidiaries to operate the Properties. We will also be dependent upon Services, LLC to operate the Properties after its formation.

Each of the Properties is managed by a subsidiary of CEOC. See “Certain Relationships and Related Party Transactions— Property Management Agreements.” We are dependent upon Caesars Entertainment and these property management companies to provide the services necessary to operate the Properties. We do not have any employees, and we do not have a history of operating casinos. Therefore, the Properties are dependent on the services provided by CEOC and its subsidiaries, and we cannot operate the Properties without these services. If the quality of the services provided by CEOC and its subsidiaries deteriorates, or the terms under which CEOC and its subsidiaries provide services change in a manner that is adverse to us, it could have a material adverse effect on our business, financial condition and operating results. Following the Closing, at Growth Partners’ request and subject to receipt of any required regulatory approvals, the Property Management Agreements will be assigned to Services, LLC, which will thereafter perform the obligations of the Property Managers. To the extent the Property Management Agreements are assigned to Services, LLC, we will be reliant on it to the same extent we had previously relied on CEOC for such services. Services, LLC will be newly formed and will not receive the management fees under the Property Management Agreements. Furthermore, Services, LLC will be dependent upon its members (the Company, CEOC and CERP) to provide it with the operating funds and capital requirements (the allocation of which shall be based on each member’s ownership interest in Services, LLC) necessary to provide services under the Property Management Agreements. If any of the members of Services, LLC fails to provide it with the operating funds necessary to operate Services, LLC, Services, LLC may not be able to fully provide the services required by the Property Management Agreements to operate the Properties.

In addition, if the Property Management Agreements were to be terminated, or if CEOC or its subsidiaries, and subsequently Services, LLC, were to suffer significant liquidity or operational difficulties, becoming incapable of providing property management services (or unable to provide such services at agreed upon level) to us or cease operations altogether, we may be unable to continue to operate the Properties, which would have a material adverse effect on our business, financial condition and operating results.

The success of our business depends in part on our continued participation in CEOC and its subsidiaries’ Total Rewards® loyalty program.

The success of our business depends in part on our ability to direct targeted marketing efforts to important casino and non-gaming customers. Our ability to undertake those marketing efforts depends to a significant extent on our continued participation in the Total Rewards® loyalty program owned and maintained by CEOC and its subsidiaries. In connection with this program, we can develop information which allows us to track casino play and award complimentaries and other promotional opportunities to our customers. Complimentaries and other similar rewards are customarily offered by casino and gaming facilities to their customers and are important incentives to those customers. Participation in the Total Rewards® loyalty program is one of our competitive strengths and our business and growth strategy are, in part, based on tracked play and targeted marketing efforts. We rely on tracked play and cross property play to generate revenue at our casino properties.

Pursuant to the terms of the Transaction Agreement, the parties have agreed to use reasonable best efforts to establish Services, LLC, which will license certain enterprise-wide intellectual property currently used by us and our subsidiaries, including but not limited to intellectual property relating to and comprising the Total Rewards® loyalty program. Such intellectual property will be licensed by CEOC and its subsidiaries to Services, LLC and will be further sublicensed by Services, LLC to, among other parties, our subsidiaries and Caesars Entertainment’s subsidiaries under the Cross-License Agreement. See “Certain Relationships and Related Party Transactions—Services Joint Venture.” If such licenses were to be terminated, we would no longer have access to the Total Rewards® loyalty program and other enterprise-wide intellectual property.

In the past, the removal of the Total Rewards® loyalty program from a casino property has resulted in negative impacts on such property’s financial results. Similarly, if we are unable to access the Total Rewards® loyalty program database, we expect our annual revenue would decline, which could have a material adverse impact on our business and results of operations.

Failure by CEOC and its subsidiaries to protect the trademarks, technology and other intellectual property that we use could have a negative impact on the value of our brand names and adversely affect our business. In addition, CEOC and its subsidiaries may have the right to limit the expansion of scope or usage of our intellectual property.

We currently license from CEOC and its subsidiaries (and will sublicense from Services, LLC upon the implementation of Services, LLC and execution of the Cross-License Agreement), intellectual property and technology material to our overall business strategy, and we regard such intellectual property and technology to be an important element of our success. We rely on CEOC and its subsidiaries to seek to establish and maintain proprietary rights in such intellectual property and technology through the use of patents, copyrights, trademarks and trade secret laws. In addition, we rely on CEOC and its subsidiaries to maintain the trade secrets and confidential information licensed to us by nondisclosure policies and through the use of appropriate confidentiality agreements. Despite these efforts to protect the proprietary rights on which we rely, parties may infringe such intellectual property and use licensed information and technology that we regard as proprietary and our rights may be invalidated or unenforceable. Monitoring the unauthorized use of our licensed intellectual property and technology is difficult. Litigation by CEOC and its subsidiaries or Services, LLC, as applicable, may be necessary to enforce the intellectual property rights and other rights on which we rely or to determine the validity and scope of the proprietary rights of others. Litigation of this type could result in substantial costs and diversion of resources. We cannot assure you that all of the steps that we, CEOC and its subsidiaries or Services, LLC have or will take to protect the licensed trademarks that we use in the United States will be adequate to prevent imitation of such trademarks by others. The unauthorized use or reproduction of the trademarks that we use could diminish the value of our brand and our market acceptance, competitive advantages or goodwill, which could adversely affect our business. In addition, the expansion of the scope or use of our intellectual property licensed from CEOC or Services, LLC, as applicable, in many cases is subject to the consent of CEOC or Services, LLC. Accordingly, we may not be able to take advantage of new applications or uses of our tradenames, trademarks or other intellectual property without the consent of CEOC or Services, LLC, which may adversely affect our ability to compete or expand our business scope.

We are dependent on the expertise of Caesars Entertainment’s management and employees. Loss of the services of any key personnel from Caesars Entertainment could have a material adverse effect on our business.

The leadership of Caesars Entertainment’s chief executive officer, Mr. Gary Loveman, and other members of Caesars Entertainment’s management and employees has been a critical element of our success. The advisory and management services Caesars Entertainment and its subsidiaries provide us depend on Mr. Loveman and other members of Caesars Entertainment’s management. The death or disability of Mr. Loveman or other extended or permanent loss of his services, or any negative market or industry perception with respect to him or arising from his loss, could have a material adverse effect on our business. Caesars Entertainment’s other executive officers and other members of management have substantial experience and expertise in the casino business. Additionally, we rely on other Caesars Entertainment’s employees and teams to operate our business. For example, Caesars Entertainment’s marketing team, which works for all of Caesars Entertainment’s Las Vegas properties, has the responsibility for marketing for our Las Vegas properties. The unexpected loss of services of one or more members of Caesars Entertainment’s management and key employees could also adversely affect us. We are not protected by key man insurance or similar life insurance covering members of Caesars Entertainment’s management, nor do we have employment agreements with any of Caesars Entertainment’s members of management or any other employees.

The interests of Caesars Entertainment’s and CAC’s management and the managers of the Properties who also work for subsidiaries of Caesars Entertainment may not be directly aligned with ours.

Key managers of the Properties work for Caesars Entertainment, CAC and/or their subsidiaries, and therefore their interests may not be directly aligned with ours. Additionally, managing the business of Caesars Entertainment, CAC and their subsidiaries separately from our business requires a significant amount of resources and devotion of such management’s and our Property Managers’ time. The additional demands associated with providing services to subsidiaries of Caesars Entertainment or other subsidiaries of CAC may impact regular operations of our business by diverting the attention of some of our management team and our Property Managers away from revenue producing activities and operating the Properties, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses. The individuals who manage the Properties are compensated based on the performance of the Caesars properties in the city in which they operate, not on the performance of the Properties alone, and some of our key managers also manage other Caesars properties. For example, the management team of Planet Hollywood also has responsibility for Paris Las Vegas, which is not one of the Properties. As a result, the interests of our Property Managers may not be directly aligned with ours. Any of these factors could harm our business, financial condition and results of operations.

Our operations depend on material contracts with third parties, including Caesars Entertainment, CEOC and their subsidiaries, the continued enforcement of which may be adversely impacted by a bankruptcy of such third parties.

If Caesars Entertainment, CEOC, subsidiaries of CEOC that manage the Properties or other third parties with whom we have entered into material contracts with were to become debtors operating under the protection of the Bankruptcy Code, they could exercise certain rights that would adversely affect our contractual rights and obligations and, if Caesars Entertainment were to be a debtor in a bankruptcy case, our ability to participate in the Caesars Entertainment system could be materially and adversely affected. The Bankruptcy Code invalidates clauses that permit the termination of contracts automatically upon the filing by or against one of the parties of a bankruptcy petition or which are conditioned on a party’s insolvency. Moreover, in this circumstance, we would ordinarily be required to continue performing our obligations under such agreement. Legal proceedings to obtain relief from the automatic stay and to enforce rights to payments or terminate agreements can be time consuming and uncertain as to outcome.

Under the Bankruptcy Code, a debtor may decide whether to assume or reject an executory contract such as the CGP Management Services Agreement and the Property Management Agreements with subsidiaries of CEOC. Bankruptcy court approval of assumption of a contract would permit the debtor to continue operating under the assumed contract subject to certain conditions the debtor would need to satisfy. As a general matter, a bankruptcy court approves a debtor’s assumption of a contract if the assumption appears to be in the best interest of the debtor’s estate, the debtor is able to perform and it is a good business decision to assume the contract. Subject to bankruptcy court approval and satisfaction of the “business judgment” rule, a debtor in chapter 11 may reject an executory contract, and rejection of an executory contract in a chapter 7 case may occur automatically by operation of law. If a debtor rejects an executory contract, the non-debtor party to the contract generally has an unsecured claim against the debtor’s bankruptcy estate for breach of contract damages arising from the rejection. A bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject an executory contract. If Caesars Entertainment, CEOC or a subsidiary of CEOC that provides us with services were to become a debtor in a bankruptcy case, it may seek bankruptcy court approval, pursuant to the Bankruptcy Code, to assume the CGP Management Services Agreement, the Property Management Agreements or other material agreements entered into with us or that may be entered into with us, to assign such agreements to a third party or to reject such agreements. If Caesars Entertainment, a management company or an applicable debtor subsidiary rejects the agreements, we may no longer have access to the operational support, management expertise and other material benefits provided by Caesars Entertainment and its subsidiaries or the management companies with the result that we may lack sufficient support to manage our operations. In addition, CEOC’s guarantee of certain obligations, including under the Property Management Agreements (until such guarantee is released upon the assignment of the Property Management Agreements to Services, LLC) and indemnifications under the Transaction Agreement may not be enforceable in the event Caesars Entertainment and its subsidiaries file for bankruptcy protection under the U.S. Bankruptcy Code.

Costs and complexities in the renovation of The Quad could delay its renovation, or in the construction of The Cromwell could delay its opening, and either could be greater than the indemnification provided for by CEOC.

The costs and complexities of the $223 million renovation of The Quad may be greater than we anticipate. It is common with significant renovation projects to experience unexpected costs, problems and delays during construction, development and operational start-up. To the extent such expenses are greater than the indemnification provided by CEOC under the Transaction Agreement, we would be liable for such excess. In addition, Caesars Entertainment and certain of its affiliates have agreed to indemnify CAC, Growth Partners and certain of their affiliates for a failure to open the hotel and casino at The Cromwell by a specified date and for failure to open the restaurant and nightclub/poolclub at The Cromwell by a specified date. In the event that there is a delay in opening the hotel, casino, restaurant or nightclub/poolclub at The Cromwell, there is no guarantee that Caesars Entertainment and CEOC will be able to pay the indemnities required under the Transaction Agreement. Any failure to make such payments and any delays in opening the applicable projects could have an adverse impact on our business and results of operations.

Creditors of CEOC or Growth Partners, in a CEOC or Growth Partners bankruptcy or otherwise, might seek to avoid the Transactions as a fraudulent transfer, and recover the Properties or their value from us.

We may be subject to fraudulent transfer litigation that may require us to return the assets acquired in the Transactions, or their value, to Growth Partners, CEOC or Caesars Entertainment. If a fraudulent transfer action is brought against us, we may have to return the Properties or their value to Growth Partners, Caesars Entertainment or CEOC, or be forced to pay additional amounts therefor. In that case, a risk exists that the liens in the returned assets securing the Notes may not be valid or enforceable, or that they may be equitably subordinated or otherwise impaired. This may leave holders of the Notes with general unsecured claims against us, and our assets may not be sufficient to pay the Note obligations. See “—Risks Related to the Notes and this Offering—Federal and state statutes allow courts, under specific circumstances, to void the incurrence of any obligation, or transfer of any property, including the issuance of debt securities.” In such circumstances, the Notes, the subsidiary guarantees and the pledges securing the Notes could be voided and holders could be required to return payments received. See “Summary—Recent Developments—Letter From CEOC Second-Lien Noteholders” and “—Letter From Holders of CEOC First-Lien Debt.”

In a bankruptcy of CEOC, CEOC could attempt to transfer licensed trademarks and copyrighted materials licensed to the Company or Services, LLC to a purchaser and/or seek to reject any related license.

Upon the implementation of Services, LLC, we will rely on the Cross-License Agreement among us, CEOC, Services, LLC and others in order to use Caesars Entertainment’s and its subsidiaries’ brand names, such as “Harrah’s,” “Bally’s” and “Total Rewards”. These brand names have global recognition and attract customers to the Properties. We would be adversely affected if the Cross-License Agreement were terminated.

If CEOC were to become a debtor in a case under the Bankruptcy Code, it (or a bankruptcy trustee if one is appointed) could seek to sell its trademarks and copyright assets in a bankruptcy case, free and clear of all interests of third parties such as the Company or Services, LLC, or could seek to reject the Cross-License Agreement as an executory contract, in each case, pursuant to the Bankruptcy Code.

Although Section 365(n) of the Bankruptcy Code gives a licensee of intellectual property, such as copyrighted materials, the ability to retain its rights under such license notwithstanding the bankrupt debtor’s rejection of such license, Section 365(n) does not explicitly apply to licensees of trademarks. Because trademarks will be licensed under the Cross-License Agreement, there is a possibility that CEOC will be able to reject the Cross-License Agreement as an executory contract in bankruptcy, even if we try to assert, among other things, that it is not subject to rejection because it is not executory and/or claim protection under Section 365(n). If CEOC (or a bankruptcy trustee if one is appointed) is successful in rejecting the Cross-License Agreement in bankruptcy, we may no longer be able to use the valuable trademarks and other intellectual property licensed to us under the Cross-License Agreement. Such a course of action could cause actual results to differ materially and adversely from the projected financial information contained in this offering memorandum and have a material, adverse effect on the Company’s business, financial condition, results of operations and prospects and on the Company’s ability to pay outstanding principal of and interest on the Notes.

In addition, there can be no assurance that CEOC (or a bankruptcy trustee if one is appointed) would not attempt to sell the licensed trademarks and copyrighted materials licensed to the Company, or Services, LLC, as applicable, free and clear of a licensee’s rights under the Bankruptcy Code, which may adversely affect our ability to exploit and use such intellectual property assets. Such a course of action could cause actual results to differ materially and adversely from the projected financial information contained in this offering memorandum and have a material, adverse effect on the Company’s business, financial condition, results of operations and prospects and on the Company’s ability to pay outstanding principal of and interest on the Notes.

A bankruptcy court may conclude that the Acquisition constitutes a financing rather than a true sale and as a result we would no longer have ownership and control over the Purchased Properties to the same extent as we do now.

For the fiscal year ended December 31, 2013, Caesars Entertainment and its consolidated subsidiaries reported a net loss of $2,939.8 million and CEOC and its consolidated subsidiaries separately reported a net loss of $2,871.2 million. Furthermore, Caesars Entertainment and its consolidated subsidiaries, as well as CEOC and its consolidated subsidiaries, have reported significant net losses during the past three fiscal years. In a bankruptcy of CEOC, the court may conclude that the transfer of the Purchased Properties from CEOC constitutes a disguised financing rather than a true sale. In such case, the court would deem the Purchased Properties as belonging to CEOC, and consider us to be CEOC’s lenders to the extent of the purchase price for the Purchased Properties. While we should have a claim against CEOC for the amounts paid to CEOC for the Purchased Properties, and while the Purchased Properties should remain subject to the liens in favor of the Notes, we would no longer have ownership and control over the assets to the same extent as we do now. Moreover, if our claim against CEOC is considered a financing, no guaranty exists that our claim will be deemed a secured claim entitled to a priority right of repayment from the assets, rather than a general unsecured claim against CEOC’s bankruptcy estate that shares pro rata with other creditors in any recovery from the residual value of the bankruptcy estates, or that the liens in the Purchased Properties in favor of the Notes will remain valid and enforceable. Finally, a risk exists that any such claim and the liens in the Purchased Properties might be primed in favor of a debtor-in-possession financing, or that the court might equitably subordinate our claim or the liens in the Purchased Property to those of other creditors, recharacterize the claim as equity or otherwise not allow the claims and the liens (including on equitable grounds).

A bankruptcy court may substantively consolidate the bankruptcy estates of Caesars Entertainment with Growth Partners and its subsidiaries, which would, among other things, allow the creditors of the bankrupt entities to satisfy their claims from the combined assets of the consolidated entities, including Growth Partners and its subsidiaries.

Even though Growth Partners has certain bankruptcy remote features that restrict its ability to file for bankruptcy relief, there can be no assurance that a bankruptcy court will not direct Growth Partners’ or any of its subsidiaries’ (including ours) substantive consolidation with Caesars Entertainment or a subsidiary of Caesars Entertainment in a bankruptcy case of Caesars Entertainment or such subsidiary even if Growth Partners or its subsidiaries (including us) does not itself file a bankruptcy petition. Growth Partners’ or its subsidiaries’ substantive consolidation with Caesars Entertainment or its subsidiaries in their bankruptcy cases would, among other things, allow the creditors of the bankrupt entities to satisfy their claims from the combined assets of the consolidated entities, including Growth Partners and its subsidiaries. This may dilute the value of distributions available for recovery to Growth Partners’ and our creditors, including holders of the Notes. As a general matter, substantive consolidation of Growth Partners’ or its subsidiaries’ with Caesars Entertainment or its subsidiaries bankruptcy cases should not affect the liens of the Notes in the Properties, or the priority of the secured Note claims. However, substantive consolidation is an equitable remedy and no assurances can be given that the liens and secured claims will remain unaffected in the event a court orders substantive consolidation. Moreover, in the event that the value of the collateral securing the Notes is not sufficient to repay all amounts due on the Notes, the Notes would have an unsecured “deficiency” claim as to the difference. Any such “deficiency” claim would share pro rata with the other unsecured creditors of the substantively consolidated bankruptcy estates, and may suffer substantial dilution in recovery as a result. In addition, substantive consolidation with Caesars Entertainment or its subsidiaries’ bankruptcies may subject our assets and operations to the automatic stay, and may impair our ability to operate independently, as well as otherwise restrict our operations and capacity to function as a standalone enterprise. See “—Risks Related to the Notes and this Offering—In the event of our bankruptcy, the ability of the holders of the Notes to realize upon the collateral will be subject to certain bankruptcy law limitations and limitations under the intercreditor agreement.”

A Caesars Entertainment or CEOC bankruptcy filing might trigger an independent investigation of the Transactions, and expose our and Growth Partners’ contractual relationships with Caesars Entertainment and its subsidiaries to heightened scrutiny.

If Caesars Entertainment or CEOC files for bankruptcy relief, it may result in an independent investigation of the Transactions. For example, a trustee or examiner may be appointed in the CEOC bankruptcy case with the power to investigate the Transactions and determine, with the benefit of hindsight, whether the Transactions overall, and their constituent parts, were fair and equitable and otherwise beneficial to CEOC. Additionally, any committees appointed in such bankruptcy case could conduct a similar investigation. Any such investigations may impose significant costs and expense on us and Growth Partners, and may divert management from its ability to conduct our business. In addition, we would expect that CEOC stakeholders, including any committee appointed in such bankruptcy cases, would re-evaluate all of our and Growth Partners’ contractual and business relationships with CEOC and its subsidiaries. This may result in materially altered terms and conditions that may be economically unfavorable to us and Growth Partners, and may divert significant management resources.

Our claims against Caesars Entertainment or its subsidiaries in a Caesars Entertainment or CEOC bankruptcy might be equitably subordinated or disallowed.

Bankruptcy law allows the court to equitably subordinate claims to those of other creditors or equity holders based on inequitable conduct. A bankruptcy court may also recharacterize a claim for debt as equity, or not allow a claim for other reasons including on equitable grounds. Claims of insiders, including stockholders, are subject to heightened scrutiny and a court may find inequitable conduct in the form of overreaching or self-dealing transactions. If a claim is subordinated to those of other creditors or equity holders, or recharacterized as equity, the claim will likely receive no distribution from the bankruptcy estate unless the estate has enough assets to satisfy the non-subordinated creditors in full; a claim that is disallowed would not share in recoveries from the estate to the extent of such disallowance. The equitably subordinated or disallowed claim need not necessarily relate to the inequitable conduct. Therefore, a damages claim arising from the rejection of an executory contract may be subordinated or disallowed based on conduct wholly unrelated to the contractual relationship itself. Under these principles, should a court determine that they are triggered in a bankruptcy of Caesars Entertainment or CEOC, our claims, including the liens securing such claims (if any) may be subordinated to claims of otherwise equal priority or may be disallowed.

Risks Related to Services, LLC

The implementation of Services, LLC’s contemplated activities is subject to regulatory and other approvals, which may be delayed or which we may not receive.

Pursuant to the terms of the Transaction Agreement, the parties have agreed to use reasonable best efforts to establish Services, LLC. Upon its implementation, Services, LLC will manage certain enterprise-wide assets of Caesars Entertainment, which will include the intellectual property that CEOC and its affiliates currently license to Growth Partners and other subsidiaries of Caesars Entertainment. The Property Management Agreements will also be assigned to Services, LLC subsequent to its implementation, and Services, LLC will thereafter perform the obligations of the Property Managers at each Property. Before Services, LLC can be implemented and commence these activities, however, the formation of Services, LLC, entry by all parties into the Cross-License Agreement and the assignment of the Property Management Agreements must receive regulatory approvals. We intend to file for all required regulatory approvals as soon as practicable. We cannot be sure when, or if, we will receive such approvals. In addition, while a term sheet has been agreed to that sets forth the purpose and the general scope of the agreements Services, LLC will enter into upon its implementation, the CEC Special Committee and CAC Special Committee must each approve the terms of the operating agreement that will govern Services, LLC as well as the terms of the Cross-License Agreement and assignment of the Property Management Agreements. Such approvals may delay the implementation of Services, LLC and its activities.

In the event that such approvals are significantly delayed or if we do not receive them, or if Services, LLC or the activities described above are delayed or are not implemented for any other reason, we will continue to rely on CEOC and its subsidiaries to provide us with licenses to necessary intellectual property, property management services and other various services. Services, LLC will be a joint venture in which we will have a minority interest but do not control. See “—We do not control Services, LLC, and the interests of our co-investors may not align with our interests.” Unlike Services, LLC, which is a joint venture in which we have an ownership interest along with CEOC and CERP, we do not exercise any control over CEOC and cannot guarantee that it will protect our interests in continuing to provide these services. In addition, if CEOC or its subsidiaries were to become debtors operating under the protection of the Bankruptcy Code, they could exercise certain rights that would adversely affect our contractual rights and obligations related to the intellectual property licenses or property management services. See “—Our operations depend on material contracts with third parties, including Caesars Entertainment, CEOC and their subsidiaries, the continued enforcement of which may be adversely impacted by a bankruptcy of such third parties.”

We do not control Services, LLC, and the interests of our co-investors may not align with our interests.

CEOC, CERP and we will be members of Services, LLC, and, upon the implementation of Services, LLC, each of us and our subsidiaries will rely on Services, LLC to provide us with intellectual property licenses and property management services, among other services. We, CEOC and CERP are each required to contribute as necessary to fund Services, LLC’s operating costs and capital requirements in proportion to our respective ownership interest in Services, LLC. We estimate that our initial annual capital expenditure funding requirement will be between $10 million and $15 million, which is based on the expected range of our ownership interest in Services, LLC and its anticipated initial annual capital expenditure requirement. We expect that the members of Services, LLC will be required to fund its capital expenditures on an annual basis. The amount we will be required to fund initially is subject to the review and approval of the CAC Special Committee and CEC Special Committee and in future years the amount, which may be greater, will be subject to the review and approval of the Services, LLC steering committee. We, CEOC and CERP also equally control Services, LLC through its steering committee, which will be comprised of one representative from each of us, CEOC and CERP. In the event that our interests do not align with those of CEOC or CERP, the interests of CEOC or CERP may be met before ours. In addition, certain decisions by Services, LLC may not be made without unanimous consent of the members, including our consent. These actions include any decision with respect to liquidation or dissolution of Services, LLC, merger, consolidation or sale of all or substantially all the assets of Services, LLC, usage of Services, LLC assets in a manner inconsistent with the purposes of Services, LLC, material amendment to Services, LLC’s operating agreement, admission of new investors to Services, LLC and filing of any bankruptcy or similar action by Services, LLC. Thus, any member of Services, LLC may block certain actions by Services, LLC that are in our interest.

Services, LLC may be subject to fraudulent transfer or other litigation that may result in its unwinding, or its licensing agreements with CEOC may otherwise be rescinded or terminated.

Creditors of Caesars Entertainment, CEOC and their subsidiaries may commence an action against Services, LLC under state or federal bankruptcy law in an effort to rescind, avoid or otherwise terminate, for their benefit, the licensing agreements CEOC entered into with Services, LLC. Alternatively, if Caesars Entertainment, CEOC or their subsidiaries file bankruptcy, they may reject their licensing agreements with Services, LLC. If Services, LLC can no longer enforce such licensing agreements, it may be unable to perform under its licensing agreements with Growth Partners and its subsidiaries. As a result, among other things, Growth Partners and its subsidiaries may no longer have access to the Total Rewards loyalty program and may no longer be able to use certain intellectual property, such as the Caesars trademark, which could have a material adverse effect on Growth Partners’ and our business, financial condition and operating results.

Risks Related to Our Business

If we are unable to effectively compete against our competitors, our profits will decline.

The gaming industry is highly competitive and our competitors vary considerably in size, quality of facilities, number of operations, brand identities, marketing, and growth strategies, financial strength and capabilities, level of amenities, management talent, and geographic diversity. We also compete with other non-gaming resorts and vacation areas, and with various other entertainment businesses. Our competitors in each market that we participate may have substantially greater financial, marketing, or other resources than we do, and there can be no assurance that they will not, in the future, engage in aggressive pricing action to compete with us. Although we believe we are currently able to compete effectively in each of the various markets in which we participate, we cannot assure you that we will be able to continue to do so or that we will be capable of maintaining or further increasing our current market share. Our failure to compete successfully in our various markets could adversely affect our business, financial condition, results of operations, and cash flow.

In recent years, many casino operators have been reinvesting in existing markets to attract new customers or to gain market share, thereby increasing competition in those markets. As companies have completed new expansion projects, supply has typically grown at a faster pace than demand in some markets, including Las Vegas, our largest market, and competition has increased significantly. For example, CityCenter, a large development of resorts and residences, opened in December 2009, and the Genting Group has announced plans to develop a 3,500 room hotel and 175,000 square foot casino called Resorts Worlds Las Vegas, which is expected to open in 2016 on the northern end of the Strip near Circus Circus. Also, in response to changing trends, Las Vegas operators have been focused on expanding their non-gaming offerings, including, upgrades to hotel rooms, new food and beverage offerings and new entertainment offerings. MGM has announced plans for The Park, which includes a new retail and dinning development on the land between New York-New York and Monte Carlo, a renovation of the Strip-front facades of both resorts and a new 20,000 seat indoor arena for sporting events and concerts operated by AEG. Construction of The Park is expected to be complete in early 2014, with the arena expected to be complete in 2016. The expansion of existing casino entertainment properties, the increase in the number of properties and the aggressive marketing strategies of many of our competitors have increased competition in many markets in which we operate, and this intense competition is expected to continue. These competitive pressures have and are expected to continue to adversely affect our financial performance in certain markets.

In particular, our business may be adversely impacted by the additional gaming and room capacity in Nevada and Louisiana and by the initiation and growth of online gaming in Nevada, Louisiana and other states. In addition, our operations located in Louisiana may be adversely impacted by the expansion of gaming in Mississippi and the Gulf Coast, and our operations located in Nevada may be adversely impacted by the expansion of gaming in California.

Reduction in discretionary consumer spending resulting from the downturn in the national economy over the past few years, the volatility and disruption of the capital and credit markets, adverse changes in the global economy and other factors could negatively impact our financial performance and our ability to access financing.

Changes in discretionary consumer spending or consumer preferences are driven by factors beyond our control, such as perceived or actual general economic conditions; high energy, fuel and other commodity costs; the cost of travel; the potential for bank failures; a soft job market; an actual or perceived decrease in disposable consumer income and wealth; the recent increase in payroll taxes; increases in gaming taxes or fees; fears of recession and changes in consumer confidence in the economy; and terrorist attacks or other global events. Our business is particularly susceptible to any such changes because our casino properties offer a highly discretionary set of entertainment and leisure activities and amenities. Gaming and other leisure activities we offer represent discretionary expenditures and participation in such activities may decline if discretionary consumer spending declines, including during economic downturns, during which consumers generally earn less disposable income.

The economic downturn that began in 2008 and adverse conditions in the local, regional, national and global markets have negatively affected our business and results of operations and may continue to negatively affect our operations in the future. During periods of economic contraction, our revenues may decrease while most of our costs remain fixed and some costs even increase, resulting in decreased earnings. While economic conditions have improved, our revenues may continue to decrease. For example, while the gaming industry has partially recovered from 2008, there are no assurances that the gaming industry will continue to grow as a result of economic downturn or other factors. Any decrease in the gaming industry could adversely affect consumer spending and adversely affect our operations.

Additionally, key determinants of our revenues and operating performance include hotel ADR, number of gaming trips and average spend per trip by our customers. Given that 2007 was the peak year for our financial performance and the gaming industry in the United States in general, we may not attain those financial levels in the near term, or at all. If we fail to increase ADR or any other similar metric in the near term, our revenues may not increase and, as a result, we may not be able to pay down our existing debt, fund our operations, fund planned capital expenditures or achieve expected growth rates, all of which could have a material adverse effect on our business, financial condition, results of operations and cash flow. Even an uncertain economic outlook may adversely affect consumer spending in our gaming operations and related facilities, as consumers spend less in anticipation of a potential economic downturn. Furthermore, other uncertainties, including national and global economic conditions, terrorist attacks or other global events, could adversely affect consumer spending and adversely affect our operations.

We may not realize any or all of our projected increases to Adjusted EBITDA or other projections included in this offering memorandum.

This offering memorandum includes projections and assumptions, including those related to the construction of The Quad, the renovations of Bill’s Gamblin’ Hall & Saloon to become The Cromwell and the recently completed renovations of the Jubilee Tower at Bally’s Las Vegas. See “Summary—Summary Historical and Pro Forma Financial Information and Other Financial Data” and “—Recent Developments—Estimated Impact of Project Completions” for details regarding these projections and their underlying assumptions. The projections contained herein are based on the current estimates of the Company, but they involve risks, uncertainties, assumptions and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by projections. These projections include estimates of the results of operations once the related projects are open or fully implemented and operated at a steady state, which may not occur until 12 to 24 months after The Cromwell opens and the renovation of The Quad is completed. The future performance of the Company may differ significantly from the projected performance of the Company set forth herein.

Assumptions relating to these projections involve judgments with respect to, among other things, our ability to impose resort fees, as well as future economic, competitive, industry and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Our calculation of Adjusted EBITDAM—Pro Forma includes adjustments for estimated cost savings expected to be realized and the costs of renovation at The Quad. Although our management believes these estimates and assumptions to be reasonable, investors should not place undue reliance upon the calculation of Adjusted EBITDAM—Pro Forma given how it is calculated and the possibility that the underlying estimates and assumptions may ultimately not reflect actual results.

Although we believe that the assumptions underlying the projections are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the projections herein will prove to be accurate or that the objectives and plans expressed in these projections will be achieved. For example, the renovation of The Quad or completion of The Cromwell may not be completed on time or as anticipated. Also, once these projects are complete, The Cromwell or The Quad may not perform as we estimate, which would result in the projected annual revenues from The Cromwell or The Quad being less than we have estimated. Further, the estimated recovery or lost Adjusted EBITDAM—Pro Forma relating to the end of construction at the Linq involves a number of assumptions relating to increased visitation, gambling habits of the new customers and EBITDA margins relating to increased gambling at The Quad once construction is complete, and actual results may vary significantly. If the actual results from the end of the construction disruption related to the Linq or the completion of The Cromwell or the renovation at The Quad are significantly worse than estimated in our projections, such results could have an adverse effect on our business, financial condition, results of operations and our ability to service our indebtedness. See “—We may not realize any or all of our projected cost savings, which would have a negative effect on our results of operations,” “—Risks Related to Our Dependence on Caesars Entertainment —Costs and complexities in the construction of The Quad could delay its opening and could be greater than the indemnification provided for by CEOC” and “Forward Looking Statements.”

We are dependent on the Las Vegas and Louisiana market.

We are entirely dependent upon the Properties located in Las Vegas and Louisiana, with significant dependence on our Las Vegas properties, which comprised approximately 63% of our EBITDA for the year ended December 31, 2013 and is expected to increase upon the opening of The Cromwell and the completion of the renovation of The Quad. As a result, we have greater exposure to any risks common to the Las Vegas and Louisiana tourism industries than a gaming company with more operating properties or greater geographic diversification. The risks to which we have a greater degree of exposure include the following:

•	local economic and competitive conditions;

•	changes in local and state governmental laws and regulations, including gaming laws and regulations;

•	local natural and other disasters;

•	cost and availability of air services and the impact of any events that disrupt air travel to and from Las Vegas or Louisiana;

•	a decline in the number of visitors to Las Vegas or Louisiana;

•	the inability of Louisiana to attract national events, such as a Super Bowl or NCAA Final Four Championship, or any event that decreases participation in its annual Mardi Gras event; and

•	a decrease in gaming and non-gaming activities at the Properties.

Any of the factors outlined above could negatively affect our ability to generate sufficient cash flow to make payments or maintain our covenants with respect to our debt.

We or Growth Partners may require additional capital to support business growth, and this capital might not be available on acceptable terms or at all.

We and Growth Partners intend to continue to make significant investments to support our business growth, and may require additional funds to respond to business challenges, expand into new markets, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we, Growth Partners and CAC, as Growth Partners’ managing member and sole owner of its outstanding voting units, may need to engage in equity or debt financings to secure additional funds. Any debt financing we, Growth Partners or CAC secure in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult to obtain additional capital and to pursue business opportunities, including potential acquisitions. We, Growth Partners and CAC are newly formed entities and may not be able to obtain additional financing on favorable terms, if at all. For instance, the lack of operating history and relationship with Caesars Entertainment may impede Growth Partners’ ability to raise debt or equity financing on acceptable terms, if at all, and there can be no assurances that we could pursue a future offering of securities at an appropriate price to raise the necessary financing. If we, Growth Partners or CAC are unable to obtain adequate financing or financing on terms satisfactory to them when they require it, CAC and

Growth Partners’ ability to continue to support Growth Partners’ or our respective business growth and to respond to business challenges could be significantly impaired, which could have a material adverse effect on Growth Partners’ or our respective business, financial condition and operating results.

Continued growth in consumer demand for non-gaming offerings would negatively impact our gaming revenue.

Recent trends have indicated a growing shift in customer demand for non-gaming offerings, as opposed to solely gambling, when visiting Las Vegas. According to LVCVA, approximately 47% of Las Vegas visitors in 2012 indicated that their primary reason to visit was for vacation or pleasure as opposed to solely for gambling as the main attraction, up from 39% of visitors in 2008. For the year ended December 31, 2013, approximately 55.3% of our gross revenues were from gaming sources. To the extent the demand for non-gaming offerings replaces demand for gambling, our gaming revenues will decrease, which could have an adverse impact on our business and results of operations.

Certain of the Properties are dependent on the success of third parties.

Certain of the Properties are dependent on the success of third parties adjacent to the Properties. These adjacent third-party businesses and amenities stimulate additional traffic through the Properties, including the casinos. For example, we do not own the Grand Bazaar, which is currently being constructed directly in front of Bally’s, but we expect we will rely on that complex to increase the number of visitors to Bally’s. We also rely on the efforts of third parties in selling condominiums in the Westgate Resorts, located adjacent to Planet Hollywood. We also expect that the success of the Linq, an open-air dining, entertainment and retail development owned by CEOC that is currently in the final stages of development and located adjacent to The Quad, will have a significant impact on the success of The Quad. The popularity and success of these adjacent businesses and amenities may impact the traffic through the Properties. Accordingly, we will be dependent on third parties for increasing visitors to certain of the Properties.

Additionally, certain of the Properties are dependent on space leased from third parties. To the extent such leases were to terminate or such properties were otherwise no longer available to us, our business and results of operations could be negatively affected.

The Properties also depend on the success of third parties that manage businesses within certain of the Properties, both for the revenues derived from these businesses and for the increases in visitors to these properties as a result of the businesses. For example, we expect that the success of The Cromwell will depend largely on the success of the nightclub and pool club featured at the complex, which will be managed by a third party. If this third party is not successful and does not drive visitors to the casino or hotel at The Cromwell, our business and results of operations could be negatively affected.

We cannot assure you that we will be able to retain our performers and other entertainment offerings on acceptable terms or at all.

The Properties’ entertainment offerings are only under contract for a limited time. For example, our contract with Britney Spears is set to expire, subject to certain termination rights, in December 2015. We cannot assure you that we will be able to retain our performers or other shows on acceptable terms or at all. In addition, the third parties which we depend on for the Properties’ entertainment offerings may become incapable or unwilling to provide their services at the level agreed upon or at all. These and other of our entertainment offerings draw customers to the Properties and are a significant source of our revenue.

Furthermore, the Properties are managed by subsidiaries of CEOC, which also manage other properties owned by Caesars Entertainment and its other subsidiaries, and our entertainment offerings will be determined by these management companies and not by us. If we are unable to retain our resident performers or engage replacement performers of comparable popularity on acceptable terms, or if the third parties on which we depend to determine and negotiate contracts for the Properties’ entertainment offerings were to become incapable or unwilling to provide their services at the level agreed upon or at all, we may suffer a decline in visitors to the Properties and a loss of profits. We also rely on other third parties to manage other entertainment offerings at the Properties, including certain of the nightclubs, bars and restaurants. For example, the nightclub/poolclub at The Cromwell, which we anticipate will be a significant attraction to that complex, will be managed by a third party. If the manager of the club becomes incapable or unwilling to manage it at the agreed upon levels, the number of guests visiting The Cromwell may decrease, which would have a negative impact on our results of operations at that property.

We face the risk of fraud and cheating.

Our gaming customers may attempt or commit fraud or cheat in order to increase winnings. Acts of fraud or cheating could involve the use of counterfeit chips or other tactics, possibly in collusion with our employees. Internal acts of cheating could also be conducted by employees through collusion with dealers, surveillance staff, floor managers or other casino or gaming area staff. Failure to discover such acts or schemes in a timely manner could result in losses in our gaming operations. In addition, negative publicity related to such schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business, financial condition, results of operations and cash flows.

Planet Hollywood licenses the Planet Hollywood brand from affiliates of Robert Earl and there can be no assurances that the Planet Hollywood brand would not be negatively impacted by its use outside of our control.

Affiliates of Robert Earl license certain intellectual property relating to the operation of the Planet Hollywood Resort and Casino to Planet Hollywood. See “Business—Material Agreements—Planet Hollywood Licensing Agreement.” The license includes certain trademarks, domain names and intellectual property and the right to display and exhibit certain memorabilia on the Planet Hollywood premises. Planet Hollywood has invested significant time and financing to establish its brand as a Hollywood-themed entertainment and non-gaming destination. The expiration or termination, or modification of the terms, of this license may have a materially adverse effect on Planet Hollywood’s, and therefore our business, financial conditions and operations results.

In addition, the Planet Hollywood brand is used by affiliates of Robert Earl in Hollywood-themed restaurants and shops around the United States and internationally. Any negative events associated with the use of the Planet Hollywood brand with these restaurants and shops may be out of our control, and may negatively impact the brand’s image for the Planet Hollywood casino, which could harm Planet Hollywood’s, therefore our business and results of operations

We may not realize any or all of our projected cost savings, which would have a negative effect on our results of operations.

As part of our business strategy, we have implemented certain cost savings programs and are in the process of identifying opportunities to improve profitability by reducing costs. For example, Caesars Entertainment is currently in the process of reviewing its corporate level expenses and has identified cost savings, a portion of which would directly reduce our expenses. Any cost savings that we realize from such efforts may differ materially from our estimates. In addition, any cost savings that we realize may be offset, in whole or in part, by reductions in revenues, or through increases in other expenses. For example, cutting advertising or marketing expenses may have an unintended negative affect on our revenues. Our cost savings plans are subject to numerous risks and uncertainties that may change at any time. We cannot assure you that cost-savings initiatives will be completed as anticipated or that the benefits we expect will be achieved on a timely basis or at all.

We are subject to extensive governmental regulation and taxation policies, the enforcement of which could adversely impact our business, financial condition and results of operations.

We are subject to extensive regulation including gaming regulations and anti-money laundering regulations, and political and regulatory uncertainty. Regulatory authorities in the jurisdictions in which we operate have broad powers with respect to the licensing of casino operations and may revoke, suspend, condition or limit the gaming or other licenses of our casino properties, impose substantial fines and take other actions, any one of which could adversely impact our business, financial condition and results of operations. For example, our ability to expand our operations at Harrah’s New Orleans, which could include increasing the number of rooms at the hotel or opening new restaurants at the complex, is subject to regulatory approval, and any such proposal may or may not be approved. Furthermore, interpretations of laws and local regulations and ordinances on which we rely may change or be made conditional on certain other factors, which could adversely impact our business, financial condition and results of operations. For example, we currently are subject to a local ordinance in New Orleans related to the minimum number of people we must employ at Harrah’s New Orleans. A change in the interpretation of this ordinance or a change in this ordinance could force us to reevaluate our staffing at that Property in a manner that could adversely affect the financial results of Harrah’s New Orleans.

From time to time, individual jurisdictions have also considered legislation or referendums, such as bans on smoking in casinos and other entertainment and dining facilities, which could adversely impact the operations of our casino properties. The likelihood or outcome of legislation in jurisdictions where we have casinos and referendums in the future cannot be predicted, though any smoking ban would be expected to negatively impact our financial performance.

The casino entertainment industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate. From time to time, various state and federal legislators and officials have proposed changes in tax laws, or in the administration of such laws, including increases in tax rates, which would affect the industry. If adopted, such changes could adversely impact our business, financial condition and results of operations.

We may incur impairments to goodwill, indefinite-lived intangible assets, or long-lived assets which could negatively affect our future profits.

We have historically performed our annual impairment assessment of goodwill as of September 30, and finalized the assessment in the following quarter in some years. In 2013, we performed this September 30 assessment and subsequently changed our testing date to October 1. We did not change our methodology with the change in our testing date. We perform this assessment more frequently if impairment indicators exist. We determine the estimated fair value of each reporting unit as a function, or multiple, of EBITDA, combined with estimated future cash flows discounted at rates commensurate with the capital structure and cost of capital of comparable market participants, giving appropriate consideration to the prevailing borrowing rates within the casino industry in general. Both EBITDA multiples and discounted cash flows are common measures used to value and buy or sell businesses in the casino industry. We determine the estimated fair value of our non-amortizing intangible assets by primarily using the Relief From Royalty Method and Excess Earnings Method under the income approach.

We review the carrying value of our long-lived assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. When performing this assessment, we consider current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition, and other economic, legal, and regulatory factors.

We are dependent upon the Properties for future cash flows and our continued success depends on our ability to draw customers to the Properties. Significant negative industry or economic trends, reduced estimates of future cash flows, disruptions to our business, slower growth rates or lack of growth in our business have resulted in significant write-downs and impairment charges during prior years, and, if one or more of such events occurs in the future, additional impairment charges may be required in future periods. If we are required to record additional impairment charges, this could have a material adverse impact on our consolidated financial statements.

Acts of terrorism, natural disasters, severe weather and political, economic and military conditions may impede our ability to operate or harm their financial results.

Terrorist attacks and other acts of war or hostility have created many economic and political uncertainties. For example, a substantial number of the customers of the Properties in Las Vegas and Louisiana use air travel. As a result of terrorist acts that occurred on September 11, 2001, domestic and international travel was severely disrupted, which resulted in a decrease in customer visits to the Properties in Las Vegas and Louisiana. We cannot predict the extent to which disruptions in air or other forms of travel as a result of any further terrorist act, security alerts or war, uprisings, or hostilities in places such as Iraq, Afghanistan and/or Syria or other countries throughout the world will continue to directly or indirectly impact our business and operating results. As a consequence of the threat of terrorist attacks and other acts of war or hostility in the future, premiums for a variety of insurance products have increased, and some types of insurance are no longer available. If any such event were to affect the Properties, we would likely be adversely impacted.

In addition, natural and man-made disasters such as major fires, floods, hurricanes, earthquakes and oil spills could also adversely impact our business and operating results. Such events could lead to the loss of use of one or more of the Properties for an extended period of time and disrupt our ability to attract customers to certain of our gaming facilities. If any such event were to affect the Properties, we would likely be adversely impacted. For example, Harrah’s New Orleans was closed for an extended period of time due to Hurricanes Katrina and Rita in August and September 2005, which significantly impacted our results of operations.

In most cases, we have insurance that covers portions of any losses from a natural disaster, but it is subject to deductibles and maximum payouts in many cases. Although we may be covered by insurance from a natural disaster, the timing of our receipt of insurance proceeds, if any, is out of our control. In some cases, however, we may receive no proceeds from insurance.

Additionally, a natural disaster affecting one or more of the Properties may affect the level and cost of insurance coverage we may be able to obtain in the future, which may adversely affect our financial position.

As our operations depend in part on our customers’ ability to travel, severe or inclement weather can also have a negative impact on our results of operations.

Our business is particularly sensitive to energy prices and a rise in energy prices could harm our operating results.

We are a large consumer of electricity and other energy and, therefore, higher energy prices may have an adverse effect on our results of operations. Accordingly, increases in energy costs may have a negative impact on our operating results. Additionally, higher electricity and gasoline prices which affect our customers may result in reduced visitation to our resorts and a reduction in our revenues. We may be indirectly impacted by regulatory requirements aimed at reducing the impacts of climate change directed at up-stream utility providers, as we could experience potentially higher utility, fuel, and transportation costs.

Work stoppages and other labor problems could negatively impact our future profits.

Some of the employees at the Properties are represented by labor unions. A lengthy strike or other work stoppage at one of the Properties could have an adverse effect on our business and results of operations. From time to time, we have also experienced attempts to unionize certain of our non-union employees, and we cannot provide any assurance that we will not experience additional union activity in the future. There has been significant union activity in a number of jurisdictions in which we operate, including Las Vegas and Louisiana. For example, segments of the workforce at The Quad and Harrah’s New Orleans recently opted to be represented by the Culinary Union. If this activity further affects our workforce, it could negatively impact our profits.

We extend credit to a portion of our customers and we may not be able to collect gaming receivables from our credit players.

We conduct our gaming activities on a credit and cash basis at one or more of the Properties. Any such credit we extend is unsecured. Table games players typically are extended more credit than slot players, and high-stakes players typically are extended more credit than customers who tend to wager lower amounts. High-end gaming is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a significant positive or negative impact on cash flow and earnings in a particular quarter. We extend credit to those customers whose level of play and financial resources warrant, in the opinion of management, an extension of credit. These large receivables could have a significant impact on our results of operations if deemed uncollectible. While gaming debts evidenced by a credit instrument, including what is commonly referred to as a “marker,” and judgments on gaming debts are enforceable under the current laws of the jurisdictions in which we allow play on a credit basis and judgments in such jurisdictions on gaming debts are enforceable in all states under the Full Faith and Credit Clause of the U.S. Constitution, other jurisdictions may determine that enforcement of gaming debts is against public policy. Although courts of some foreign nations will enforce gaming debts directly and the assets in the U.S. of foreign debtors may be reached to satisfy a judgment, judgments on gaming debts from U.S. courts are not binding on the courts of many foreign nations.

Hamlet Holdings controls us, and their interests may conflict with or differ from your interests as a noteholder.

Hamlet Holdings LLC (“Hamlet Holdings”), the members of which are comprised of individuals affiliated with each of the Sponsors, as of December 31, 2013, beneficially owned approximately 66.3% of the Class A common stock of CAC, which serves as the managing member of our parent, Growth Partners, and holds all of its outstanding voting units, thereby controlling us as a wholly owned subsidiary of Growth Partners. Hamlet Holdings will have the power to control CAC’s Board. Moreover, Hamlet Holdings will have the ability to vote on any transaction that requires the approval of CAC’s Board or CAC’s stockholders, including the approval of significant corporate transactions such as mergers and the sale of substantially all of our assets. In addition, Hamlet Holdings, as of December 31, 2013, beneficially owned approximately 63.9% of Caesars Entertainment’s common stock and controls Caesars Entertainment. As a result, even though an independent committee of the Board of CAC may make decisions with regard to development opportunities for Growth Partners, Hamlet Holdings is in a position to exert a significant influence over both of CAC and Caesars Entertainment and the direction of their business and operations and, accordingly, our business and operations.

The interests of Hamlet Holdings and the Sponsors could conflict with or differ from the interests of noteholders. Affiliates of the Sponsors are in the business of making or advising on investments in companies they hold, and may from time to time in the future acquire interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours or may pursue acquisitions that may be complementary to our business, in which case and, as a result, those acquisition opportunities may not be available to us.

The concentration of ownership held by Hamlet Holdings could delay, defer or prevent a change of control of CAC or us or impede a merger, takeover or other business combination which another stockholder may otherwise view favorably. So long as Hamlet Holdings continues to beneficially own a significant amount of the outstanding shares of CAC’s Class A common stock, Hamlet Holdings will continue to be able to strongly influence or effectively control CAC’s and our decisions.

We are or may become involved in legal proceedings that, if adversely adjudicated or settled, could impact our financial condition.

From time to time, we are defendants in various lawsuits or other legal proceedings relating to matters incidental to our business. The nature of our business subjects us to the risk of lawsuits filed by customers, past and present employees, competitors, business partners, Indian tribes and others in the ordinary course of business. As with all legal proceedings, however, no assurance can be provided as to the outcome of these matters and in general, legal proceedings can be expensive and time consuming. We may not be successful in the defense or prosecution of these lawsuits, which could result in settlements or damages that could significantly impact our business, financial condition and results of operations.

Recently, CAC, Growth Partners, Caesars Entertainment, CEOC and CERP received the Second Lien Holders’ Letter and Caesars Entertainment and CEOC received the First Lien Holders’ Letter. See “Summary—Recent Developments—Letter From CEOC Second Lien Noteholders” and “—Letter From Holders of CEOC First Lien Debt.” If an action were brought with respect to any of the claims made in these letters and a court were to find in favor of the claimants, such determination could have a material adverse effect on Growth Partners’ and the Company’s business, financial condition, results of operations and prospects and on the ability of the lenders and noteholders to recover on claims under the Senior Secured Credit Facilities and the Notes.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms or at all.

We may require additional funds to respond to business challenges, including the need to improve its operating infrastructure or acquire complementary businesses, personnel and technologies, which our parents, including Growth Partners, are not obligated to provide. Accordingly, we may need to engage in debt financings to secure additional funds. Any debt financing that we secure in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult to obtain additional capital and to pursue business opportunities. If we are unable to obtain adequate financing or financing on satisfactory terms when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, which could have a material adverse effect on our business, financial condition and operating results.

Theoretical win rates for our casino operations depend on a variety of factors, some of which are beyond our control.

The gaming industry is characterized by an element of chance. Accordingly, we employ theoretical win rates to estimate what a certain type of game, on average, will win or lose in the long run. In addition to the element of chance, theoretical win rates are also affected by the spread of table limits and factors that are beyond our control, such as a player’s skill and experience and behavior, the mix of games played, the financial resources of players, the volume of bets placed and the amount of time players spend gambling. As a result of the variability in these factors, the actual win rates at the casino may differ from theoretical win rates and could result in the winnings of our gaming customers exceeding those anticipated. The variability of these factors, alone or in combination, have the potential to negatively impact our actual win rates, which may adversely affect our business, financial condition, results of operations and cash flows.

We may be subject to material environmental liability, including as a result of unknown environmental contamination.

The casino properties business is subject to certain federal, state and local environmental laws, regulations and ordinances which govern activities or operations that may have adverse environmental effects, such as emissions to air, discharges to streams and rivers and releases of hazardous substances and pollutants into the environment, as well as handling and disposal from municipal/non-hazardous waste, and which also apply to current and previous owners or operators of real estate generally. Federal examples of these laws include the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act and the Oil Pollution Act of 1990. Certain of these environmental laws may impose cleanup responsibility and liability without regard to whether the owner or operator knew of or caused particular contamination or release of hazardous substances. Should unknown contamination be discovered on any of the Properties, or should a release of hazardous substances occur on any of the Properties, we could be required to investigate and clean up the contamination and could also be held responsible to a governmental entity or third parties for property damage, personal injury or investigation and cleanup costs incurred in connection with the contamination or release, which may be substantial. Moreover, such contamination may also impair our ability to use the affected property. Such liability could be joint and several in nature, regardless of fault, and could affect us even if such property is vacated. The potential for substantial costs and an inability to use the property could adversely affect our business.

Our insurance coverage may not be adequate to cover all possible losses we could suffer, and, in the future, our insurance costs may increase significantly or we may be unable to obtain the same level of insurance coverage.

We may suffer damage to any of the Properties caused by a casualty loss (such as fire, natural disasters and acts of war or terrorism) that could severely disrupt our business or subject it to claims by third parties who are injured or harmed. Although we maintain insurance (including property, casualty, terrorism and business interruption insurance), that insurance may be inadequate or unavailable to cover all of the risks to which our business and assets may be exposed. In several cases we maintain extremely high deductibles or self-insure against specific losses. Should an uninsured loss (including a loss which is less than our deductible) or loss in excess of insured limits occur, it could have a significant adverse impact on our operations and revenues.

We generally renew our insurance policies on an annual basis. If the cost of coverage becomes too high, we may need to reduce our policy limits or agree to certain exclusions from our coverage in order to reduce the premiums to an acceptable amount. Among other factors, homeland security concerns, other catastrophic events or any change in the current U.S. statutory requirement that insurance carriers offer coverage for certain acts of terrorism could adversely affect available insurance coverage and result in increased premiums on available coverage (which may cause us to elect to reduce our policy limits) and additional exclusions from coverage. Among other potential future adverse changes, in the future the we may elect to not, or may be unable to, obtain any coverage for losses due to acts of terrorism.

Our obligation to fund multi-employer pension plans to which we contribute may have an adverse impact on us.

We contribute to and participate in various multi-employer pension plans for employees represented by certain unions. We are required to make contributions to these plans in amounts established under collective bargaining agreements. We do not administer these plans and, generally, are not represented on the boards of trustees of these plans. The Pension Protection Act enacted in 2006, or the PPA, requires under-funded pension plans to improve their funding ratios. We cannot determine at this time the amount of additional funding, if any, we may be required to make to these plans. However, plan assessments could have an adverse impact on our results of operations or cash flows for a given period. Furthermore, under current law, upon the termination of a multi-employer pension plan, or in the event of a withdrawal by us, which we consider from time to time, or a mass withdrawal or insolvency of contributing employers, we would be required to make payments to the plans for our proportionate share of the unfunded vested liabilities of the plans. Any termination of a multi-employer plan, or mass withdrawal or insolvency of contributing employers, could require us to contribute an amount under a plan of rehabilitation or surcharge assessment that would have a material adverse impact on our consolidated financial condition, results of operations and cash flows.

Compromises of our information systems or unauthorized access to confidential information or our customers’ personal information could materially harm our reputation and business.

We collect and store confidential, personal information relating to our customers for various business purposes, including marketing and financial purposes, and credit card information for processing payments. For example, we handle, collect and store personal information in connection with our customers staying at our hotels and enrolling in the Total Rewards® loyalty program. We may share this personal and confidential information with vendors or other third parties in connection with processing of transactions, operating certain aspects of our business or for marketing purposes. Our collection and use of personal data are governed by state and federal privacy laws and regulations as well as the applicable laws and regulations in other countries in which we operate. Privacy law is an area that changes often and varies significantly by jurisdiction. We may incur significant costs in order to ensure compliance with the various applicable privacy requirements. In addition, privacy laws and regulations may limit our ability to market to our customers.

We assess and monitor the security of collection, storage and transmission of customer information on an ongoing basis. We utilize commercially available software and technologies to monitor, assess and secure our network. Further, the systems currently used for transmission and approval of payment card transactions, and the technology utilized in payment cards themselves, all of which can put payment card data at risk, are determined and controlled by the payment card industry, not us. Although we have taken steps designed to safeguard our customers’ confidential personal information, our network and other systems and those of third parties, such as service providers, could be compromised by a third-party breach of our system security or that of a third-party provider or as a result by purposeful or accidental actions of third parties, the employees at the Properties or those employees of a third party. Advances in computer and software capabilities and encryption technology, new tools and other developments may increase the risk of such a breach. As a result of any security breach, customer information or other proprietary data may be accessed or transmitted by or to a third party. Despite these measures, there can be no assurance that we are adequately protecting our information.

Any loss, disclosure or misappropriation of, or access to, customers’ or other proprietary information or other breach of our information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information, which could disrupt our operations, damage our reputation and expose us to claims from customers, financial institutions, regulators, payment card associations, employees and other persons, any of which could have an adverse effect on our financial condition, results of operations and cash flow.

Our reliance on our computer systems and software could expose us to great financial harm if any of our computer systems or software were subject to any material disruption or corruption.

We rely significantly on our computer systems and software to receive and properly process internal and external data, including data related to the Total Rewards® loyalty program. A disruption or corruption of the proper functioning of our computer systems or software could cause us to lose data or record erroneous data, which could result in material losses. We cannot guarantee that our efforts to maintain competitive computer systems and software will be successful. Our computer systems and software may fail or be subject to bugs or other errors, resulting in service interruptions or other unintended consequences. If any of these risks materialize, they could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to protect the intellectual property rights we own or may be prevented from using intellectual property necessary for our business.

We rely primarily on trade secret, trademark, domain name, copyright and contract law to protect the intellectual property and proprietary technology we own. It is possible that third parties may copy or otherwise obtain and use our intellectual property or proprietary technology without authorization or otherwise infringe on our rights. For example, while we have a policy of entering into confidentiality, intellectual property invention assignment and/or non-competition and non-solicitation agreements or restrictions with our employees, independent contractors and business partners, such agreements may not provide adequate protection or may be breached, or our proprietary technology may otherwise become available to or be independently developed by our competitors. Third parties have alleged and may in the future allege that we are infringing, misappropriating or otherwise violating their intellectual property rights. Third parties may initiate litigation against us without warning, or may send us letters or other communications that make allegations without initiating litigation. We may elect not to respond to these letters or other communications if we believe they are without merit, or we may attempt to resolve these disputes out of court by negotiating a license, but in either case it is possible that such disputes will ultimately result in litigation. Any such claims could interfere with our ability to use technology or intellectual property that is material to the operation of our business. Such claims may be made by competitors seeking to obtain a competitive advantage or by other parties, such as entities that purchase intellectual property assets for the purpose of bringing infringement claims. We also periodically employ individuals who were previously employed by our competitors or potential competitors, and we may therefore be subject to claims that such employees have used or disclosed the alleged trade secrets or other proprietary information of their former employers.

In the future, we may have to rely on litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any such litigation, whether successful or unsuccessful, could result in substantial costs and the diversion of resources and the attention of management. If unsuccessful, such litigation could result in the loss of important intellectual property rights, require us to pay substantial damages, subject us to injunctions that prevent us from using certain intellectual property, require us to make admissions that affect our reputation in the marketplace and require us to enter into license agreements that may not be available on favorable terms or at all. Finally, even if we prevail in any litigation, the remedy may not be commercially meaningful or fully compensate us for the harm we suffer or the costs we incur. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization as of December 31, 2013 for the Company on a pro forma basis after giving effect to the Transactions. The information in this table should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this offering memorandum.

	As of December 31, 2013
	Historical Combined (Unaudited)	Pro Forma As Adjusted for the Transactions (Unaudited)
(in millions)
Cash and cash equivalents	$168.1	$163.5

Debt:
PHW Credit Facility(1)	$462.5	$—
Cromwell Credit Facility(2)	179.8	179.8
Notes payable to related parties(3)	139.2	—
Special Improvement District Bonds	14.8	14.8
Capital and finance lease obligations	8.7	8.7
Notes offered hereby	—	675.0
Term Loan Facility(4)		1,163.3
Revolving Credit Facility(5)	—	—

Total debt, including current portion	805.0	2,041.6
Stockholders’ equity(6)	1,765.4	1,995.1

Total capitalization	$2,570.4	$4,036.7

(1)	Upon the Escrow Release Date, we intend to use the net proceeds from this offering of the Notes, together with borrowings under the Senior Secured Credit Facilities, to repay in full all amounts outstanding under the PHW Credit Facility and pay related fees and expenses. See “Use of Proceeds.”
(2)	As a qualified non-recourse subsidiary, The Cromwell (i) will not guarantee the Senior Secured Credit Facilities or the Notes, (ii) has no obligation to pay any amounts due pursuant to the Senior Secured Credit Facilities of the Notes and (iii) will be subject on a limited basis to the restrictive covenants in the credit agreement governing the Senior Secured Credit Facilities and the indenture governing the Notes. Outstanding indebtedness under the Cromwell Credit Facility ranks senior to the Senior Secured Credit Facilities and the Notes. See “Risk Factors—Risks Related to the Notes and this Offering—The Notes will be structurally subordinated to all liabilities of the Issuers’ subsidiaries that are not Subsidiary Guarantors.”
(3)	Notes payable to related parties reflect the amounts due to Caesars Entertainment as of December 31, 2013. These amounts were subsequently contributed prior to the offering of the Notes hereby.
(4)	We expect that the Term Loan Facility will mature in 2021 and the full amount of the Term Loan Facility will be borrowed concurrently with the closing of this offering or the Escrow Release Date. See “Description of Other Indebtedness” for a description of the expected material terms of the Term Loan Facility.
(5)	We expect that the Revolving Credit Facility will mature in 2019 and will be undrawn upon the consummation of this offering, with $150.0 million of unutilized capacity. See “Description of Other Indebtedness” for a description of the expected material terms of the Revolving Credit Facility.
(6)	Pro forma stockholders’ equity as adjusted for the Transactions reflects the contribution of related party notes payable of approximately $139.2 million, cash contributions from Growth Partners in the amount of approximately $492.0 million, net transaction-related costs and related amortization of approximately $21.6 million, and deemed equity distributions to Caesars Entertainment based upon accounting for the Transactions at historical book values of assets acquired. These assumptions are illustrative only and are subject to change.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following table presents the historical combined financial information of the Properties for the year ended December 31, 2013, with pro forma adjustments for the impact of the Transactions as if the Transactions occurred on January 1, 2013. The historical combined financial information for the year ended December 31, 2013 is derived from and is qualified in its entirety by, the audited financial statements of Planet Hollywood as of and for the year ended December 31, 2013; the audited financial statements of the Purchased Properties as of and for the year ended December 31, 2013; and the other financial information included elsewhere in this offering memorandum. The pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable. The selected unaudited pro forma combined financial data are for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of the Company actually would have been if the Transactions had occurred at any given date, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

	Historical Combined (unaudited)	Pro Forma Adjustments for the Transactions (unaudited)		Pro Forma for the Transactions (unaudited)
		(in millions)
Revenues
Casino	$663.6	$—		$663.6
Food and beverage	200.6	—		200.6
Rooms	240.9	—		240.9
Other	94.0	—		94.0
Less: casino promotional allowances	(160.2)	—		(160.2)

Net revenues	1,038.9	—		1,038.9
Operating expenses
Direct
Casino	341.1	—		341.1
Food and beverage	89.7	—		89.7
Rooms	66.9	—		66.9
Property, general, administrative, and other	293.6	11.0	(1)	304.6
Depreciation and amortization	63.4	—		63.4
Write-downs, reserves, and project opening costs, net of recoveries	16.9	—		16.9
Amortization of intangible assets	20.8	—		20.8

Total operating expenses	892.4	11.0		903.4

Income from operations	146.5	(11.0)		135.5
Interest expense, net of interest capitalized	(65.0)	(95.3	) (2)	(160.3)
Loss on early extinguishments of debt	(1.6)	—		(1.6)
Other income, including interest income	0.2	—		0.2

Income before income taxes	80.1	(106.3)		(26.2)
Provision for income taxes	(22.2)	22.2	(3)	—

Net income	$57.9	$(84.1)		$(26.2)

(1)	Represents incremental management fees of $22 million for the Purchased Properties, less reimbursement of 50% of such management fees of $11 million.
(2)	Represents incremental interest expense of $134.6 million associated with amounts expected to be borrowed under the Senior Secured Credit Facilities and the Notes, less interest expense on third-party indebtedness of Planet Hollywood to be paid off in connection with the Transactions. Based on amounts expected to be borrowed under the Senior Secured Credit Facilities and the Notes, and assuming LIBOR is below 1%, each 0.25% change in assumed interest rates for our Term Loan Facility and the Notes would change pro forma interest expense by approximately $4.6 million for the year ended December 31, 2013.
(3)	Represents the removal of the tax provision to properly reflect that pass-through status of the LLC structure for income tax purposes.

SELECTED HISTORICAL COMBINED AND PRO FORMA COMBINED

FINANCIAL INFORMATION

The selected historical combined financial data for the fiscal years ended December 31, 2012 and 2013, has been prepared to give effect to the combined results of operations on a historical basis of all of the subsidiaries holding assets comprising the Properties. We have also provided selected unaudited pro forma combined financial data for the fiscal year ended December 31, 2013 that gives effect to all of the Transactions as if they had occurred on January 1, 2013. The pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable. The selected unaudited pro forma combined financial data are for informational purposes only and do not purport to represent what the actual consolidated results of operations of the Properties actually would have been if the Transactions had occurred at any given date, nor are they necessarily indicative of future consolidated results of operations.

	Historical Combined (1)		Pro Forma for the Transactions (2)
(in millions)	Year ended December 31, 2012	Year ended December 31, 2013	Year ended December 31, 2013
Income Statement Data
Revenues
Casino	$709.7	$663.6	$663.6
Food and beverage	198.9	200.6	200.6
Rooms	240.3	240.9	240.9
Other	92.7	94.0	94.0
Less: casino promotional allowances	(160.4)	(160.2)	(160.2)

Net revenues	1,081.2	1,038.9	1,038.9
Operating Expenses
Direct
Casino	368.3	341.1	341.1
Food and beverage	92.0	89.7	89.7
Rooms	72.1	66.9	66.9
Property, general, administrative and other	288.6	293.6	304.6
Depreciation and amortization	64.1	63.4	63.4
Write-downs, reserves, and project opening costs, net of recoveries	2.5	16.9	16.9
Amortization of intangible assets	20.8	20.8	20.8

Total operating expenses	908.4	892.4	903.4

Income from operations	172.8	146.5	135.5
Interest expense, net of interest capitalized	(51.6)	(65.0)	(160.3)
Loss on early extinguishments of debt	—	(1.6)	(1.6)
Other income, including interest income	—	0.2	0.2

Income before income taxes	121.2	80.1	(26.2)
Provision for income taxes	(42.1)	(22.2)	—

Net income	$79.1	$57.9	$(26.2)

(1)	The selected unaudited historical combined financial data for the fiscal years ended December 31, 2012 and 2013 have been prepared to give effect to the combined results of operations on a historical basis of all of the subsidiaries holding assets comprising the Properties.
(2)	The selected unaudited pro forma combined financial data for the Company for the fiscal year ended December 31, 2013 gives effect to all of the Transactions, as if they had occurred on January 1, 2013.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion should be read in conjunction with, and is qualified in its entirety by, the audited financial statements of Planet Hollywood as of and for the years ended December 31, 2013 and 2012; the audited financial statements of the Purchased Properties as of and for the years ended December 31, 2013 and 2012; and the other financial information included elsewhere in this offering memorandum.

Basis of Presentation and Discussion

JCC Holding Company II, LLC and its subsidiaries (collectively known as “Harrah’s New Orleans”), 3535 LV Corp. (“The Quad”), Parball Corporation and its subsidiaries (collectively known as “Bally’s Las Vegas”) and Corner Investment Company, LLC and its subsidiaries, (collectively known as “The Cromwell”) are direct wholly owned subsidiaries of CEOC, which is a direct wholly owned subsidiary of Caesars Entertainment.

Harrah’s New Orleans owns and operates an entertainment facility located in downtown New Orleans, Louisiana, comprised of one casino, a hotel, multiple restaurants, and retail outlets. The Quad and Bally’s Las Vegas each own and operate entertainment facilities located on Las Vegas Boulevard, in Las Vegas, Nevada. The Cromwell is currently a development project that is renovating the casino and hotel space on Las Vegas Boulevard which had previously operated as Bill’s Gamblin’ Hall & Saloon. The Cromwell is expected to open in the second quarter of 2014. Harrah’s New Orleans, the Quad, Bally’s Las Vegas, and The Cromwell are herein referred to as the “Purchased Properties.”

On March 1, 2014, CAC entered into the Transaction Agreement with Caesars Entertainment, CEOC, CLC, HNOMC, Corner Investment, 3535 LV Corp., Parball Corporation, JCC Holding Company II, LLC and Growth Partners. Pursuant to the terms of the Transaction Agreement, Caesars Growth Properties will acquire from CEOC or one or more of its affiliates, (i) The Cromwell, The Quad, Bally’s Las Vegas and Harrah’s New Orleans, (ii) 50% of the ongoing management fees and any termination fees payable under the Property Management Agreements; and (iii) certain intellectual property that is specific to each of the Purchased Properties, for an aggregate purchase price of approximately $2.0 billion, which includes $185 million of assumed debt related to The Cromwell, subject to various pre-closing and post-closing adjustments in accordance with the terms of the Transaction Agreement. In addition, concurrently with the Closing, Growth Partners will contribute to Caesars Growth Properties the entities that own the assets comprising Planet Hollywood, together with approximately $492 million in cash to fund a portion of the Acquisition consideration and to pay fees and expenses in connection with the Acquisition. See “Summary—The Transactions.”

The discussion of combined operating results that follows combines the financial results of the Purchased Properties with the financial results of Planet Hollywood. The statements regarding industry outlook, our expectations regarding future performance, liquidity and capital resources, and other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. Actual results may differ materially from those contained in or implied by any forward looking statements.

Combined Operating Results

	Year Ended December 31,
(dollars in millions)	2013	2012	Percent Favorable/ (Unfavorable)
Casino revenues	$663.6	$709.7	(6.5)%
Net revenues	1,038.9	1,081.2	(3.9)%
Income from operations	146.5	172.8	(15.2)%
Net income	57.9	79.1	(26.8)%
Operating margin (1)	14.1%	16.0%	(1.9	) pts
Property EBITDA (2)	$247.6	$260.2	(4.8)%
Adjusted EBITDA (2)	248.7	261.5	(4.9)%

(1)	Operating margin is calculated as income from operations divided by net revenues.
(2)	See “—Reconciliation of Non-GAAP Financial Measures” for a reconciliation of net income to Property EBITDA and Adjusted EBITDA.

Year ended December 31, 2013 compared to year ended December 31, 2012

Net revenues for 2013 decreased when compared with 2012, primarily driven by reductions in casino revenues. Disruption in operations at the Quad and the closure of Bill’s Gamblin’ Hall & Saloon in 2012, to be renovated and reopened as The Cromwell, drove the significant reduction in gaming revenues. These same impacts caused adverse changes in food and beverage and rooms revenues at the Purchased Properties, which were mostly offset by increased food and beverage and rooms revenues at Planet Hollywood.

Income from operations decreased in 2013 when compared with 2012 due to the impact of reduced revenues and the increase in remediation expenses associated with certain of the Purchased Properties. Remediation expenses are not a component of Adjusted EBITDA or Property EBITDA.

Other Factors Affecting Net Income

	Years ended December 31,		Percent Favorable/ (Unfavorable)
(dollars in millions)	2013	2012
Interest expense, net of interest capitalized	$65.0	$51.6	(26.0)%
Loss on early extinguishments of debt	1.6	—	n/a
Provision for income taxes	22.2	42.1	47.3%

Interest Expense, Net of Interest Capitalized

Interest expense, net of interest capitalized increased by $11.6 million for 2013 compared with 2012 due primarily to interest expense associated with debt issued in November 2012 to facilitate the renovations of the Cromwell.

Loss on Early Extinguishment of Debt

During 2012, Planet Hollywood made mandatory prepayments pursuant its Amended and Restated Loan Agreement based upon excess cash remaining after application of the cash management provisions of that agreement, recognizing a loss on those prepayments of $1.6 million. No such prepayments were made during 2013.

Provision for income taxes

For 2013 and 2012, we recorded a tax provision of $22.2 million and $42.1 million, respectively, on pre-tax income of $80.1 million and $121.2 million, respectively. This resulted in effective tax rates of 27.7% and 34.7% for the years ended December 31, 2013 and 2012, respectively. The decrease in the effective rate in 2013 when compared with 2012 is the result of an increase in income before income taxes at Planet Hollywood, which is treated as a pass-through entity for tax purposes, combined with a decrease in income before income taxes at the Purchased Properties.

Liquidity and Capital Resources

Cost Savings Initiatives

Caesars Entertainment has undertaken comprehensive cost-reduction efforts to rightsize expenses with business levels. As of December 31, 2013, we expect cost savings programs will produce additional annual cost savings of $2.6 million for the combination of the Purchased Properties and Planet Hollywood, based on the full implementation of current projects that are in process. As we realize savings or identify new cost-reduction activities, this amount will change.

Capital Spending and Development

We incur capital expenditures in the normal course of business, and we perform ongoing refurbishment and maintenance at our existing casino entertainment facilities to maintain our quality standards. We may pursue development and acquisition opportunities for additional casino entertainment and other hospitality facilities that meet our strategic and return on investment criteria. Cash used for capital expenditures in the normal course of business is typically made available from cash flows generated by our operating activities while cash used for development projects is typically funded from established debt programs, specific project financing, and additional debt offerings.

Future development projects could require, individually and in the aggregate, significant capital commitments and, if completed, may result in significant additional revenues. The commitment of capital, the timing of completion, and the commencement of operations of development projects would be contingent upon, among other things, negotiation of final agreements and receipt of approvals from the appropriate political and regulatory bodies. In addition, we must also comply with covenants and restrictions set forth in the Cromwell Credit Facility.

Combined capital spending for the year ended December 31, 2013 totaled $153.8 million. Estimated total capital expenditures for 2014, including expenditures associated with the completion of The Cromwell and excluding incremental expenditures contemplated in connection with the Transactions, are expected to be between approximately $280 million and $340 million.

Liquidity

Combined cash and cash equivalents, excluding restricted cash, totaled $55.1 million as of December 31, 2013, compared to $50.6 million as of December 31, 2012. Restricted cash totaled $99.4 million as of December 31, 2013. Combined restricted cash consists of cash reserved under loan agreements for development projects and interest service.

Combined operating cash inflows are typically used for operating expenses, working capital needs, and capital expenditures in the normal course of business. From time to time, excess cash of the Purchased Properties is distributed to CEOC.

As of December 31, 2013, the Purchased Properties had $208.5 million face value of indebtedness outstanding, including capital lease indebtedness, and Planet Hollywood had $494.8 million face value of indebtedness outstanding payable to third-parties. Aggregate cash paid for interest for both the Purchased Properties and Planet Hollywood for the year ended December 31, 2013 was $40.5 million. We intend to repay all amounts outstanding under the PHW Credit Facility as part of the Transactions. Payments of short-term debt obligations and other commitments are expected to be made from operating cash flows. Long-term obligations are expected to be paid through refinancing of debt, although our ability to accomplish this will depend upon numerous factors such as market conditions, our financial performance, and the limitations applicable to such transactions under our financing documents.

Our ability to fund our operations, pay our debt obligations, and fund planned capital expenditures depends, in part, upon economic and other factors that are beyond our control, and disruptions in capital markets and restrictive covenants related to our existing debt could impact our ability to fund our liquidity needs, pay our indebtedness and secure additional funds through financing activities. We believe that our cash and cash equivalents balance, our short- and long-term restricted cash balances, our cash flows from operations herein will be sufficient to meet our normal operating requirements during the next 12 months and to fund capital expenditures.

Capital Resources — Cromwell Credit Facility

In November 2012, Corner Investment entered into a $185.0 million, seven-year senior secured credit facility bearing interest at LIBOR plus 9.75% with a LIBOR floor of 1.25% (the “Cromwell Credit Facility”) to fund the renovation of The Cromwell into a boutique lifestyle hotel that includes a nightclub/poolclub. The renovation will include a complete remodeling of the guest rooms, casino floor, and common areas, the addition of a second floor restaurant, and the construction of an approximately 65,000 square foot rooftop pool and nightclub/poolclub. Corner Investment will own the property and manage the casino, hotel, and food and beverage operations, and the nightclub/poolclub will be managed by a third party. The proceeds of the Cromwell Credit Facility were funded during the fourth quarter 2012 and are included as restricted cash on the Purchased Properties’ combined balance sheet until drawn to pay for costs incurred in the renovation.

Related Party Relationships and Fees

The Purchased Properties and Planet Hollywood participate with CEOC and other subsidiaries of Caesars Entertainment in marketing, purchasing, insurance, employee benefit and other programs that are defined, negotiated and managed by CEOC on a consolidated basis. The Purchased Properties and Planet Hollywood believe that participating in these consolidated programs is beneficial in comparison to the cost and terms for similar programs that it could negotiate on a stand-alone basis.

Cash Activity with Affiliates

The Purchased Properties transfer cash in excess of operating and regulatory needs to CEOC on a daily basis. Cash transfers from CEOC to the Purchased Properties are also made based upon the needs to fund daily operations, including accounts payable, payroll and capital expenditures. The net of these transfers is reflected in transactions with parent/affiliates in the Purchased Properties’ combined statements of stockholders’ equity.

Employee Benefit Plans

Caesars Entertainment maintains a defined contribution savings and retirement plan in which employees of the Purchased Properties and Planet Hollywood may participate. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings (subject to IRS rules and regulations) and are eligible to receive a company match of up to $600. Participating employees become vested in matching contributions on a pro-rata basis over five years of credited service. The aggregate contribution expense for the Purchased Properties and Planet Hollywood was $1.7 million and $1.4 million for the years ended December 31, 2013 and 2012, respectively.

Caesars Entertainment also maintains deferred compensation plans, stock-option plans, and an executive supplemental savings plan under which certain employees of the Purchased Properties and Planet Hollywood may defer a portion of their compensation. The expenses charged by Caesars Entertainment to the Purchased Properties and Planet Hollywood for employees’ participation in these programs are included in the administrative and other services charge discussed above.

Equity Incentive Awards

Caesars Entertainment maintains equity incentive awards plans in which employees of the Purchased Properties and Planet Hollywood may participate. Caesars Entertainment allocates an appropriate amount of cost for these awards to each subsidiary where employees participate. For each of the years ended December 31, 2013 and 2012, the Purchased Properties and Planet Hollywood recognized aggregate expense related to stock-based awards of $0.4 million.

Lease Agreements

On April 25, 2011, The Quad entered into an agreement pursuant to which it will lease from Caesars Linq LLC (“the Linq”), an indirect wholly owned subsidiary of Caesars Entertainment, a land parcel, under an operating lease with an expiration date of April 25, 2026. The land parcel will be utilized by The Quad for newly constructed gaming and other space. Pursuant to the terms of the agreement, The Quad is required to pay the Linq rent equal to approximately $1.3 million per month beginning on January 1, 2014.

Bally’s Las Vegas leases land to JGB Vegas Retail Lessee, LLC (“JGB Lessee”) under a ground lease that terminates in 2025. GB Investor, LLC, a wholly owned subsidiary of Caesars Entertainment, has an approximate 10% ownership interest in JGB Lessee. Monthly revenue from the ground lease is $0.4 million.

Senior Secured Credit Facilities

In connection with the Transactions, we will enter into the Senior Secured Credit Facilities, which include the $1,175.0 million Term Loan Facility, all of which will be borrowed at closing of the Transactions, and the $150.0 million Revolving Credit Facility, which we expect will be undrawn at closing. The Term Loan Facility is expected to mature in 2021 and the Revolving Credit Facility is expected to mature in 2019. The proceeds of the Term Loan Facility will be used to fund a portion of the Transactions. The Senior Secured Credit Facilities will be borrowed by the Issuers and guaranteed by Caesars Growth Properties Parent, LLC and the material, domestic wholly owned subsidiaries of the Company (subject to exceptions). The Senior Secured Credit Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, asset sales, mergers and consolidations, prepayments of subordinated indebtedness, liens, transactions with affiliates, and dividends and other distributions. See “Description of Other Indebtedness.”

Notes to be Issued Hereby

The indenture governing the Notes will contain covenants that, among other things, limit the Issuers’ ability, and the ability of the Issuers’ restricted subsidiaries to (i) incur additional debt or issue certain preferred shares; (ii) create liens on certain assets; (iii) make certain loans or investments (including acquisitions); (iv) pay dividends on or make distributions in respect of their capital stock or make other restricted payments; (v) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; (vi) enter into certain transactions with their affiliates; and (vii) restrict dividends from subsidiaries. These limitations are subject to a number of qualifications and exceptions that will be set forth in the indenture governing the Notes. See “Description of Notes.”

Other Obligations and Commitments

The table below summarizes, as of December 31, 2013, on a pro forma basis after giving effect to the Transactions, our contractual obligations and other commitments through their respective maturity or ending dates.

Contractual Obligations	Payments due by Period
(in millions)	Total	Less than 1 year	1-3 years	4-5 years	Thereafter
Debt, face value	$2,035.0	$—	$3.7	$3.7	$2,027.6
Capital lease obligations	2.3	1.5	0.8	—	—
Estimated interest payments	1,116.8	157.0	313.7	312.8	333.3
Operating lease obligations	742.1	34.1	67.5	67.6	572.9
Purchase order obligations	16.6	16.6	—	—	—
Construction commitments	116.3	116.3	—	—	—
Entertainment obligations (a)	31.1	17.9	13.2	—	—
Other contractual obligations	82.0	8.9	18.4	14.8	39.9

Total	$4,142.2	$352.3	$417.3	$398.9	$2,973.7

(a)	Entertainment obligations represent obligations to pay performers that have contracts for future performances at one or more of the Properties.

Critical Accounting Policies and Estimates

We prepare our financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”). Certain of our accounting policies, including the estimated lives assigned to our assets, the determination of bad debt, asset impairment and the calculation of our income tax liabilities require that we apply significant judgment in defining the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. Our judgments are based on our historical experience, terms of existing contracts, observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. Actual results may differ from our estimates. For a summary of our significant accounting policies, please refer to the notes to the combined financial statements of the Purchased Properties and to the financial statements of Planet Hollywood included elsewhere in this offering memorandum.

We consider accounting estimates to be critical accounting policies when:

•	the estimates involve matters that are highly uncertain at the time the accounting estimate is made; and

•	different estimates or changes to estimates could have a material impact on the reported financial position, changes in financial position, or results of operations.

When more than one accounting principle, or method of its application, is generally accepted, we select the principle or method that we consider to be the most appropriate when given the specific circumstances. Application of these accounting principles requires us to make estimates about the future resolution of existing uncertainties. Estimates are typically based upon historical experience, current trends, contractual documentation, and other information, as appropriate. Due to the inherent uncertainty involving estimates, actual results reported in the future may differ from those estimates. In preparing our financial statements, we have made our best estimates and judgments of the amounts and disclosures included in the financial statements, giving regard to materiality.

Long-Lived Assets

We have significant capital invested in our long-lived assets and judgments are made in determining the estimated useful lives and salvage values to be assigned to assets and if or when an asset (or asset group) has been impaired. The accuracy of these estimates affects the amount of depreciation and amortization expense recognized in our financial results and whether we have a gain or loss on the disposal of an asset. We assign lives to our assets based on our standard policy, which is established by management as representative of the useful life of each category of asset. We review the carrying value of our long-lived assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. We typically estimate the fair value of assets starting with a “Replacement Cost New” approach and then deducting appropriate amounts for both functional and economic obsolescence to arrive at the fair value estimates. Other factors considered by management in performing this assessment may include current operating results, trends, prospects and third-party appraisals, as well as the effect of demand, competition, and other economic, legal, and regulatory factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the lowest level of identifiable cash flows, which, for most of our assets, is the individual property.

Goodwill and Other Non-Amortizing Intangible Assets

The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. We determine the estimated fair values after review and consideration of relevant information including discounted cash flows, quoted market prices and estimates made by management. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is recorded as goodwill.

We have historically performed our annual goodwill impairment assessment as of September 30, and finalized the assessment in the following quarter in some years. In 2013, we performed this September 30 assessment and subsequently changed our testing date to October 1. We believe this change was preferable because it will allow us to take advantage of the additional time and resources available to perform the test. This change was not applied retrospectively as it is impracticable to do so because retrospective application would have required the application of significant estimates and assumptions without the use of hindsight. We did not change our methodology with the change in our testing date. We perform this assessment more frequently if impairment indicators exist. We determine the estimated fair value of each reporting unit based on a combination of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and estimated future cash flows discounted at rates commensurate with the capital structure and cost of capital of comparable market participants, giving appropriate consideration to the prevailing borrowing rates within the casino industry in general. We also evaluate the aggregate fair value of all of our reporting units and other non-operating assets in comparison to our aggregate debt and equity market capitalization at the test date. EBITDA multiples and discounted cash flows are common measures used to value businesses in our industry.

We have historically performed an annual impairment assessment of other non-amortizing intangible assets as of September 30. We have also historically performed an assessment more frequently if impairment indicators existed. In 2013, we performed this September 30 assessment and subsequently changed our testing date to October 1. We did not change our methodology with the change in our testing date. We perform this assessment more frequently if impairment indicators exist. We determine the estimated fair value of our non-amortizing intangible assets by primarily using the “Relief From Royalty Method” and “Excess Earnings Method” under the income approach.

The annual evaluation of goodwill and other non-amortizing intangible assets requires the use of estimates about future operating results, valuation multiples, and discount rates to determine their estimated fair value. Changes in these assumptions can materially affect these estimates. Thus, to the extent the gaming volumes deteriorate further in the near future, discount rates increase significantly, or we do not meet our projected performance, we could have additional impairments to record in the next twelve months, and such impairments could be material. Impairment charges related to goodwill and intangible assets other than goodwill are recorded to intangible and tangible asset impairment charges in our combined statements of operations.

Total Rewards Point Liability Program

Caesars’ customer loyalty program, Total Rewards, offers incentives to customers who gamble at Caesars casinos throughout the United States. Under the program, customers are able to accumulate, or bank, reward credits over time that they may redeem at their discretion under the terms of the program. The reward credit balance will be forfeited if the customer does not earn a reward credit over the prior six-month period. As a result of the ability of the customer to bank the reward credits, Caesars accrues the estimated cost of fulfilling the redemption of reward credits, after consideration of estimated forfeitures (referred to as “breakage”), as they are earned. The estimated value of reward credits is expensed as the reward credits are earned by customers. To arrive at the estimated cost associated with reward credits, estimates and assumptions are made regarding incremental marginal costs of the benefits, breakage rates, and the mix of goods and services for which reward credits will be redeemed. Caesars uses historical data to assist in the determination of estimated accruals.

Amounts associated with the Purchased Properties’ participation in the program are included in transactions with parent and affiliates, net in our combined statements of stockholder’s equity. The Purchased Properties’ associated cost to provide reward credits is included in casino expense in the combined statements of operations.

Allowance for Doubtful Accounts - Gaming

Marker play represents a significant portion of our overall table games volume. We maintain strict controls over the issuance of markers and aggressively pursue collection from those customers who fail to pay their marker balances timely. These collection efforts are similar to those used by most large corporations when dealing with overdue customer accounts, including the mailing of statements and delinquency notices, personal contacts, the use of outside collection agencies and civil litigation. Markers are generally legally enforceable instruments in the United States. Markers are not legally enforceable instruments in some foreign countries, but the United States assets of foreign customers may be reached to satisfy judgments entered in the United States. We consider the likelihood and difficulty of enforceability, among other factors, when we issue credit to customers who are not residents of the United States.

We reserve an estimated amount for gaming receivables that may not be collected to reduce the Properties’ receivables to their net carrying amount, which approximates fair value. Methodologies for estimating the allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves. As with many estimates, management must make judgments about potential actions by third parties in establishing and evaluating our reserves for allowance for doubtful accounts.

Income Taxes

For the years ended December 31, 2013 and 2012, the Purchased Properties’ operations were included in the consolidated U.S. Federal income tax return and state income tax returns of Caesars Entertainment. The provision for income taxes included in the combined statements of operations was computed as if the Purchased Properties filed their U.S. Federal and state income tax returns on a stand-alone basis. Harrah’s New Orleans and The Cromwell are currently disregarded entities for tax purposes. They recorded income taxes to properly represent the cost of its operations. Upon closing of the Transactions, the Purchased Properties will be treated as pass-through entities for tax purposes.

We record income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryovers. We reduce the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the more likely than not realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry forward periods, our experience with operating loss and tax credit carryforwards expiring unused and tax planning alternatives.

The effect on the income tax provision and deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Purchased Properties classify reserves for tax uncertainties within accrued expenses and deferred credits and other in the accompanying combined balance sheets, separate from any related income tax payable or deferred income taxes. Reserve amounts relate to any uncertain tax position, as well as potential interest or penalties associated with those items.

Recently Issued and Proposed Accounting Standards

We do not expect that any recently issued accounting pronouncements will have a material effect on our financial statements.

Reconciliation of Non-GAAP Financial Measures

Property EBITDA

Property EBITDA is presented as a supplemental measure of the Properties’ performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income before (i) interest expense, net of interest capitalized and interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that we do not consider indicative of our ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that, in the future, we may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.

Property EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.

The following table reconciles net income to Property EBITDA:

	Year Ended December 31,
(in millions)	2013	2012
Net income	$57.9	$79.1
Provision for income taxes	22.2	42.1

Income before income taxes	80.1	121.2
Other income, including interest income	(0.2)	—
Loss on early extinguishments of debt	1.6	—
Interest expense, net of interest capitalized	65.0	51.6

Income from operations	146.5	172.8
Depreciation and amortization	84.2	84.9
Write-downs, reserves, and project opening costs, net of recoveries	16.9	2.5

Property EBITDA	$247.6	$260.2

Adjusted EBITDA

Adjusted EBITDA is presented as a supplemental measure of the Properties’ performance. Management believes that Adjusted EBITDA provides investors with additional information and allows a better understanding of operational activities separate from the financial impact of decisions made for the long-term benefit of the properties. Because not all companies use identical calculations, the presentation of the Properties’ Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to Adjusted EBITDA for the periods indicated:

	Year Ended December 31,
(in millions)	2013	2012
Net income	$57.9	$79.1
Interest expense, net of capitalized interest and interest income	65.0	51.6
Provision for income taxes	22.2	42.1
Depreciation and amortization	84.2	84.9

EBITDA	229.3	257.7
Project opening costs, abandoned projects and development costs (a)	5.2	1.3
Gains on early extinguishment of debt (b)	1.6	—
Non-cash expense for stock compensation benefits (c)	0.4	0.4
Other items (d)	12.2	2.1

Adjusted EBITDA	$248.7	$261.5

(a)	Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects.
(b)	Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.
(c)	Amounts represent non-cash stock-based compensation expense related to stock options and restricted stock granted to the Company’s employees.
(d)	Amounts represent add-backs and deductions from EBITDA, including litigation awards and settlements, severance and relocation costs, permit remediation costs, gains and losses from disposals of assets, and costs incurred in connection with implementing the Company’s efficiency and cost-saving programs.

BUSINESS

Our Business

We are a newly created, wholly owned subsidiary of Growth Partners, a leading gaming and entertainment company focused on acquiring and developing a portfolio of high-growth operating assets in the gaming and interactive entertainment industries. Growth Partners’ current assets include its subsidiary Caesars Interactive Entertainment, Inc. (the businesses of which include social and mobile games, the World Series of Poker brand and regulated online real money gaming) and two casino properties: Planet Hollywood and a 41% stake in the Horseshoe Baltimore Casino (currently under development). Concurrently with the acquisition of the Purchased Properties, Growth Partners will contribute to the Company the entity that owns the assets comprising Planet Hollywood. CEOC, a wholly owned subsidiary of Caesars Entertainment, manages the Properties through its subsidiaries. Accordingly, CEOC provides Growth Partners with access to Caesars Entertainment’s proven management expertise, brand equity, Total Rewards® loyalty program and structural synergies.

The Properties consist of four leading casino resort properties located in the heart of the attractive Las Vegas market and the only land-based casino in New Orleans, Louisiana. Initially, each of the Properties will be managed by subsidiaries of CEOC. See “Certain Relationships and Related Party Transactions.”

As part of the Transactions, Growth Partners will contribute to us:

•	Planet Hollywood Resort & Casino: a 2,496-room hotel and casino featuring 1,102 slot machines and 91 table games, 17 restaurants and bars, 86,833 square feet of meeting space and The AXIS, a 7,000-seat theater with high definition LED walls and a state-of-the-art sound system.

Also as part of the Transactions, we will purchase from CEOC the Purchased Properties, which will strengthen our portfolio and expand our product offering and include:

•	Bally’s Las Vegas Resort and Casino: a 2,814-room hotel and casino featuring 1,002 slot machines and 67 table games, 12 restaurants and bars, and 167,521 square feet of meeting space;

•	The Quad Resort and Casino: a 2,545-room hotel and casino featuring 772 slot machines and 68 table games, 13 restaurants and bars, and 49,647 square feet of meeting space (which includes O’Shea’s, leased by The Quad from an affiliate of Caesars Entertainment);

•	The Cromwell (formerly known as Bill’s Gamblin’ Hall & Saloon): currently undergoing renovations and when complete, which we expect will occur in the second quarter of 2014, will have 188 luxury hotel rooms and a new 65,000 square foot nightclub/poolclub operated by Victor Drai located on the roof of the property; and

•	Harrah’s New Orleans: a 450-room hotel and casino featuring 1,820 slot machines, 142 table games, 9 restaurants and bars, and 7,000 square feet of meeting space.

As of December 31, 2013, the Properties had an aggregate of 340,423 square feet of gaming space, 8,493 hotel rooms, 5,120 slots, 423 gaming tables, 297,625 square feet of meeting space and 53 restaurants and bars. Corner Investment, a wholly owned subsidiary of the Company that owns The Cromwell, will be a qualified non-recourse subsidiary of the Company. Accordingly, it will not guarantee the Notes, and its assets, including The Cromwell, will not be pledged as collateral for the Notes. Corner Investment will effectively be subject to limited covenants under the indenture governing the Notes and the Senior Secured Credit Facilities.

Subject to the receipt of required regulatory approvals, pursuant to the terms of the Transaction Agreement, Services, LLC, a new services joint venture among CEOC, CERP, a wholly owned subsidiary of Caesars Entertainment, and the Company, will manage both the intellectual property for the Caesars Entertainment enterprise (including for the Total Rewards system) and certain shared services operations across the portfolio of CEOC, CERP, Growth Partners and our properties. Following the implementation of Services, LLC, Services, LLC will license the intellectual property it manages to, among others, each of the owners of the Purchased Properties, and will also perform the obligations of the Property Managers at each Property. The parties to the Transaction Agreement have agreed to use reasonable best efforts to establish Services, LLC, the implementation of which, including all the terms and conditions set forth herein, is subject to the review and approval of the special committees of CAC and Caesars Entertainment as well as regulatory approvals. We intend to file for all required regulatory approvals as soon as practicable. There can be no assurance, however, that the implementation of Services, LLC will be completed. See “Certain Relationships and Related Party Transactions—Services Joint Venture.”

We participate in Caesars Entertainment’s industry-leading customer loyalty program, Total Rewards®, which, as of December 31, 2013, had approximately 45 million members, including approximately 7.6 million active players. Caesars Entertainment is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino entertainment company. We use the Total Rewards® system to market promotions and to generate customer play within our properties. We additionally benefit from our access to Caesars Entertainment’s centralized reservation and convention booking systems, which allows us to leverage Caesars Entertainment’s marketing, brand and relationships. See “Certain Relationships and Related Party Transactions.”

For the year ended December 31, 2013, we derived approximately 55.3% of our gross revenues from gaming sources and approximately 44.7% from other sources, such as sales of lodging, food, beverages and entertainment. In future periods, we expect to derive additional revenue from non-gaming sources, such as new restaurants and entertainment offerings we are currently developing at certain of the Properties. For the year ended December 31, 2013, we generated net revenues of $1,038.9 million and, pro forma for the Transactions, net loss of $26.2 million and Adjusted EBITDA of $237.7 million. See “Summary—Summary Historical and Pro Forma Financial Information and Other Financial Data” for definitions of EBITDA and Adjusted EBITDA and reconciliations of these non-GAAP measures to net income.

Our Business and Properties

Set forth below is certain information as of December 31, 2013 concerning the Properties, each of which is more fully described following the table.

	Casino Floor Sq. Footage	Hotel Rooms and Suites	Slots	Gaming Tables	Meeting Space Sq. Footage	Restaurant & Bars
Planet Hollywood	64,470	2,496	1,102	91	86,833	17
Bally’s Las Vegas	66,187	2,814	1,002	67	167,521	12
The Quad(1)	49,647	2,545	772	68	36,271	13
The Cromwell(2)	40,000	188	440	66	—	4
Harrah’s New Orleans	125,119	450	1,820	142	7,000	9

Total	340,423	8,493	5,120	423	297,625	53

(1)	Includes O’Shea’s, which is leased by an affiliate of Caesars Entertainment to The Quad.
(2)	Bill’s Gamblin’ Hall & Saloon is currently closed and undergoing renovations to become The Cromwell. The information provided reflects our current anticipated specifications for The Cromwell. Corner Investment, a wholly owned subsidiary of the Company that owns The Cromwell, will be a qualified non-recourse subsidiary of the Company. Accordingly, it will not guarantee the Notes and its assets, including The Cromwell, will not be pledged as collateral for the Notes. Corner Investment will effectively be subject to limited covenants under the indenture governing the Notes and the Senior Secured Credit Facilities.

Las Vegas Properties

The Las Vegas market has shown signs of recovery since the visitation and spend declines in 2008 and 2009. Las Vegas visitation reached a near-record high of approximately 40 million people in 2013, and Las Vegas Strip gaming revenues for the year ended December 31, 2013 were approximately 17% higher than in 2009. Additionally, recent trends have reflected a growth in customer demand for non-gaming offerings. According to the LVCVA, approximately 47% of Las Vegas visitors in 2012 indicated that their primary reason to visit was for vacation or pleasure as opposed to solely for gambling as the main attraction, up from 39% of visitors in 2008.

We believe that our portfolio of assets is well positioned to capitalize on these trends. In 2013, approximately 68% of our gross revenues was derived from our properties located in Las Vegas and approximately 46% of our Las Vegas gross revenues was generated from non-gaming offerings. These amounts do not include expected revenues from The Cromwell, which is expected to open in the second quarter of 2014 or The Quad once its full renovation is complete during the first half of 2015. On a pro forma basis to include projected revenues from The Cromwell, which will not be pledged as collateral for the Notes and will be subject on a limited basis to the restrictive covenants in the indenture governing the Notes, and The Quad post-renovation, approximately 74% of our gross revenues in 2013 would have been derived from our Properties located in Las Vegas and approximately 57% of our gross revenues at our Las Vegas properties in 2013 would have been generated from our non-gaming offerings. See “Summary—Recent Developments—Estimated Impact of Project Completions,” “—Summary Historical and Pro Forma Financial Information and Other Financial Data” and “Risk Factors—Risks Related to Our Business—We may not realize any or all of our projected increases to Adjusted EBITDA or other projections included in this offering memorandum.”

Our Las Vegas properties are all strategically located in the heart of Las Vegas right at the center of the Las Vegas Strip, near or adjacent to each other. In addition, Caesars Entertainment has invested to date approximately $533 million in the Linq, an open-air dining, entertainment and retail development on the east side of the Las Vegas Strip adjacent to The Quad and nearby to our other Las Vegas properties. The Linq will feature over 25 new retail, dining and entertainment offerings as well as the world’s tallest observation wheel, named the “High Roller,” which is 550 feet tall and opened March 31, 2014. The Linq recently opened the first phase of its development in December 2013 and is scheduled to be fully developed in the second quarter of 2014. Our nearby Las Vegas Strip properties should benefit from the investments in, and the visitation to, this new development. Further, all of our Las Vegas properties benefit from their prime location in the attractive Las Vegas market and from their close proximity to other casino properties owned by Caesars Entertainment, with which they share certain services and costs.

Map of Our Las Vegas Properties

Planet Hollywood Resort & Casino is a leading Hollywood-themed resort, casino and entertainment facility originally constructed in 2001, renovated in 2007 and acquired by Caesars Entertainment in 2010, then subsequently acquired by Growth Partners in 2013. Strategically located in the center of the Strip on Las Vegas Boulevard, the property features 17 bars and restaurants, a world-class entertainment facility, a salon and spa, and 86,833 square feet of conference and meeting space. In addition, the facility adjoins to a retail mall, the Miracle Mile Shops, with 170 retailers and 15 restaurants, and a 1,201 room timeshare tower operated by Hilton Grand Vacations, neither of which are owned by the Company or its subsidiaries. The adjoining mall and timeshare tower, as well as the amenities featured at Planet Hollywood, drive additional traffic through the Planet Hollywood complex. Additionally, Planet Hollywood receives a fee from Hilton Grand Vacations for timeshare units, approximately 33% of which had been sold as of December 31, 2013. The property has recently completed several renovations, including a remodel of Gordon Ramsay’s BURGR restaurant and a renovation of the PH Live theater into The AXIS, a 7,000-seat theater with high definition LED walls and a state-of-the-art sound system. Planet Hollywood is also home to Britney Spears’ new popular show, Britney: Piece of Me, which premiered in December 2013 and will feature 96 performances through 2015.

Planet Hollywood is one of our premium product offerings, benefitting from its prime location on a 35-acre site on the east side of the Las Vegas Strip as part of a contiguous strip of casinos owned and operated by Caesars Entertainment or its subsidiaries. Planet Hollywood targets a growing younger demographic that values the offerings of the non-gaming entertainment that complements the casino’s gaming activities. The property is able to elevate its guests’ experience by offering premium, Hollywood-themed entertainment and non-gaming options that remain fresh and relevant. This combination resulted in an all-time record high EBITDAM (which equals EBITDA plus management fees paid by the property) at the property since its 2010 acquisition by Caesars Entertainment of approximately $108 million in 2013, an increase of nearly four times compared to 2009 EBITDAM. We attribute this substantial growth to the introduction of the Total Rewards® loyalty program, management / operational expertise and structural synergies. For the year ended December 31, 2013, Planet Hollywood had approximately 79% cash room nights, 53% VIP rated play and 58% non-gaming revenue.

Bally’s Las Vegas Resort and Casino opened in 1973 and is located on the famous Four Corners of the Las Vegas Strip, adjacent to The Cromwell and nearby to the Linq. The property’s 43-acre site features 12 restaurants, including a new BLT Steak restaurant expected to open in May 2014, an Olympic-sized pool, a spa and salon, retail shopping and 167,521 square feet of conference and meeting space in a conference facility shared with Paris Las Vegas. In December 2013, the property completed the renovation to its 756-room south hotel tower, which has been rebranded as the Jubilee Tower. As a result of the renovation, ADR per room for the renovated rooms has increased by approximately $40, and we expect revenue and EBITDA at the property will also increase as a result of anticipated increases in increased gaming play related to the increased ADR, particularly in the convention and meeting segment. See “Risk Factors—Risks Related to Our Business—We may not realize any or all of our projected increases to Adjusted EBITDA or other projections included in this offering memorandum.” The Grand Bazaar, which is not owned by the Company or its subsidiaries, is also expected to open in late 2014, and will make use of the currently under-utilized Strip-front space directly in front of Bally’s Las Vegas. The Grand Bazaar will consist of a new outdoor retail and dining complex, which we expect will drive additional visitation to the property. The Grand Bazaar is being developed by a third party, which will lease the space from Bally’s in exchange for an annual lease payment of $3 million for the first year of the lease, $4 million in for the second year and $5 million in years three to five. Bally’s Las Vegas is home to the popular show Jubilee!, which is the longest currently running show in the history of Las Vegas. Other entertainment offerings include: Tony N’ Tina’s Wedding, LA Comedy Club and The Rocky Horror Picture Show.

Bally’s Las Vegas benefits from its large convention business, which it shares with Paris Las Vegas, and strong customer loyalty cultivated over the past 30 years. Bally’s Las Vegas, having 167,521 square feet of conference and meeting space, combined with Paris Las Vegas, having approximately 140,000 square feet of conference and meeting space, is the largest conference and meeting facility within Caesars Entertainment’s network of properties and, as a result, Bally’s Las Vegas has one of the highest percentage of convention room nights among the Caesars Entertainment network of properties, at approximately 13%. This large meeting space can accommodate conventions of up to 10,000 guests, driving increased visitation to the property. Additionally, Bally’s Las Vegas’s dedicated customer base drives a high mix of casino gaming customers to the property. For the year ended December 31, 2013, Bally’s Las Vegas had approximately 73% cash room nights, 29% VIP rated play and 56% non-gaming revenue.

The Quad Resort and Casino is ideally located on the Las Vegas Strip, adjacent to the Linq and nearby to The Cromwell. Formerly known as the Imperial Palace, The Quad was re-named in 2012 as part of an initial $90 million renovation to upgrade the complex concurrently with the development of the Linq. The Quad is currently undergoing a second renovation, which we expect will cost approximately $223 million and be finished during the first half of 2015. Once these renovations have been completed, the property will feature contemporary guest rooms, 12 bars and restaurants, including the popular Hash House A Go Go and Guy Fieri’s first Las Vegas restaurant, an upgraded pool, salon and spa, and 40,000 square feet of conference and meeting space. The Quad also features distinctive entertainment offerings including Divas Las Vegas, Recycled Percussion and the Jeff Civillico Comedy Show. Recent results of operations at The Quad have been hindered by its ongoing renovations and the construction disruption of the adjacent Linq.

The large-scale renovation will transform The Quad to a product targeting younger guests, trend seekers and trend setters. The property, along with the adjacent Linq entertainment complex, is designed to appeal to the growing number of visitors to the Las Vegas region under the age of 40, which increased from approximately 28% in 2009 to 42% in 2013. Additionally, the property is ideally located off of the east side of the Strip. We expect that this prime location, combined with the large-scale renovation, will drive increased visitation to the property and attract more affluent casino gaming customers. The property is expected to further benefit from additional visitation once the adjacent Linq development is complete and fully developed in the second quarter of 2014. For the year ended December 31, 2013, The Quad had approximately 84% cash room nights, 19% VIP rated play and 58% non-gaming revenue.

The Cromwell (formerly known as Bill’s Gamblin’ Hall & Saloon) is currently closed and undergoing an estimated $235 million renovation to become a boutique “lifestyle” hotel and casino located in the heart of the Las Vegas Strip, offering a new, sophisticated Las Vegas experience that is intended to fill a gap in the market for an upscale, boutique “lifestyle” hotel. Scheduled to open in the second quarter of 2014, The Cromwell will feature 188 luxury hotel rooms, 4 restaurants and bars and a one-of-a-kind 65,000 square foot rooftop indoor / outdoor poolclub / nightclub with unparalleled views of the Las Vegas Strip and the Fountains, which is being developed with nightclub developer Victor Drai. The Cromwell is also working with Giada De Laurentiis to develop a 12,000 square foot restaurant with sweeping views of the Las Vegas Strip. Corner Investment, a wholly owned subsidiary of the Company that owns The Cromwell, will be a qualified non-recourse subsidiary of the Company. Accordingly, it will not guarantee the Notes and its assets, including The Cromwell, will not be pledged as collateral for the Notes. Corner Investment will effectively be subject to limited covenants under the indenture governing the Notes and the Senior Secured Credit Facilities.

New Orleans Property

Map of Our New Orleans Property

Harrah’s New Orleans opened in 1999 and fully renovated in 2006, and is a French-themed resort and casino in the popular destination market of New Orleans, Louisiana. Located only blocks from the popular French Quarter, the Mississippi Riverfront and convention center in New Orleans, Harrah’s New Orleans is ideally situated to attract both hotel guests and casino gaming customers from the large visitation to the area. Additionally, Harrah’s New Orleans is the only land-based casino in the market and enjoys an approximately 55% share of the New Orleans gaming market based on 2013 gaming gross wins. The property features 450 rooms and suites and nine restaurants and bars (including the popular Ruth’s Chris Steakhouse, Besh Steak and Acme Oyster House), as well as the 5,100 square foot Masquerade nightclub. In addition, the Fulton Street Promenade, a pedestrian promenade featuring dining and outdoor concerts, lies just outside the Harrah’s New Orleans and is available for outdoor functions.

Harrah’s New Orleans benefits from its prime location in an increasingly popular destination market, as visitation to New Orleans reached a ten-year high of 9 million in 2012 (according to the New Orleans Convention and Visitors Bureau). Harrah’s New Orleans has capitalized on this trend, as the property generated over 50% of its gaming revenue in both 2012 and 2013 from visitors to the area compared to local residents. The property also has a distinct competitive advantage as the only land-based casino in the market. Harrah’s New Orleans also benefits from the current positive economic conditions in the area: since 2007, the population in New Orleans has grown approximately 28%, and the city was ranked fastest growing city by Forbes Magazine in June 2013. Additionally, there has been significant capital investment in the city, including the new GE Capital Technology Center, the new University Medical Center and the new VA Medical Center, which is expected to increase employment in New Orleans by providing higher paying jobs. For the year ended December 31, 2013, Harrah’s New Orleans had approximately 24% cash room nights, 57% VIP rated play and 22% non-gaming revenue.

Our Competitive Strengths

We attribute our operating success and the historical strong performance of our properties to the following key strengths that differentiate us from our competition:

Las Vegas concentration and irreplaceable center-Strip location. Our Las Vegas properties are located on the Las Vegas Strip in the heart of the attractive Las Vegas market, and our Las Vegas properties provided approximately 69% of our EBITDAM for 2013. The Las Vegas market is one of most visited casino resort destinations in the world and attracted a near-record level of approximately 40 million people in 2013. Additionally, Las Vegas Strip gaming revenue growth for 2013 outperformed several other U.S. major metro markets. We believe we are well positioned to continue to benefit from our significant exposure to the strong Las Vegas market.

Large, singular casino resort property in the attractive New Orleans market. Located in the center of the city, Harrah’s New Orleans is the only land-based casino in Louisiana, and New Orleans is a popular destination market that has shown increasing visitation trends and improving economic conditions. Visitation to the city grew to approximately 9 million in 2012, the highest in nearly ten years. Harrah’s New Orleans has capitalized on this trend, as the property generated over 50% of its gaming revenue in both 2012 and 2013 from visitors to the area compared to local residents. The property also benefits from the current positive economic conditions in New Orleans: since 2007, the population in New Orleans has grown approximately 28%, and the city is ranked fastest growing city by Forbes Magazine.

Well-known, large entertainment facilities generating significant revenue and free cash flow. We own large-scale casinos that bear some of the most highly recognized brand names in the gaming industry, including Harrah’s, Bally’s and Planet Hollywood. These brands have strong identities and enjoy widespread customer recognition. We believe the locations of our casino properties offer distinct advantages. Our Las Vegas properties are located on the Las Vegas Strip and several sit among a contiguous strip of casinos owned by Caesars Entertainment or its subsidiaries. In addition, Harrah’s New Orleans is located in the center of New Orleans, near the French Quarter and the Convention Center and only a few blocks from the Superdome. We believe our properties’ prime locations, adjoining facilities and accessibility enables them to attract a significant customer base and continue to capture growth in market share. All of our operating casinos have a successful track record of generating strong stable revenue and free cash flow.

Strong non-gaming presence to capitalize on trends in Las Vegas. LVCVA reports have shown that Las Vegas visitors have become more interested in the non-gaming offerings in Las Vegas, with 47% indicating that their primary purpose for visiting in 2012 was vacation or pleasure as opposed to for gambling, up from 39% in 2008. We currently have a strong presence in non-gaming offerings, with approximately 46% of our revenue from our Las Vegas properties in 2013 generated from non-gaming sources. Additionally, the newly renovated Quad and The Cromwell will feature a distinctive mix of lifestyle dining, retail and entertainment offerings to appeal to the region’s growing clientele under the age of 40, which increased from approximately 28% in 2009 to 42% in 2013.

Close proximity to new large developments in Las Vegas, driving increased visitation to our Las Vegas properties. Our Las Vegas properties are located near or adjacent to several new large developments in Las Vegas: The Quad renovation, The Cromwell, the Grand Bazaar and the Linq (which is owned by Caesars Entertainment), all of which we believe will drive increased visitation to our properties due to increased foot traffic and the presence of additional visitors in the vicinity of our properties. We anticipate that the extensive Quad renovation, expected to be complete during the first half of 2015, will drive increased visitation to The Quad, which currently has some of the lowest occupancy and ADR levels relative to other similarly located Las Vegas properties. In addition, our newly redeveloped luxury boutique hotel, The Cromwell, is currently undergoing an estimated $235 million refurbishment at the famous Four Corners of the Las Vegas Strip and is expected to open in 2014. It will feature 188 luxury hotel rooms and a 65,000 square foot indoor/outdoor nightclub/poolclub. Caesars Entertainment has also invested over $533 million to date in the Linq, an open-air dining, entertainment and retail development that features the “High Roller” observation wheel. The Linq began opening in phases in December 2013, and is scheduled to be fully developed in the second quarter of 2014.

Well positioned for continued recovery in Las Vegas. Between 1970 and 2007, Las Vegas overall visitation grew at a 5% compound annual growth rate. Despite declines in 2008 and 2009 due to a broad macroeconomic slowdown, overall visitation continued to increase from 2009 through 2013. By 2013, total visitation to Las Vegas returned to all-time highs of approximately 40 million people. The average Las Vegas hotel ADR per room has also showed signs of improvement, but still remains significantly below its peak in 2007. Las Vegas Strip gaming revenues for the year ended December 31, 2013 were almost 5% higher than in 2012, but still remain approximately $324 million, or 4.8%, below peak levels in 2007. We believe we are well positioned to benefit if the recovery in Las Vegas continues, as our Las Vegas properties provided approximately 69% of our EBITDAM for 2013. See “Summary—Summary Historical and Pro Forma Financial Information and Other Financial Data” for a definition of Adjusted EBITDAM—Pro Forma and a reconciliation to net income.

Access to leading casino brands, a global network of casinos, a leading innovator in the gaming industry and the Total Rewards® loyalty program. Caesars Entertainment is the world’s most diversified casino entertainment provider and the most geographically diverse U.S. casino entertainment company. As of December 31, 2013, Caesars Entertainment owned, operated or managed 52 casinos (including the Properties) that bear many of the most recognized brand names in the gaming industry. Pursuant to the Property Management Agreements, we have access to and utilize Caesars Entertainment’s scale and market leading position, in combination with its proprietary marketing technology and customer loyalty programs, to foster revenue growth and encourage repeat business. The close proximity of our properties in Las Vegas to other casino properties owned and operated by Caesars Entertainment and its subsidiaries allows us to leverage the Caesars brands to attract customers to our casinos and resorts. Caesars Entertainment, led by an experienced management team that includes Gary Loveman, also has a proven record of innovation, including revolutionizing our industry’s approach to marketing with the introduction of the Total Rewards® loyalty program in 1997, which is currently accepted at 38 casinos in North America.

We also have access to the Total Rewards® loyalty program, which is considered to be one of the leading loyalty rewards programs in the casino entertainment industry. For example, for the year ended December 31, 2013, Caesars Entertainment had an estimated 19% and 27% fair share premium in its destination and regional markets, respectively versus competitors. The Total Rewards® loyalty program rewards customers for their brand loyalty and incentivizes them to seek out Caesars Entertainment’s brands and is connected to the Total Rewards Marketplace, comprised of 38 casinos, 450 online retailers and over 2,000 stores as of December 31, 2013. Total Rewards® has also been successful in improving win per position. To support the Total Rewards® loyalty program, Caesars Entertainment created the Winner’s Information Network, or WINet, the industry’s first sophisticated nationwide customer database. In combination, these systems supported the first technology-based customer relationship management strategy implemented in the gaming industry and have enabled Caesars Entertainment’s management teams to enhance overall operating results at our properties. We also benefit from the Total Rewards® loyalty program through its marketing and technological capabilities in combination with Caesars Entertainment’s nationwide casino network. We believe that the Total Rewards® loyalty program, along with other marketing tools, provides us with a significant competitive advantage that enables us to efficiently market our products to a large and recurring customer base.

Access to a well-capitalized parent with access to liquidity. Our parent company, Growth Partners, had approximately $387 million of cash on hand as of December 31, 2013, on a pro forma basis after giving effect to the Transactions, and its parent, CAC, as of April 8, 2014, had a market capitalization of approximately $1.8 billion, implying an equity value of Growth Partners of approximately $4.3 billion. We believe that Growth Partners’ capital structure will provide it with greater access to the equity and debt markets for additional liquidity, which could allow it to capitalize on new growth opportunities and quickly invest in new casino projects in new and expanding markets. In addition, Growth Partners currently owns a portfolio of debt investments, which could provide an additional source of future liquidity.

Our Business Strategy

Continue to invest in new non-gaming offerings in Las Vegas to drive visitation and profitability. Trends in Las Vegas have shown that non-gaming offerings are becoming increasingly important to visitors and that Las Vegas is attracting a younger demographic. We expect this trend to continue and have been investing in new food and beverage offerings as well as other non-gaming amenities to drive increased visitation and profitability. New restaurants being developed at the Properties include Giada de Laurentiis’ first restaurant at The Cromwell and BLT Steak at Bally’s Las Vegas. New entertainment offerings will include The Cromwell’s 65,000 square foot nightclub/poolclub located on the roof of the property and managed by Victor Drai, which we expect will open in the second quarter of 2014. We derived approximately 55.3% of our gross revenues from gaming sources and approximately 44.7% from non-gaming sources, such as sales of lodging, food, beverages and entertainment, for the year ended December 31, 2013.

Revitalize the east side of the Las Vegas Strip. We are focused on strategically investing in our casino properties located on the east side of the Las Vegas Strip. These projects include our renovations to The Quad in conjunction with the Linq development and our renovations to redevelop Bill’s as The Cromwell. These investments are focused on improving both gaming and non-gaming offerings, including upgrading our hotel rooms, casinos, public areas and general amenities. We plan to invest approximately $223 million to renovate The Quad in conjunction with the investment by Caesars Entertainment in the Linq, a new open-air dining, entertainment and retail development that will be located adjacent to The Quad. We expect that renovations of The Quad, which are scheduled to be completed during the first half of 2015, will enhance the resort and casino’s current offerings and capitalize on increased visitation at the Linq and the High Roller. Caesars Entertainment has also invested approximately $235 million to renovate Bill’s and transform it into The Cromwell, a luxury boutique hotel with new entertainment and dining options.

Capitalize on our prime location in New Orleans, a popular destination market. Harrah’s New Orleans is located in the heart of New Orleans, a popular tourist destination that hosts large-scale conventions and annual festivals. Our property is only blocks from large, popular tourist and entertainment venues, including the French Quarter, the Mississippi Riverfront, the Superdome and the New Orleans Convention Center. This ideal location allows us to capitalize on the increasing visitation to New Orleans, which reached a ten year high of approximately 9 million in 2012. We also plan to capitalize on the many large city-wide festivals and sporting events in New Orleans to drive additional customers to Harrah’s New Orleans. Festivals in New Orleans include the Jazz & Heritage Festival, the Voodoo Festival, The French Quarter Festival, The New Orleans Film Festival and Mardi Gras. Large sporting events have historically included the NCAA Final Four Championship, the Super Bowl and the Sugar Bowl.

Maximize our core business profitability in Las Vegas. While Las Vegas has shown signs of recovery, ADR at December 31, 2013 was 16.2%, or $21.37, below the peak in 2007 at Las Vegas Strip properties. This is in part due to an overall general decline in the gaming market and in part due to increased capacity from new casinos. The gaming business has inherently low variable costs such that positive change in revenues should drive relatively large improvements in EBITDA. An increase in ADR would drive nearly a dollar for dollar improvement in EBITDA. For example, based on two million cash room nights in our Las Vegas Strip properties in 2013, we estimate that a $20 increase in ADR on an annual basis would equate to an average improvement to annual EBITDA at our Las Vegas Strip properties of approximately $40 million. Additionally, resort fees were introduced in March 2013 at Planet Hollywood, Bally’s Las Vegas and The Quad, and are already driving incremental EBITDA. Resort fees range from $18 to $20 per night and provide hotel customers with access to select property amenities, including fitness centers and internet access. Since the inception of the program, we believe that we have generated approximately $7.4 million in incremental EBITDA with little impact to occupancy at our Las Vegas Properties. We believe this favorable impact will increase as the program ramps to full effect and more hotel guests fall into the guidelines of the program.

Leverage Caesars Entertainment’s unique scale and proprietary loyalty programs to drive outperformance versus our competitors. We plan to continue to aggressively leverage Caesars Entertainment’s distribution platform and superior marketing and technological capabilities to generate same store gaming revenue growth and cross-market play. Our access to the industry-leading Total Rewards® loyalty program, which included over 45 million members as of December 31, 2013, improves the ability of our businesses to cross-market and cross-promote with Caesars Entertainment’s database and many of its casinos. Through this system, Caesars Entertainment promotes cross-market play and targets our efforts and marketing expenditures on areas and customer segments that generate the highest return. This relationship allows us to utilize Caesars Entertainment’s sophisticated customer database and technology systems to efficiently and effectively manage our existing customer relationships. As part of the Total Rewards®, we offer a unique value proposition to loyal players whereby they get the best service and product in their local market, and as a reward for their loyalty, they receive especially attentive and customized services when they visit our properties in Las Vegas and Louisiana. This distribution strategy is unique to Caesars Entertainment and an important source of our competitive advantage. Caesars Entertainment’s extensive historical knowledge and refined decision modeling procedures enable us to distribute best practices to ensure our marketing expenditures are being used to their utmost efficiency. Given Caesars Entertainment’s historical investments in information technology and broad geographic footprint, we believe we have a competitive advantage in stimulating customer demand.

Pursue opportunistic investment in high-return projects. We plan to pursue opportunistic investments to improve our portfolio of Properties. Utilizing our strategic and market expertise and our relationship with Caesars Entertainment, we will identify key projects that generate a high return and improve our offerings and competitive position as compared to our peers. A recent example of this includes our recently completed $90 million renovation of The Quad, as well as our plan to invest an additional $223 million in further renovations of The Quad. In addition, in December 2013, we completed the renovation to the Bally’s Las Vegas south hotel tower, known as the Jubilee Tower, which has increased the ADR per room at Bally’s Las Vegas by approximately $40. We also recently completed the renovation of the PH Live theater into The AXIS, a 7,000-seat theater at Planet Hollywood that is home to Britney Spears’ new show through 2015.

Continued focus on differentiated customer service as a competitive advantage. Caesars Entertainment concentrates intensely on measuring and continuously improving customer service. Customer service surveys are collected weekly from guests, allowing us to pinpoint customer feedback on over 35 attributes/functional areas. Each customer service department is required to develop and implement plans to improve its individual service scores. Management bonuses, as well as individual performance evaluations, are partially dependent on achieving measured improvement on year over year customer service scores.

Leverage Caesars Entertainment’s scale to optimize our cost structure. Caesars Entertainment’s global scale provides us with significant purchasing power and provides a larger fixed cost base with which to optimize our cost structure. Caesars Entertainment’s approximate $2.1 billion of annual enterprise-wide supplier spend provides us with unsurpassed scale and the associated negotiating power with our suppliers, allowing us to achieve optimal terms and providing us with significant cost savings. The use of Caesars Entertainment’s corporate services enables us to eliminate unnecessary expenses and improve efficiencies. Caesars Entertainment provides us with functional expertise in areas such as labor efficiency, food and beverage procurement and retailing to ensure that best practices are utilized throughout our business. We also benefit from shared work groups in the areas of procurement, internal audit, planning and analysis, advertising and collections. Local competitors without Caesars Entertainment’s scale would require property-specific teams for these types of necessary functions. We also benefit from Caesars Entertainment’s national marketing initiatives for certain of our brand names. We believe that without the benefit of our affiliation with Caesars Entertainment’s brands, our marketing and branding costs would be substantially higher.

Material Agreements

See “Certain Relationships and Related Party Transactions” for a description of our material agreements with related parties.

Grand Bazaar

On December 23, 2011, Parball Corporation (“Parball”), a wholly owned subsidiary of CEOC that owns Bally’s Las Vegas, and JGB Vegas Retail Lessee, LLC (“JGB Lessee”) entered into a ground lease whereby Parball leased land directly adjacent to Bally’s Las Vegas to JGB Lessee for JGB Lessee to construct and develop the Grand Bazaar. GB Investor, LLC, a wholly owned subsidiary of Caesars Entertainment, has an approximate 10% ownership interest in JGB Lessee. The initial term of the lease is for ten years, with two options to renew for additional terms of five years. The lease specifies that the premises JGB Lessee may construct and develop on the land may be used solely for (i) a selective, first-class open-air retail shopping complex, consistent with The Miracle Mile at Planet Hollywood, (ii) a food and beverage center and (iii) occasional entertainment and live music events (excluding gaming activity). In exchange for the lease of the land, JGB Lessee has agreed to pay Parball an annual rent of $3.0 million for the first year, $4.0 million for the second year and $5.0 million for years three to five (which is subject to increases based on the CPI beginning in year six). Rental payments shall begin the earlier of the opening date of the Grand Bazaar (which we expect will occur in late 2014) or February 28, 2015. The lease contains customary indemnities, limitations on transfer and defaults. Simultaneously with the execution of the lease, Parball and JGB Lessee also entered into a purchase option agreement, pursuant to which JGB Lessee granted to Parball an option to purchase up to 50% of the equity securities in JGB Lessee.

Planet Hollywood Licensing Agreement

PHW Las Vegas, LLC is party to a licensing agreement with Planet Hollywood Resorts International, LLC and Planet Hollywood Memorabilia, Inc. (together, the “PH Licensors”), which are affiliates of Robert Earl, the original founder of the Planet Hollywood brand. The licensing agreement grants to PHW Las Vegas, LLC rights to use certain trademarks, domain names and intellectual property and to display and exhibit certain memorabilia owned by the PH Licensors. The initial term of the agreement is 35 years and the parties may by mutual agreement extend the term for two successive terms of ten years each. On October 21, 2013, in connection with the formation of Growth Partners, the license agreement was assigned to PHWLV, LLC, a wholly owned subsidiary of PHW Las Vegas, LLC.

Harrah’s New Orleans Operating Contract

Harrah’s New Orleans is licensed and regulated, in part, by means of an Amended and Renegotiated Casino Contract (the “Operating Contract”) entered into by Harrah’s Jazz Company and Jazz Casino Company L.L.C., on the one hand, and the State of Louisiana on the other hand. The Operating Contract was entered into on October 3, 1998 and expires on July 15, 2024. There is no provision to extend the term beyond that date. The Operating Contract has been amended five times since its inception. The Operating Contract governs the construction, furnishing, equipping and operating of Harrah’s New Orleans and also governs the exclusivity of land-based gaming operations in Orleans Parish.

Harrah’s New Orleans Lease

The site for Harrah’s New Orleans Casino is leased under an Amended and Restated Lease Agreement (the “HNO Lease”) among Rivergate Development Corporation as landlord (“Landlord”), Jazz Casino Company, L.L.C. as tenant (“Tenant”), and the City of New Orleans as prime landlord and intervenor. The HNO Lease became effective as of October 29, 1998. The initial term of the HNO Lease is for thirty (30) years, and the Tenant has the option to extend the HNO Lease for three consecutive ten-year renewal terms. The HNO Lease has been amended four times since its inception. The HNO Lease, among other things, (i) restricts the use of the leased premises, (ii) governs the construction, maintenance, and alteration of the leased premises, (iii) requires a certain level and type of local employment, and (iv) places certain limitations on the operations of Harrah’s New Orleans. The HNO Lease also requires, in addition to rent, various direct and contingent payments to both the Landlord and third parties in certain situations, and includes restrictions on transfers of the ownership of Tenant and the assets of Harrah’s New Orleans.

Competition

The Las Vegas and Louisiana hotel/casino industries are highly competitive. Hotels on the Las Vegas Strip compete with other hotels on and off the Las Vegas Strip, including hotels in downtown Las Vegas, and hotels in Louisiana compete with other hotels in Louisiana and on the Gulf Coast. In addition, one large project in Las Vegas is currently suspended and when opened may target the same customers targeted by our Las Vegas properties. Our Las Vegas Strip hotels and casinos also compete, in part, with each other. Our Nevada properties also compete with casinos located on Native American tribal lands. The proliferation of gaming in California and other areas located in the same region as our Nevada properties could have an adverse effect on our Nevada properties’ financial condition and results of operations.

The Properties also compete with other hotel/casino facilities in Nevada and Louisiana, hotel/casino and other resort facilities elsewhere in the country and other forms of gaming on both a local and national level, including state lotteries, on-and off-track wagering and card parlors. In addition, certain states recently have legalized, and others may legalize, casino gaming in specific areas. The continued proliferation of gaming venues could have a significant and adverse effect on our business. In particular, the legalization of casino gaming in or near the major metropolitan areas from which we traditionally attracts customers could have a material adverse effect on our business.

In addition to competition with other hotel/casino and other resort facilities, we compete with non-gaming destination travel locations outside of the markets in which we operate. Our non-gaming offerings also compete with other retail facilities, amusement attractions and food and beverage offerings in Las Vegas and Louisiana.

The expansion of legalized gaming into new jurisdictions throughout the United States will also increase competition.

Seasonality

We believe that business at the Properties is subject to seasonality based on the weather in Las Vegas and the travel habits of visitors. For instance, the volume of business generated by our Las Vegas properties is generally lower during the summer. Business in the Properties can also fluctuate from time to time due to specific events, such as Chinese New Year, the World Series of Poker tournament (with respect to our Las Vegas Properties), city-wide conventions, Mardi Gras (with respect to Harrah’s New Orleans), a sporting event (including, with respect to Harrah’s New Orleans, a Super Bowl or a NCAA Final Four Championship) or a concert, or visits by our premium players. Seasonality may cause the our working capital cash flow requirements to vary from quarter to quarter depending on the variability in the volume and timing of sales. These factors, among other things, make forecasting more difficult and may adversely affect our ability to manage working capital and to predict financial results accurately.

Employees

Upon the consummation of the Transactions, the employees that work at the Properties, which prior to the consummation of the Transactions are employed by CEOC, will become employees of the respective property where they work.

As of December 31, 2013, Planet Hollywood had 1,713 full-time employees, Bally’s Las Vegas had 1,546 full-time employees, The Quad had 756 full-time employees, The Cromwell had two full-time employees and Harrah’s New Orleans had 1,595 full-time employees. For Harrah’s New Orleans, the employee number does not include certain employees, such as part-time or on-call employees, that are included in the minimum number of people that we must employ at Harrah’s New Orleans pursuant to state and local laws and regulations. All employees were located in the United States.

Properties

We will use space in the corporate offices of Caesars Entertainment for our corporate headquarters pursuant to a management services agreement with CEOC. See “Certain Relationships and Related Party Transactions—Management Services Agreement.” For greater detail on the Properties, see “—Our Business and Properties.”

We believe the space available for our business is adequate for our current needs. We will add new facilities and expand our existing facilities as we add employees or expand our markets, and we believe that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. See “Summary—Recent Developments—Letter From CEOC Second Lien Noteholders” and “—Letter From Holders of CEOC First Lien Debt.”

In the opinion of management, the matters above and other litigation we currently face will not have a material effect on our financial position or results of operations.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

CAC’s board of directors has a written related party transaction policy and procedures which gives its audit committee the power to approve or disapprove potential related party transactions of our directors and executive officers, their immediate family members and entities where they hold a 5% or greater beneficial ownership interest. CAC’s audit committee is charged with reviewing all relevant facts and circumstances of a related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the person’s interest in the transaction.

The policy has pre-approved the following related party transactions:

•	compensation to an executive officer or director that is reported in CAC’s public filings and has been approved by CAC’s human resources committee or its board of directors;

•	transactions where the interest arises only from (a) the person’s position as a director on the related party’s board; (b) direct or indirect ownership of less than 5% of the related party or (c) the person’s position as a partner with the related party with less than 5% interest and not the general partner of the partnership; and

•	transactions involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

“Related party transaction” is defined as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which CAC or its subsidiaries, including us, were, are or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect interest.

The following discussion reflects our relationships and related party transactions, including those entered into in connection with the Transactions.

CGP Management Services Agreement

On October 21, 2013, CAC and Growth Partners entered into a management services agreement with CEOC, pursuant to which CEOC and its subsidiaries provide certain services to CAC, Growth Partners and their subsidiaries, including us (the “CGP Management Services Agreement”), allowing CAC, Growth Partners and their subsidiaries, which include the Company, to leverage Caesars Entertainment’s infrastructure. At the request of CAC, CEOC may also provide certain business advisory services, including identifying and analyzing opportunistic investments and developing and implementing corporate and business strategies. While CEOC will provide recommendations in its role as service provider, its primary role under the CGP Management Services Agreement is to provide administrative and operational services as requested by CAC’s Board and executive officers. CAC holds all of the voting and decision-making power to authorize and implement strategies and operational direction at Growth Partners.

The agreement, among other things:

•

contemplates that CEOC and its subsidiaries shall provide certain corporate services and back-office support, which shall include, but not be limited to: (1) maintaining books and records in accordance with GAAP; (2) preparing financial statements in accordance with GAAP; (3) preparing operating and capital budgets (including budgets in support of the services fees required to be paid) which shall be approved by CAC; (4) establishing bank accounts, if necessary, and providing treasury and cash management functions; (5) arranging for letters of credit, as needed; (6) paying certain outstanding accounts payable, payroll and other expenses on a fully reimbursable basis; (7) preparing and filing all regulatory filings, including SEC filings and those required by any gaming control board or regulatory authority governing gaming; (8) providing access to certain trademarks for use in entity names; (9) providing access to certain proprietary business plans, projections and marketing, advertising and promotion plans, strategies, and systems; (10) providing access to lobbying services; and (11) providing certain centralized services including information technology services, information systems, website management, vendor relationship management, real estate, strategic sourcing, design and construction, regulatory compliance functions, finance and accounting, consolidated finance operations, risk management, internal audit, tax, record keeping and subsidiary management, treasury functions, regulatory compliance, human resources, compensation, benefits, marketing and public relations, legal, payroll, accounts payable, security and surveillance, government relations, communications and data access;

•	contemplates that CEOC and its subsidiaries shall provide certain advisory and business management services, which shall include, but not be limited to, assistance in: (1) developing and implementing corporate and business strategy and planning; (2) identifying, analyzing, preparing for, negotiating, structuring and executing acquisitions, joint ventures, development activities, divestitures, investments and/or other opportunistic uses of capital; (3) legal and accounting consultancy services; (4) design and construction consultancy services; and (5) analyzing and executing financing activities;

•	allows the parties to modify the terms and conditions of the performance of any of the services and to request additional services from time to time; and

•	provides for payment of a service fee by CAC and/or Growth Partners in exchange for the provision of services.

Property Management Agreements for Purchased Properties

The Property Management Agreements will be entered into at Closing by and between each of the four property management entities (each a “Property Manager” and collectively, the “Property Managers”), each of which (other than HNOMC, which is the existing manager of Harrah’s New Orleans) will be formed as a wholly owned subsidiary of CEOC, and each of the respective owners of the Properties (the “Property Owners”). The ongoing management fees payable to each of the Property Managers consists of a (i) base management fee of 2% of net operating revenues with respect to each month of each year during the term of such agreement and (ii) an incentive management fee in an amount equal to 5% of EBITDA for each operating year. CEOC will guarantee the obligations of the Property Managers under each of the Property Management Agreements. Following the Closing and the implementation of Services, LLC, subject to the review and approval of the CAC Special Committee and the CEC Special Committee and the receipt of all required regulatory approvals, the Property Management Agreements are expected to be assigned to Services, LLC at Growth Partners’ request, and Services, LLC will thereafter perform the obligations of the Property Managers, as more fully described below (in which case CEOC’s guarantee of the obligations under the assigned Property Management Agreements will be released). As part of the Transactions, 50% of the ongoing management fees payable under the Property Management Agreements will be paid to Growth Partners (the payment of which shall be subordinated to all payments of principal and interest under the Senior Secured Credit Facilities and on the Notes). Pursuant to the terms of the indenture governing the Notes, Growth Partners will be required to contribute any management fees it receives to the Company.

Planet Hollywood Management Agreement

PHW Manager, LLC (“PHW Manager”), a wholly owned subsidiary of CEOC, manages the operations of Planet Hollywood, and will continue to manage its operations after the Closing. Following the Closing, we will pay the fees to PHW Manager pursuant to the agreement. Fees paid to PHW Manager for its management services include a base management fee calculated at 3.0% of adjusted gross operating revenue plus net casino wins, and an incentive fee calculated at 4.5% of EBITDA less the base management fee. For the years ended December 31, 2013 and 2012, the fees were $17.8 million and $16.1 million, respectively.

Services Joint Venture

Pursuant to the terms of the Transaction Agreement, the parties have agreed to use reasonable best efforts to establish a new services joint venture, Caesars Enterprise Services, LLC (“Services, LLC”) among CEOC, Caesars Entertainment Resort Properties LLC (“CERP”) and the Company. The purpose of Services, LLC includes the common management of the enterprise-wide intellectual property (including for the Total Rewards system), which will be licensed by Services, LLC to, among other parties, each of the Property Owners, and certain shared services operations across the portfolio of CEOC, CERP, Growth Partners and our properties. The implementation of Services, LLC, including all the terms and conditions set forth herein, is subject to the review and approval of the CAC Special Committee and the CEC Special Committee as well as the receipt of all required regulatory approvals. We intend to file for all required regulatory approvals as soon as practicable. There can be no assurance, however, that Services, LLC will be implemented. See “Risk Factors—Risks Related to Services, LLC.”

Set forth below is the anticipated organizational structure of Services, LLC.

As described above, following the Closing, at Growth Partners’ request and subject to the review and approval of the CAC Special Committee and the CEC Special Committee as well as the receipt of any required regulatory approvals, the Property Management Agreements will be assigned to Services, LLC, which will thereafter perform the obligations of the Property Managers (in which case CEOC’s guarantee of the obligations under the assigned Property Management Agreements will be released).

We will be expected to fund an initial contribution to form Services, LLC, which we expect will be contributed to us by our parent, Growth Partners. We, CEOC and CERP are also each required to contribute as necessary to fund Services, LLC’s operating costs and capital requirements. We estimate that our initial annual capital expenditure funding requirement will be between $10 million and $15 million, which is based on the expected range of our ownership interest in Services, LLC and its anticipated initial annual capital expenditure requirement. We expect that the members of Services, LLC will be required to fund its capital expenditures on an annual basis. The amount we will be required to fund initially is subject to the review and approval of the CAC Special Committee and CEC Special Committee and in future years the amount, which may be greater, will be subject to the review and approval of the Services, LLC steering committee. We, CEOC and CERP also equally control Services, LLC through its steering committee, which will be comprised of one representative from each of us, CEOC and CERP. See “Risk Factors—Risks Related to Services, LLC—We do not control Services, LLC, and the interests of our co-investors may not align with our interests.”

Upon the implementation of Services, LLC, CEOC, CERP, the Company, Services, LLC, Caesars License Company, LLC (“CLC”) and Caesars World, Inc. (“CWI”) and certain of their subsidiaries will also enter into an Omnibus License and Enterprise Services Agreement (the “Cross-License Agreement”). Pursuant to the Cross-License Agreement, among other things, (i) CEOC, CLC, CWI and the owners of the CEOC properties will grant a non-exclusive, irrevocable, perpetual, royalty-free license in and to all intellectual property that is owned or used by CEOC, CLC and CWI to Services, LLC, which shall include any and all current or after-acquired system-wide intellectual property (except Property Specific IP (as defined below), which includes all of the intellectual property comprising Total Rewards®, system-wide trademarks (i.e., “Buffet of Buffets”) and other system-wide materials (i.e., materials relating to responsible gaming) (the “Enterprise Assets”), (ii) the owners of the Properties, Horseshoe Baltimore and the CERP properties will grant to Services, LLC a non-exclusive, royalty-free license in and to all intellectual property (x) that is specific to any of the Properties, Horseshoe Baltimore and any other property that is controlled by the Company, CERP or one or more of their respective subsidiaries and (y) that is owned by the Company, CERP or one or more of their respective subsidiaries, for so long as the management agreement for the applicable property is in effect (the “Property Specific IP”), (iii) Services, LLC will grant to the owners of the Purchased Properties, Horseshoe Baltimore the CERP properties, the CEOC properties, the managers of the Purchased Properties, the managers of the CERP properties and the managers of the CEOC properties a non-exclusive, royalty-free license in and to any and all Enterprise Assets currently licensed to such entities, for so long as the applicable Property Management Agreement is in effect, (iv) Services, LLC will grant to the owners of the Purchased Properties a non-exclusive, irrevocable, perpetual, royalty-free license in and to all intellectual property used primarily at the Purchased Properties, including following the expiration or termination of any Property Management Agreement, (v) Services, LLC will grant to the owners of the Purchased Properties an exclusive (subject to geographic limitations), irrevocable, perpetual, royalty-free license in and to the “Harrah’s” and “Bally’s” brands, including following the expiration or termination of any Property Management Agreement, (vi) Services, LLC will grant to CEOC, CLC and CWI a non-exclusive, royalty-free license in and to any and all Property Specific IP and any intellectual property specific to any CEOC property for use in connection with any uses not tied to the Purchased Properties, Horseshoe Baltimore, the CERP properties or the CEOC properties for so long as a property management agreement for the applicable property is in effect, (vii) Services, LLC will grant to CEOC, CLC and CWI a non-exclusive, irrevocable, perpetual, royalty-free license in and to any intellectual property (a) created, developed or acquired by Services, LLC, (b) that is not derivative of any intellectual property licensed to Services, LLC and (c) that is not specific to any property (with respect to a property owned by CEOC, CGP or CERP) (the “Services, LLC IP”), and (viii) Services, LLC will grant to the owners of the Properties, the CERP properties, the CEOC properties, Horseshoe Baltimore, the managers of the Properties, the managers of the CERP properties and the managers of the CEOC properties a non-exclusive, royalty-free license in and to any and all Services, LLC IP for so long as a property management agreement for the applicable property is in effect. In addition, CEOC, CERP, Growth Partners, Caesars Entertainment and the Company will continue to have access to corporate and other shared services provided by Services, LLC.

Quad Strip-Front Lease

On April 25, 2011, Caesars Linq, LLC, a wholly owned subsidiary of Caesars Entertainment, entered into a long-term operating lease with 3535 LV Corp. (“3535 LV”), a wholly owned subsidiary of CEOC, pursuant to which 3535 LV has the right to operate the Las Vegas Strip parcels on which The Quad is located until 2026. 3535 LV pays Caesars Linq, LLC a fixed annual payment of $15.0 million pursuant to the terms of the lease, which is paid monthly. 3535 LV operates The Quad pursuant to its own licenses (including gaming licenses).

World Series of Poker Circuit Event Agreements

Caesars Interactive entered into a Circuit Event Agreement with Caesars Entertainment pursuant to which Caesars Entertainment’s affiliates and non-affiliates may operate a certain number of World Series of Poker circuit events each year. The agreement is in effect until September 1, 2016, unless earlier terminated or extended upon the mutual agreement of the parties, and provides for the circuit event locations to be licensed by Caesars Interactive. Pursuant to the Circuit Event Agreement, Harrah’s New Orleans and Planet Hollywood are scheduled to host World Series of Poker circuit events in 2014, and Harrah’s New Orleans is scheduled to host events in 2015.